    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 7, 1997



                                                      REGISTRATION NO. 333-18789

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                               AMENDMENT NO. 1 TO
                                    FORM S-4


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                           SPINNAKER INDUSTRIES, INC.

             (Exact name of registrant as specified in its charter)

           Delaware                           2670                          06-0544125
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)        Identification Number)

                           --------------------------

                     SEE TABLE OF ADDITIONAL CO-REGISTRANTS
                           --------------------------

                        600 N. Pearl Street, Suite 2160
                              Dallas, Texas 75201
                                  214-855-0322

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Ned N. Fleming, III
                                   President
                           Spinnaker Industries, Inc.
                        600 N. Pearl Street, Suite 2160
                              Dallas, Texas 75201
                                  214-855-0322

(Name, address including zip code, and telephone number, including area code, of agent for service)

                           --------------------------

                                   COPIES TO:

       Timothy R. Vaughan, Esq.                      Eric Berg, Esq.
       Crouch & Hallett, L.L.P.                        White & Case
    717 N. Harwood St., Suite 1400             1155 Avenue of the Americas
         Dallas, Texas 75201                  New York, New York 10036-2787
             214-953-0053                              212-819-8200

                           --------------------------

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.


    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /


                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                       TABLE OF ADDITIONAL CO-REGISTRANTS

        EXACT NAME OF REGISTRANT                STATE OR OTHER JURISDICTION
      AS SPECIFIED IN ITS CHARTER             OF INCORPORATION OR ORGANIZATION       I.R.S. EMPLOYER IDENTIFICATION NUMBER
Central Products Company                                  Delaware                                 39-1831503
Brown-Bridge Industries, Inc.                             Delaware                                 31-1481386
Entoleter, Inc.                                           Delaware                                 06-1114607

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           SPINNAKER INDUSTRIES, INC.
          CROSS-REFERENCE SHEET FOR REGISTRATION STATEMENT ON FORM S-4

ITEM OF FORM S-4                                                                     PROSPECTUS CAPTION OR LOCATION
--------------------------------------------------------------------------------  -------------------------------------
       A.  INFORMATION ABOUT THE TRANSACTION
       1.  Forepart of Registration Statement and Outside Front Cover Page of
             Prospectus.........................................................  Facing Page; Cross Reference Sheet;
                                                                                    Outside Front Cover Page of
                                                                                    Prospectus

       2.  Inside Front and Outside Back Cover Pages of Prospectus..............  Inside Front Cover Page of
                                                                                    Prospectus; Additional Information;
                                                                                    Outside Back Cover Page of
                                                                                    Prospectus

       3.  Risk Factors, Ratio of Earnings to Fixed Charges and Other
             Information........................................................  Prospectus Summary; Risk Factors; The
                                                                                    Company; Selected Historical
                                                                                    Financial Data

       4.  Terms of the Transaction.............................................  Prospectus Summary; The Exchange
                                                                                    Offer; Certain United States
                                                                                    Federal Income Tax Consequences;
                                                                                    Description of the Notes

       5.  Pro Forma Financial Information......................................  Prospectus Summary; Unaudited Pro
                                                                                    Forma Financial Data

       6.  Material Contacts with the Company Being Acquired....................  Not Applicable

       7.  Additional Information Required for Reoffering by Persons and Parties
             Deemed to be Underwriters..........................................  Not Applicable

       8.  Interests of Named Experts and Counsel...............................  Legal Matters

       9.  Disclosure of Commission Position on Indemnification for Securities
             Act Liabilities....................................................  Not Applicable

       B.  INFORMATION ABOUT THE REGISTRANT

      10.  Information with Respect to S-3 Registrants..........................  Not Applicable

      11.  Incorporation of Certain Information by Reference....................  Not Applicable

      12.  Information with Respect to S-2 or S-3 Registrants...................  Not Applicable

      13.  Incorporation of Certain Information by Reference....................  Not Applicable

ITEM OF FORM S-4                                                                     PROSPECTUS CAPTION OR LOCATION
--------------------------------------------------------------------------------  -------------------------------------
      14.  Information with Respect to Registrants Other than S-3 or S-2
             Registrants........................................................  Prospectus Summary; The Company; Risk
                                                                                    Factors; Capitalization; Selected
                                                                                    Historical Financial Data;
                                                                                    Unaudited Pro Forma Financial Data;
                                                                                    Management's Discussion and
                                                                                    Analysis of Financial Condition and
                                                                                    Results of Operations; Industry;
                                                                                    Business; Management; Security
                                                                                    Ownership of Management; Principal
                                                                                    Stockholders; Description of the
                                                                                    New Credit Facility; Description of
                                                                                    the Notes

       C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

      15.  Information with Respect to S-3 Companies............................  Not Applicable

      16.  Information with Respect to S-2 or S-3 Companies.....................  Not Applicable

      17.  Information with Respect to Companies Other than S-3 or S-2
             Companies..........................................................  Not Applicable

       D.  VOTING AND MANAGEMENT INFORMATION

      18.  Information if Proxies, Consents or Authorizations are to be
             Solicited..........................................................  Not Applicable

      19.  Information if Proxies, Consents or Authorizations are not to be
             Solicited or in an Exchange Offer..................................  Management; Certain Transactions

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY AN OFFER TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS


                           SPINNAKER INDUSTRIES, INC.
              OFFER TO EXCHANGE $1,000 IN PRINCIPAL AMOUNT OF ITS

       [LOGO]
             10 3/4% SENIOR SECURED NOTES DUE 2006, SERIES B, WHICH
               HAVE BEEN REGISTERED UNDER THE SECURITIES ACT FOR EACH $1,000 IN PRINCIPAL AMOUNT OF ITS OUTSTANDING
                10 3/4% SENIOR SECURED NOTES DUE 2006, SERIES A


                            ------------------------


    Spinnaker Industries, Inc., a Delaware corporation ("Spinnaker" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal," and together with the Prospectus, the "Exchange Offer"), to exchange up to an aggregate principal amount of $115,000,000 of its 10 3/4% Senior Secured Notes due 2006 Series B, (the "New Notes") for up to an aggregate principal amount of $115,000,000 of its outstanding 10 3/4% Senior Secured Notes due 2006 Series A (the "Old Notes"). The terms of the New Notes are identical in all material respects to those of the Old Notes, except for certain transfer restrictions, registration rights and penalty provisions relating to the Old Notes. The New Notes will be issued pursuant to, and entitled to the benefit of, the Indenture (as defined) governing the Old Notes. The New Notes and the Old Notes are sometimes referred to collectively as the "Notes." Interest on the New Notes will accrue from their date of original issuance and will be payable semiannually in arrears on April 15 and October 15 of each year, commencing April 15, 1997, at the rate of 10 3/4% per annum. The New Notes are redeemable, in whole or in part, at the option of the Company on or after October 15, 2001, at the redemption prices set forth herein plus accrued and unpaid interest to the date of redemption. In addition, at any time or from time to time on or prior to October 15, 1999, the Company, at its option, may redeem up to 33 1/3% of the aggregate principal amount of the Notes originally issued with the net cash proceeds of one or more Public Equity Offerings (as defined), at a redemption price equal to 110.75% of the principal amount thereof plus accrued and unpaid interest to the date of redemption; PROVIDED, that at least 66 2/3% of the aggregate principal amount of the Notes originally issued remains outstanding after any such redemption. Upon a Change of Control (as defined), each holder of the Notes will have the right to require the Company to repurchase all or any part of such holder's Notes at a repurchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. In addition, under certain circumstances the Company will be obligated to make an offer to repurchase the Notes at 100% of the principal amount, plus accrued and unpaid interest to the date of repurchase, with the net cash proceeds of certain sales or other dispositions of assets. See "Description of the Notes."



    The New Notes will be senior obligations of the Company secured by a first priority pledge of the capital stock of each of the Company's existing subsidiaries and any future direct and indirect Restricted Subsidiaries (as defined), which become guarantors in accordance with the terms of the Indenture (such existing subsidiaries, and any such additional guarantors, the "Guarantors") and will rank PARI PASSU in right of payment with all other existing and future senior indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. The New Notes will be unconditionally guaranteed (the "Guarantees"), jointly and severally, by each of the Guarantors. The Guarantees will be senior unsecured obligations of the Guarantors and will rank PARI PASSU in right of payment with all other existing and future senior indebtedness of the respective Guarantors and senior in right of payment to all existing and future subordinated indebtedness of the respective Guarantors and may be released upon the occurrence of certain events. The New Notes will rank PARI PASSU in right of payment with all obligations under the New Credit Facility (as defined), except that the obligations under the New Credit Facility, but not


                                                   (CONTINUED ON FOLLOWING PAGE)

                            ------------------------

    SEE "RISK FACTORS," BEGINNING ON PAGE 14, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE NEW NOTES.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION
      NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                  PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS     A
                               CRIMINAL OFFENSE.

                            ------------------------


               THE DATE OF THIS PROSPECTUS IS FEBRUARY 10, 1997.

(CONTINUED FROM PREVIOUSE PAGE)

the New Notes or the Guarantees, will be secured by a first priority lien on all of the Company's and the Guarantors' accounts receivable, inventory and general intangibles (and certain related assets) and all proceeds thereof. The New Notes and the Guarantees will be effectively subordinated to the obligations under the New Credit Facility and to any other secured debt of the Company and the Guarantors, to the extent of the assets serving as security therefor. On a pro forma basis as of September 30, 1996, after giving effect to the consummation of the Recapitalization Plan (as defined), the Company had approximately $116.1 million of senior indebtedness, including $1.1 million in indebtedness to which the New Notes would have been effectively subordinated.

    The Old Notes were originally issued and sold on October 23, 1996 in a transaction (the "Initial Offering"), which was not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemptions provided in Rule 144A and Regulation D under the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available.


    The Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on March 14, 1997, unless extended by the Company in its sole discretion (the "Expiration Date"). The Expiration Date will not in any event be extended to a date later than March 31, 1997. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes with respect to the Exchange Offer, the Company will promptly return the Old Notes to the holders thereof. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange, but is otherwise subject to certain customary conditions. The Old Notes may be tendered only in integral multiples of $1,000.


    The New Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement dated October 18, 1996 (the "Registration Rights Agreement") by and among the Company, the Guarantors and BT Securities Corporation, as the initial purchaser (the "Initial Purchaser"), with respect to the initial sale of the Old Notes. Based on interpretations by the staff of the Commission rendered to third parties in similar transactions, the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by respective holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act), provided that the New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement with any person to participate in the distribution of such New Notes and is not engaged in and does not intend to engage in a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by broker-dealers in connection with resales of the New Notes received in exchange for Old Notes if such New Notes were acquired by such broker-dealers as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    There has not previously been any public market for the New Notes. The Company does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the New Notes will develop. To the extent that an active market for the New Notes does develop, the market value of the New Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition, and other factors. Such conditions might cause the New Notes, to the extent that they are actively traded, to trade at a significant discount from face value. See "Risk Factors -- Absence of Public Market."


    There are no proceeds to the Company from the exchange of the New Notes for Old Notes pursuant to the Exchange Offer. The Company has agreed to pay the expenses incident to the Exchange Offer.


    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE NEW NOTES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON.


    Until May 19, 1997 (90 days after commencement of the Exchange Offer), all dealers effecting transactions in the New Notes, whether or not participating in the Exchange Offer, may be required to deliver a Prospectus.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL DATA, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO, INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE STATED IN THIS PROSPECTUS, REFERENCES TO (I) "SPINNAKER" OR THE "COMPANY" SHALL MEAN SPINNAKER INDUSTRIES, INC. AND ITS CONSOLIDATED SUBSIDIARIES, (II) "CENTRAL PRODUCTS" SHALL MEAN CENTRAL PRODUCTS COMPANY, A WHOLLY-OWNED SUBSIDIARY OF SPINNAKER AND A GUARANTOR AND (III) "BROWN-BRIDGE" SHALL MEAN BROWN-BRIDGE INDUSTRIES, INC., A WHOLLY-OWNED SUBSIDIARY OF SPINNAKER, AND A GUARANTOR. MARKET INFORMATION PROVIDED HEREIN APPLIES TO THE UNITED STATES MARKET EXCEPT WHERE NOTED OTHERWISE.

                                  THE COMPANY

    Spinnaker is a leading manufacturer and marketer of adhesive carton sealing tape and adhesive-backed label stock, primarily for the carton sealing tape and pressure sensitive label stock markets. The Company's strategy is to focus on the growing pressure sensitive markets for carton sealing tape and label stock applications, while pursuing acquisitions within the adhesive-backed materials industry that complement its existing businesses. The Company's products are grouped into two principal businesses that accounted for the following percentages of pro forma 1995 net sales: pressure and water sensitive carton sealing tape (54%) and adhesive-backed label stock (43%). For the fiscal year ended December 31, 1995, the Company had net sales of $226.6 million and Adjusted EBITDA (as defined) of $20.5 million on a pro forma basis after giving effect to the adjustments described under "Unaudited Pro Forma Financial Data."

    Central Products, founded in 1917, is a leading manufacturer of carton sealing tape and offers the broadest line of such products in the United States. According to Company estimates, Central Products has a greater than 50% share of the water sensitive carton sealing tape market, where its revenues are more than twice those of its next largest competitor. In the pressure sensitive carton sealing tape market, Central Products is one of the three largest manufacturers for carton sealing tape applications, and the Company believes that Central Products is the only manufacturer of all pressure sensitive technologies (acrylic, hot melt and natural rubber), which provides the Company with a competitive advantage by allowing it to meet the broadest range of application requirements of its customers. Its branded and private label products are used primarily for commercial packaging applications and are sold through its national sales force to over 1,500 paper and office products distributors nationwide, including the largest national distributors of paper products, for resale to over 20,000 end users. In 1995, Central Products entered into a private label supply agreement with Unisource Worldwide, Inc. ("Unisource"), the largest United States distributor of office paper products, to supply a complete line of private label carton sealing tape products, and also became a major vendor to ResourceNet International ("ResourceNet"), the second largest distributor of paper products in the United States, to supply a full line of private label water sensitive and pressure sensitive carton sealing tape products. The Company believes that these arrangements with key customers distinguish the Company's leading position as the only one-stop manufacturer of private label products in the carton sealing tape market.

    Brown-Bridge was founded in 1928 and, according to Company estimates, is the fifth largest manufacturer of adhesive-backed label stock and is the only manufacturer of all adhesive-backed paper technologies (pressure, water and heat sensitive), which enables the Company to provide a broad range of standard and custom adhesive-backed label stock products that meet the design specifications of its customers. Brown-Bridge offers a full line of more than 1,500 variations of adhesive-backed label stock and sells its products in roll and sheet form to over 1,000 printers, paper merchants and industrial users. Customers convert its label stock into labels used for a broad range of end use applications, including bar-coding, mailing and shipping, packaging for pharmaceutical, food and other consumer products, office identification and business forms, postage stamp stock, decorative labels and other specialty industrial uses. Brown-Bridge is the largest supplier of pressure sensitive postage stamp stock for use by the United States Postal Service (the "Postal Service").

    The Company expects to benefit from strong growth in the adhesive-backed materials industry, particularly in pressure sensitive applications in the Company's principal markets for carton sealing tape and adhesive-backed label stock. According to independent studies, demand for pressure sensitive tape for packaging and sealing applications is projected to grow approximately 7% per year, and demand for pressure sensitive label stock is projected to increase approximately 8% per year. See "Industry."

    Carton sealing tape is manufactured in continuous rolls by combining three distinct layers: a release agent, a backing material such as paper or film onto which the release agent is layered and an adhesive layer which forms the underside of the backing material. Label stock, the most important component of the label, is manufactured in continuous rolls or sheets by using three components: an adhesive layer such as rubber or acrylic, a backing material such as paper or plastic and a silicone coated release liner from which the label is removed prior to application.

    The Company also manufactures and markets industrial process equipment and air pollution control scrubbers through its Entoleter, Inc. ("Entoleter") subsidiary.

    The following chart illustrates the Company's principal products in the adhesive-backed materials industry, applications, customers and selected trade names.

                                               SPINNAKER

                        CENTRAL PRODUCTS                         BROWN-BRIDGE

NET           $121.9 MILLION                          $97.2 MILLION
SALES: (1)

PRODUCTS:     Carton Sealing Tape                     Adhesive-Backed Label Stock
              -Pressure Sensitive                     -Pressure Sensitive - EASY
              -Acrylic- EXCELLENT CLARITY             APPLICATION;
              -Natural Rubber - TEMPERATURE           HIGHLY VERSATILE
              RESISTANT                               -Water Sensitive - FOR BUSINESS FORMS
              -Hot Melt - HIGH-SPEED APPLICATION      AND
              -Water Sensitive                        POSTAGE STAMPS
              -Fiberglass Reinforced - STRONGEST      -Heat Sensitive - CLEAN SEAL; FOR
              BOND                                    GROCERY
              -Paper - BIODEGRADABLE; FOR LIGHT       AND PHARMACEUTICAL PRODUCTS
              LOADS
              -Box - BIODEGRADABLE; FOR BOX
                    CONSTRUCTION

APPLICATIONS: -Carton sealing and packaging of goods  -Electronic data processing labels,
              for shipment by manufacturing, retail   including bar-coding
              and distribution companies              -Labeling for pharmaceutical, food and
              -General purpose packaging, sealing     other consumer products
              and repair                              -Shipping and packaging
                                                      -Postage stamp stock
                                                      -Mailing and business forms

CUSTOMERS:    -Merchants/Distributors                 -Independent label printers
              -National chains                        -Paper merchants
              -Regional chains                        -End users
              -Buying groups
              -Independent distributors

SELECTED      -Alltac-Registered Trademark-           -Brown-Bridge-Registered Trademark-
TRADE NAMES:  -Central-Registered Trademark-          -Pancake-Registered Trademark-
              -Glasseal-Registered Trademark-         -Heat Seal-Registered Trademark-
              -Green CoreTM                           -Strip-Tac-Registered Trademark-
              -Tru-SealTM                             -Strip-Tac Plus-Registered Trademark-

(1) Reflects combined pro forma net sales generated by Central Products and actual net sales generated by Brown-Bridge for the twelve months ended December 31, 1995.

                             COMPETITIVE STRENGTHS

    The Company attributes its leading market position and continued opportunities for growth to the following competitive strengths:

    -MARKET LEADER. The Company has a leading position in the carton sealing tape and adhesive-backed label stock markets. According to Company estimates, Central Products has a greater than 50% share in the water sensitive carton sealing tape market, where its revenues are more than twice those of its next largest competitor. The Company is one of the three largest manufacturers in the rapidly growing pressure sensitive carton sealing tape market. In addition, the Company estimates that it is the fifth largest manufacturer of adhesive-backed label stock. The Company believes it has achieved its leadership position primarily by manufacturing the broadest assortment of high quality products in its markets and providing solutions for customers' specific application requirements.

    -BROAD PRODUCT LINE. The Company believes it manufactures the most extensive line of water sensitive and pressure sensitive carton sealing tapes. The Company also manufactures a full line of pressure, water and heat sensitive adhesive-backed label stock. As a result of its broad product line, the Company has established itself as a one-stop manufacturer and is well positioned to meet all of its customers' carton sealing tape and label stock needs.

    -LONG-TERM CUSTOMER RELATIONSHIPS. The top ten customers at each of the Company's primary subsidiaries have conducted business with them for approximately twelve years on average and collectively accounted for approximately 30% of such subsidiary's sales during fiscal 1995. During fiscal 1995, no customer accounted for more than 10% of the Company's sales. In 1995, Central Products entered into an agreement to supply Unisource with a complete line of private label carton sealing tape products until December 31, 1997, and became a major vendor to ResourceNet, supplying it with a full line of private label carton sealing tape products. As carton sealing tape customers continue to simplify their purchasing organizations and consolidate their relationships among selected national suppliers, the Company believes it will continue to benefit from this consolidation trend and become an increasingly important strategic partner to them. Brown-Bridge, with the awarding of two supply agreements for a total of up to $35 million of pressure sensitive postage stamp stock and its historical water sensitive postage stamp stock business, expects to provide the Postal Service with a substantial majority of its postage stamp stock requirements for the next two years.

    -COMMITMENT TO QUALITY. The Company believes that its commitment to providing consistent high quality products and services at competitive prices forms the basis for its strong and diversified customer relationships. For example, Brown-Bridge has implemented its Commitment to Excellence ("C(2)E") program, which focuses on reducing cycle time in order to improve operating efficiency, delivery, quality and asset management. This program has reduced production costs, improved material handling, reduced machine setup time, increased on-time delivery, decreased order fulfillment costs and has reduced working capital requirements at Brown-Bridge. As a result, since the Company's acquisition of Brown-Bridge in September 1994, the number of inventory turns has increased and the number of accounts receivable days outstanding has been reduced. Subsequent to the acquisitions of Brown-Bridge and Central Products, the Company has also invested in new information technology systems, which it believes will improve quality at all of its operating subsidiaries.

    -STRONG MANUFACTURING CAPABILITIES. The Company's manufacturing capabilities distinguish it as the only manufacturer of all adhesive technologies for carton sealing tape and adhesive-backed label stock. The Company's operations utilize advanced manufacturing methods and sophisticated equipment to produce carton sealing tape and label stock for a wide variety of standard and custom applications requiring pressure, water and heat sensitive technologies. The Company believes its strong and flexible manufacturing capabilities enable it to maintain high product quality and low operating costs and respond to customers' needs quickly and efficiently.

                               BUSINESS STRATEGY

    The Company's strategy is to enhance its market position by focusing on the following:

    -PURSUE ACQUISITIONS. The Company plans to pursue acquisitions which complement its position in the adhesive-backed materials industry. The Company has experience identifying and integrating acquisitions with its existing businesses, as evidenced by its acquisitions of Central Products and Brown-Bridge. The Company believes that the carton sealing tape and label stock markets are fragmented, as approximately 45% of the carton sealing tape market and approximately 30% of the adhesive-backed label stock market is held by numerous competitors that are smaller than the Company. The Company intends to use its existing businesses as platforms to take advantage of consolidation opportunities to acquire complementary product lines or businesses to increase its market share in the adhesive-backed materials industry.

    -DEVELOP KEY CUSTOMERS. The Company intends to focus on strengthening its relationships with large distributors for its carton sealing products. As customers consolidate their purchases among selected national suppliers, the Company will continue to pursue strategic partnerships, such as those with Unisource and ResourceNet, to supply a full line of carton sealing tape products to meet all of their requirements. For its label stock customers, the Company intends to focus on expanding its customer base in niche markets by working with customers to develop custom product applications.

    -INTRODUCE NEW PRODUCTS. The Company intends to target new product growth opportunities to increase market share. For example, the Company worked closely with a supplier to the Postal Service to develop new pressure sensitive roll, booklet and sheet stamp products to meet the needs of this growing market segment. The Company has utilized existing manufacturing capabilities to create product line extensions such as over-laminating film for use in labeling applications. The Company believes that the breadth of its product line, commitment to product quality and reputation for innovation will continue to enable it to increase its market share through the introduction of new products.

    -IMPROVE OPERATING EFFICIENCIES. The Company intends to improve overall operating efficiencies through its C(2)E program at Brown-Bridge and other operating improvement programs at Central Products. These programs will focus on a variety of efficiency initiatives, such as improving through-put, reducing working capital needs, and reducing overall costs. For example, the expansion of silicone coating capacity at Brown-Bridge is intended to reduce costs connected with outsourcing silicone coated liner, which management estimates will be approximately $2.2 million during fiscal 1996. Various contingencies could affect the realization of the projected cost savings. See "Business -- Business Strategy."

    -EXPAND PRODUCTION CAPACITY. In order to take advantage of anticipated growth in its existing markets, the Company intends to expand production capacity at both Brown-Bridge and Central Products to meet increasing customer demand. The Company plans to invest approximately $10 million over the next two years, which includes the silicone coater expansion, to add capacity to meet anticipated demand for pressure sensitive carton sealing tape and add pressure sensitive coating capacity for label stock which is currently outsourced. By adding production capacity, the Company expects to increase sales volume and market share while improving overall gross margins.

    -FOCUS ON CUSTOMER SERVICE. The Company intends to maintain its reputation for excellent customer service. The Company has recently completed a new management information system at Brown-Bridge and is upgrading its computer system at Central Products in order to provide customer service departments with on-line information to reduce the time and cost associated with order fulfillment. The Company's research and development department provides its customers with custom label stock solutions for unique end user applications. In addition, the Company conducts frequent product education and technical support programs for its customers at certain of its carton sealing tape facilities.

                               THE EXCHANGE OFFER


The New Notes.....................  The forms and terms of the New Notes are identical in all material respects to the terms of the Old Notes for
                                    which they may be exchanged pursuant to the Exchange
                                    Offer, except for certain transfer restrictions,
                                    registration rights and penalty interest provisions
                                    relating to the Old Notes described below under
                                    "Description of the Notes" and "Old Notes Registration
                                    Rights."

The Exchange Offer................  The Company is offering to exchange up to $115,000,000 aggregate principal amount of the New Notes for up to
                                    $115,000,000 aggregate principal amount of the Old
                                    Notes. Old Notes may be exchanged only in integral
                                    multiples of $1,000.

Expiration Date; Withdrawal of
 Tender...........................  The Exchange Offer will expire at 5:00 p.m., New York
                                    City time, on March 14, 1997, or such later date and
                                    time to which it is extended by the Company (the
                                    "Expiration Date"). The tender of Old Notes pursuant to
                                    the Exchange Offer may be withdrawn at any time prior to
                                    the Expiration Date. The Expiration Date will not in any
                                    event be extended to a date later than March 31, 1997.
                                    Any Old Notes not accepted for exchange for any reason
                                    will be returned without expense to the tendering holder
                                    thereof as promptly as practicable after the expiration
                                    or termination of the Exchange Offer.

Certain Conditions to the
 Exchange Offer...................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The
                                    Exchange Offer -- Certain Conditions to the Exchange
                                    Offer."

Procedures for Tendering Old
 Notes............................  Each holder of Old Notes wishing to accept the Exchange
                                    Offer must complete, sign and date the Letter of
                                    Transmittal, or a facsimile thereof, in accordance with
                                    the instructions contained herein and therein, and mail
                                    or otherwise deliver such Letter of Transmittal, or such
                                    facsimile, together with such Old Notes and any other
                                    required documentation to the Exchange Agent (as
                                    defined) at the address set forth herein. By executing
                                    the Letter of Transmittal, each holder will represent to
                                    the Company that, among other things, (i) any New Notes
                                    to be received by it will be acquired in the ordinary
                                    course of its business, (ii) it has no arrangement with
                                    any person to participate in the distribution of the New
                                    Notes and (iii) it is not an "affiliate," as defined in
                                    Rule 405 of the Securities Act, of the Company or, if it
                                    is an affiliate, it will comply with the registration
                                    and prospectus delivery requirements of the Securities
                                    Act to the extent applicable.

Interest on the New Notes.........  Interest on the New Notes will accrue from the date of issuance (the "Issue Date") at the rate of 10 3/4% per
                                    annum, and will be payable semi-annually in arrears on
                                    each April 15 and October 15, commencing April 15, 1997.
                                    Holders of the New Notes will also on April 15, 1997
                                    receive an amount equal to the accrued interest on the
                                    Old Notes. Interest on the Old Notes accepted for
                                    exchange will cease to accrue upon issuance of the New
                                    Notes.

Special Procedures for Beneficial
 Owners...........................  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust
                                    company or other nominee and who wishes to tender such
                                    Old Notes in the Exchange Offer should contact such
                                    registered holder promptly and instruct such registered
                                    holder to tender on such beneficial owner's behalf. If
                                    such beneficial owner wishes to tender on such owner's
                                    own behalf, such owner must, prior to completing and
                                    executing the Letter of Transmittal and delivering his
                                    Old Notes, either make appropriate arrangements to
                                    register ownership of the Old Notes in such owner's name
                                    or obtain properly completed bond power from the
                                    registered holder. The transfer of registered ownership
                                    may take considerable time and may not be able to be
                                    completed prior to the Expiration Date.

Guaranteed Delivery Procedure.....  Holders of Old Notes who wish to tender their Old Notes and whose Old Notes are not immediately available or who
                                    cannot deliver their Old Notes, the Letter of
                                    Transmittal or any other documents required by the
                                    Letter of Transmittal to the Exchange Agent, prior to
                                    the Expiration Date, must tender their Old Notes
                                    according to the guaranteed delivery procedures set
                                    forth in "The Exchange Offer -- Guaranteed Delivery
                                    Procedures."

Registration Requirements.........  The Company has agreed to use its best efforts to consummate by June 5, 1997, the registered Exchange
                                    Offer pursuant to which holders of the Old Notes will be
                                    offered an opportunity to exchange their Old Notes for
                                    the New Notes which will be issued without legends
                                    restricting the transfer thereof. In the event that
                                    applicable interpretations of the staff of the
                                    Commission do not permit the Company to effect the
                                    Exchange Offer or in certain other circumstances, the
                                    Company has agreed to file a Shelf Registration
                                    Statement covering resales of the Old Notes and to use
                                    its best efforts to cause such Shelf Registration
                                    Statement to be declared effective under the Securities
                                    Act and, subject to certain exceptions, keep such Shelf
                                    Registration Statement effective until three years after
                                    the original issuance of the Old Notes. If the Company
                                    fails to consummate the Exchange Offer by June 5, 1997
                                    or if the Company is required to file a Shelf Registra-
                                    tion Statement and such Shelf Registration Statement is
                                    not declared effective or does not remain effective
                                    under the Securities Act as set forth under "Old Notes
                                    Registration Rights," the Company will be subject to
                                    certain interest rate penalties.

Certain United States Federal
 Income Tax Consequences..........  For a discussion of certain federal income tax considerations relating to the exchange of the New Notes
                                    for the Old Notes, see "Certain United States Federal
                                    Income Tax Consequences."

Use of Proceeds...................  There will be no proceeds to the Company from the exchange of the New Notes for Old Notes pursuant to the
                                    Exchange Offer.

Exchange Agent....................  The Chase Manhattan Bank is the Exchange Agent. The
                                    address and telephone number of the Exchange Agent are
                                    set forth in "The Exchange Offer -- Exchange Agent."

                             TERMS OF THE NEW NOTES

    The form and terms of the New Notes are the same as the form and terms of the Old Notes except that the issuance of the New Notes has been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. See "Description of the Notes."


Securities........................  $115,000,000 aggregate principal amount of 10 3/4%
                                    Senior Secured Notes due 2006, Series B.

Issuer............................  Spinnaker Industries, Inc.

Maturity Date.....................  October 15, 2006

Interest Payment Dates............  Interest will accrue from the date of original issuance and will be payable semiannually in arrears on April 15
                                    and October 15 of each year, commencing April 15, 1997.

Ranking...........................  The New Notes will be senior secured obligations of the
                                    Company and will rank PARI PASSU in right of payment
                                    with all existing and future senior indebtedness of the
                                    Company and senior in right of payment to all existing
                                    and future subordinated indebtedness of the Company. The
                                    New Notes will rank PARI PASSU in right of payment with
                                    all obligations under the New Credit Facility, except
                                    that the obligations under the New Credit Facility, but
                                    not the New Notes or the Guarantees, will be secured by
                                    a first priority lien on all of the Company's and the
                                    Guarantors' accounts receivable, inventory and general
                                    intangibles (and certain related assets) and all
                                    proceeds thereof. The New Notes and the Guarantees will
                                    be effectively subordinated to the obligations under the
                                    New Credit Facility and to any other secured debt of the
                                    Company and the Guarantors, to the extent of the assets
                                    serving as security therefor. On a pro forma basis, as
                                    of September 30, 1996, after giving effect to the
                                    consummation of the Recapitalization Plan, the Company
                                    would have had approximately $116.1 million of senior
                                    indebtedness, including $1.1 million of indebtedness to
                                    which the New Notes would have been effectively
                                    subordinated.

Optional Redemption...............  The Notes are redeemable, in whole or in part, at the option of the Company on or after October 15, 2001, at
                                    the redemption prices set forth herein plus accrued and
                                    unpaid interest to the date of redemption. In addition,
                                    at any time or from time to time on or prior to October
                                    15, 1999, the Company, at its option, may redeem up to
                                    33 1/3% of the aggregate principal amount of the Notes
                                    originally issued with the net cash proceeds of one or
                                    more Public Equity Offerings at a redemption price equal
                                    to 110.75% of the principal amount thereof plus accrued
                                    and unpaid interest to the date of redemption; PROVIDED,
                                    that at least 66 2/3% of the aggregate principal amount
                                    of the Notes originally issued remains outstanding after
                                    any such redemption. See "Description of the Notes --
                                    Redemption."

Change of Control.................  Upon a Change of Control, each holder of the Notes will have the right to require the Company to repurchase all
                                    or any part of such

                                    holder's Notes at a repurchase price equal to 101% of
                                    the principal amount thereof plus accrued and unpaid
                                    interest to the date of repurchase. See "Description of
                                    the Notes -- Change of Control" and "-- Certain
                                    Definitions."

Security..........................  The New Notes will be senior obligations of the Company secured by a first priority pledge of the capital stock
                                    of each of the Company's existing subsidiaries and any
                                    future direct and indirect Restricted Subsidiaries which
                                    become Guarantors in accordance with the terms of the
                                    Indenture. See "Description of the Notes -- Security;"
                                    -- "Certain Covenants -- Company to Cause Certain
                                    Subsidiaries to Become Guarantors."

Guarantees........................  The New Notes will be unconditionally guaranteed, jointly and severally, by each of the Guarantors. The
                                    Guarantees will be senior unsecured obligations of the
                                    Guarantors, and will rank PARI PASSU in right of payment
                                    with all other existing and future senior indebtedness
                                    of the respective Guarantors and senior in right of
                                    payment to all existing and future subordinated
                                    indebtedness of the respective Guarantors and may be
                                    released upon the occurrence of certain events. The
                                    Guarantees will be effectively subordinated to the
                                    obligations under the New Credit Facility and to any
                                    other secured debt of the Guarantors to the extent of
                                    the assets serving as security therefor. See
                                    "Description of the Notes -- Ranking and Guarantees."

Certain Covenants.................  The Indenture will impose certain limitations on the ability of the Company and its Restricted Subsidiaries
                                    to, among other things, incur additional indebtedness,
                                    incur liens, pay dividends or make certain other
                                    restricted payments, consummate certain asset sales,
                                    enter into certain transactions with affiliates, issue
                                    preferred stock, merge or consolidate with any other
                                    person or sell, assign, transfer, lease, convey or
                                    otherwise dispose of all or substantially all of the
                                    assets of the Company and its Restricted Subsidiaries.


    For additional information regarding the Notes, see "Description of the Notes."

                             RECAPITALIZATION PLAN


    The gross proceeds of $115 million from the Initial Offering were used to consummate a Recapitalization Plan, which was intended to enhance the Company's operating and financial flexibility. The Recapitalization Plan extended the weighted average life to maturity of the Company's indebtedness, simplified the Company's capital structure and provided the Company with access to additional borrowings. The elements of the Recapitalization Plan were: (i) the issuance of the Old Notes in the Offering; (ii) the entry into the New Credit Facility, which provides a maximum aggregate borrowing availability of $40 million to the Guarantors; (iii) the repayment of substantially all of the existing indebtedness of the Company with the proceeds of the Offering; and (iv) the purchase of all of the common stock of the Company's Brown-Bridge subsidiary held by the Minority Stockholders (as defined). See "Recapitalization Plan."


                                   BACKGROUND

    The Company was incorporated in Delaware in 1941 under the name Safety Railway Service Corporation and was engaged in industrial manufacturing. In 1987, Lynch Corporation ("Lynch"), an Indiana corporation listed on the American Stock Exchange, purchased approximately 82% of the common stock of the Company from a group of investors through its wholly owned subsidiary, Lynch Manufacturing Corporation ("LMC"). At that time, the Company was engaged solely in manufacturing industrial processing equipment through its Entoleter subsidiary. In June 1994, Boyle, Fleming, George & Co. ("BF") entered into a management agreement (the "Management Agreement") with the Company to provide management services and growth through acquisitions that would expand the Company's business from its $6.4 million revenue base at Entoleter in fiscal 1993 (the last full year prior to the Brown-Bridge Acquisition) into other industrial sectors. On September 19, 1994, the Company, together with the Minority Stockholders, purchased the label stock business of Kimberly-Clark Corporation through its newly-formed Brown-Bridge subsidiary (the "Brown-Bridge Acquisition"). The Company was renamed Spinnaker Industries, Inc. on October 6, 1994, and on October 4, 1995, the Company acquired the carton sealing tape division of Alco Standard Corporation ("Alco") through its newly formed Central Products subsidiary (the "Central Products Acquisition"). Primarily as a result of those two acquisitions, the Company's revenues increased to $226.6 million on a pro forma basis for the year ended December 31, 1995. Effective August 31, 1996, the Management Agreement with BF was terminated. Mr. Richard J. Boyle continues to be the Chairman and Chief Executive Officer and Mr. Ned N. Fleming, III continues to be the President of the Company. See "Management -- Certain Transactions."

    The Company's common stock, no par value (the "Common Stock"), and Class A Common Stock, no par value (the "Class A Common Stock"), are traded on the Nasdaq Small Cap Market under the symbols "SPNI" and "SPNI-A," respectively. The Company's executive offices are located at 600 N. Pearl Street, Suite 2160, Dallas, Texas, 75201. The Company's telephone number is (214) 855-0322.

                                  RISK FACTORS

    See "Risk Factors," which begins at page 14 for a discussion of certain factors that should be considered in evaluating an investment in the New Notes.

     SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following table sets forth summary historical and unaudited pro forma consolidated financial information of the Company. The summary historical consolidated financial information of the Company for the three years ended December 31, 1995 have been derived from the Company's audited financial statements. The summary historical consolidated financial information as of and for the nine months ended September 30, 1995 and 1996 are derived from unaudited financial records but, in the opinion of management, include all adjustments necessary for a fair presentation of those periods. The results of operations of interim periods are not necessarily indicative of those for a full year. The pro forma and other data for the year ended December 31, 1995 and nine months ended September 30, 1996 give effect to the transactions consummated pursuant to the Recapitalization Plan and, in the case of the pro forma financial information for the year ended December 31, 1995, the Central Products Acquisition, as if such transactions had occurred on January 1, 1995, and the pro forma balance sheet data gives effect to the transactions consummated pursuant to the Recapitalization Plan as if such transactions had occurred on September 30, 1996. The following information should be read in conjunction with the "Unaudited Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of Spinnaker and the notes thereto included elsewhere in this Prospectus.

                                                         YEARS ENDED DECEMBER 31,               NINE MONTHS ENDED SEPTEMBER 30,
                                               --------------------------------------------  -------------------------------------
                                                                                 PRO FORMA                              PRO FORMA
                                                 1993       1994       1995      1995 (1)       1995         1996       1996 (1)
                                               ---------  ---------  ---------  -----------  -----------  -----------  -----------
                                                                                             (UNAUDITED)  (UNAUDITED)

                                                                             (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
  Net sales..................................  $   6,371  $  33,632  $ 135,289   $ 226,558    $  77,716    $ 184,358    $ 184,358
  Cost of sales..............................      4,393     28,506    117,737     191,714       67,740      159,163      159,163
                                               ---------  ---------  ---------  -----------  -----------  -----------  -----------
  Gross profit...............................      1,978      5,126     17,552      34,844        9,976       25,195       25,195
  Selling, general and administrative........      1,922      4,404     11,763      22,902        7,473       16,643       16,643
                                               ---------  ---------  ---------  -----------  -----------  -----------  -----------
  Operating income...........................         56        722      5,789      11,942        2,503        8,552        8,552
  Interest expense...........................        104        768      4,468      13,346        1,942        7,020        9,908
  Other income (expense).....................        167        124       (368)          7           13         (427)         (52)
  Income taxes (benefit).....................         --         70        112        (573)         (43)         453         (577)
  Minority interest..........................         --         98        280          --          146          299            0
                                               ---------  ---------  ---------  -----------  -----------  -----------  -----------
  Net income (loss)..........................  $     119  $     (90) $     561   $    (824)   $     471    $     353    $    (831)
                                               ---------  ---------  ---------  -----------  -----------  -----------  -----------
                                               ---------  ---------  ---------  -----------  -----------  -----------  -----------
OTHER DATA:
  EBITDA (2).................................  $     354  $   1,257  $   7,572   $  16,984    $   3,285    $  12,492    $  12,867
  Adjusted EBITDA (3)........................         --         --         --      20,467           --           --           --
  Depreciation and amortization..............        131        411      2,151       5,035          769        4,367        4,367
  Capital expenditures.......................         91        450      1,620       2,641        1,038        7,260        7,260
  Ratio of earnings to fixed charges (4).....        2.1x       1.1x       1.2x         --          1.3x         1.2x          --

                                                                                                           AT SEPTEMBER 30, 1996
                                                                                                          ------------------------
                                                                                                            ACTUAL      PRO FORMA
                                                                                                          -----------  -----------
                                                                                                          (UNAUDITED)

BALANCE SHEET DATA:
  Total assets...............................                                                              $ 152,501    $ 156,973
  Total indebtedness.........................                                                                106,242      116,064
  Stockholders' equity.......................                                                                 13,915       12,601

(1) Gives pro forma effect to the Recapitalization Plan and the Central Products Acquisition (in the case of the pro forma financial information for the year ended December 31, 1995). See "Recapitalization Plan."

(2) EBITDA represents the sum of net income (loss) before minority interest, income taxes, interest expense, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur or service indebtedness. However, EBITDA should not be considered as an alternative to net income as a measure of the Company's operating results or to cash flows as a measure of its liquidity.

(3) Adjusted EBITDA reflects (x) certain pro forma cost reductions (increases) associated with manufacturing operations at Linden, New Jersey ("Linden"), which were closed by Alco in June of 1995 (the "Alco Plant Closing") prior to (and which Linden operations were not acquired pursuant to) the Central Products Acquisition, (y) the addition back to EBITDA of certain non-recurring plant closing costs incurred in connection with the Alco Plant Closing and (z) the addition back to EBITDA of certain unusual reengineering related consulting charges incurred at Brown-Bridge in connection with consulting agreements terminated in October 1995.

    The Company had sufficient production capacity in Menasha, Wisconsin ("Menasha") to absorb all production needs associated with the Alco Plant Closing, although certain increased costs were (and will continue to be) incurred at Menasha as a result of the transfer of Linden's production to Menasha. Cost savings include the Company's elimination of redundant factory overhead expenses, such as employee costs (indirect labor, factory supervision, inspection, quality control and purchasing), and building operating costs (heat, light and utility), associated with maintaining water sensitive carton sealing tape production capability at both Menasha and Linden. The savings are partially offset by increased shipping costs resulting from the need to ship goods from only one production facility, and increased manufacturing overhead and direct labor charges at Menasha as a result of the transfer of production to Menasha. The net number of personnel reduced after the Alco Plant Closing was 74.

    To calculate the pro forma adjustments in arriving at Adjusted EBITDA related to the Alco Plant Closing, (1) Net Manufacturing Cost Reductions, as shown in the table below, is an amount equal to (i) the amount by which the actual aggregate direct labor charges and manufacturing overhead expense of Central Products (which included both the Linden and Menasha facilities) for the first six months of 1995 exceeded the actual direct labor charges and manufacturing overhead expense of Central Products (which included only de minimus amounts related to the closed Linden facility) for the last six months of 1995 (which amount represents management's estimate of the direct labor cost and manufacturing overhead expense reductions which would have been realized in the first six months of 1995 if the Alco Plant closing had occurred prior to January 1, 1995), minus (ii) the $577 thousand of rental and property tax expense savings already added back in determining pro forma EBITDA as described in footnote 1 in the Notes to Unaudited Pro Forma Statement of Operations, (2) Increased Shipping costs as shown in the table below is an amount equal to the amount by which actual freight costs of Central Products for the last six months of 1995 exceeded the actual freight costs of Central Products for the first six months of 1995 (which amount represents management's estimate of the shipping cost increases which would have been incurred in the first six months of 1995 if the Alco Plant Closing had occurred prior to January 1, 1995), (3) Research and Development Savings as shown in the table below is an amount equal to the amount by which actual research and development expenses of Central Products for the first six months of 1995 exceeded the actual research and development expenses of Central Products for the second six months of 1995 (which amount represents management's estimate of the cost savings which would have been realized during the first six months of 1995 if the Alco Plant Closing, and reduction of research and development personnel in connection therewith, had occurred prior to January 1, 1995) and (4) Accounting and Administration Savings as shown in the table below is an amount equal to the amount by which actual accounting and administration costs of Central Products incurred at its Linden Facility for the first six months of 1995 exceeded the actual accounting and administration costs incurred by Central Products at its Linden Facility for the second six months of 1995 (which amount represents management's estimate of the cost savings which would have been realized during the first six months of 1995 if the Alco Plant Closing had occurred prior to January 1,
    1995). Physical production of water sensitive carton sealing tape at the Linden Facility ceased in June 1995. The Company believes that its combined volume of water sensitive carton sealing tape production (which was the production shifted from Linden to Menasha) was relatively constant in the first versus second halves of 1995 and, therefore, that the comparisons of the first half to the second half of 1995 as described above represent a reasonable estimate of the cost savings as described above. Alco Plant Closing Costs as shown below reflect certain actual one-time costs incurred in connection with the Alco Plant Closing (including severance pay, costs to move machinery, equipment lease buyout costs and other similar items). The following table summarizes the above adjustments:

                                                                                        (DOLLARS IN
                                                                                         THOUSANDS)
EBITDA............................................................................       $   16,984
Pro Forma Adjustments to EBITDA for the first six months of 1995 Related to Alco
 Plant Closing:
  Net Manufacturing Cost Reductions...............................................            1,866
  Increased Shipping Costs........................................................              (33)
  Research and Development Savings................................................              145
  Accounting and Administration Savings...........................................               85
                                                                                            -------
Total Pro Forma Adjustments as Described Above....................................            2,063
Alco Plant Closing Costs..........................................................              858
Brown-Bridge Reenginnering Related Consulting Charges.............................              562
                                                                                            -------
Adjusted EBITDA...................................................................       $   20,467
                                                                                            -------
                                                                                            -------

    In determining Adjusted EBITDA, the Linden Plant Closing has not been treated as a disposition of a business. In particular, revenues associated with the Linden operations have not been eliminated. The Company believes that there was no loss of revenues in 1995 because the Linden production was shifted to Menasha. While presented with numerical specificity, the adjustments relating to the Alco Plant Closing set forth above and used in determining Adjusted EBITDA were prepared on the basis described above and represent management's estimates of certain pro forma savings which would have been realized if the Alco Plant Closing had occurred prior to January 1, 1995. The pro forma adjustments as described above are not necessarily indicative of the actual cost savings which would have been realized had the Alco Plant Closing occurred prior to January 1, 1995.

    Adjusted EBITDA is not presented in accordance with Regulation S-X; however, management believes that it provides useful information to investors. As with EBITDA, Adjusted EBITDA should not be considered as an alternative to net income as a measure of the Company's operating results or to cash flows as a measure of its liquidity.

(4) For purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes and fixed charges. Fixed charges consist of the total (i) interest, whether expensed or capitalized; (ii) amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized; and (iii) that portion of rental expense considered to represent interest cost (assumed to be one-third). Earnings for pro forma 1995 and the pro forma nine months ended September 30, 1996 were insufficient to cover fixed charges by $1,347,000 and $1,408,000, respectively.

                                  RISK FACTORS

    Prospective investors should carefully consider the following factors in addition to the other information set forth in this Prospectus before making an investment in the Notes offered hereby.

SUBSTANTIAL LEVERAGE AND ABILITY TO SERVICE DEBT

    In connection with the acquisitions of its principal businesses, the Company and its subsidiaries have incurred significant indebtedness. On a pro forma basis, after giving effect to the Recapitalization Plan as if it had occurred on September 30, 1996, the Company's aggregate consolidated indebtedness would have been $116.1 million and its stockholders' equity would have been $12.6 million. In addition, subject to the restrictions in the New Credit Facility and the Indenture, the Company may incur additional indebtedness from time to time to finance acquisitions or capital expenditures or for other purposes. See "Description of the New Credit Facility." See "Summary Historical and Unaudited Pro Forma Consolidated Financial Data" elsewhere herein regarding the Company's ratio of earnings to fixed charges.

    The level of the Company's indebtedness could have important consequences to holders of the Notes, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions may be limited; and (iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in the industry and economic conditions generally. Certain of the Company's competitors currently operate on a less leveraged basis, and have significantly greater operating and financing flexibility than the Company.

    The Company's ability to pay interest on the Notes, to repay portions of its long-term indebtedness (including the Notes and the New Credit Facility) and to satisfy its other debt obligations will depend upon its future operating performance and the availability of refinancing indebtedness, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control. The Company anticipates that its operating cash flow, together with borrowings under the New Credit Facility, will be sufficient to meet its operating expenses and to service its debt requirements as they become due. However, if the Company is unable to service its indebtedness it will be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness, or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." In addition, the level of the Company's indebtedness could restrict its flexibility in responding to changing business and economic conditions. If the Company were unable to pay its debts as they become due, the Company could be faced with foreclosure or other collection actions commenced by its creditors and/or could seek to restructure its indebtedness by commencing reorganization proceedings.

    The ability of the Company to service its indebtedness will be dependent upon the future performance of the Company. In addition, the Company believes that its ability to repay portions of its long-term indebtedness (including the Notes and the New Credit Facility) will be dependent on the availability of refinancing indebtedness. The future performance of the Company and the availability of refinancing indebtedness each will be subject to general economic and market conditions and to financial, competitive, business and other factors, including factors beyond the Company's control.

RISK OF EFFECTIVE SUBORDINATION OF NOTES TO SECURED INDEBTEDNESS

    The Notes will be senior obligations of the Company and will rank PARI PASSU in right of payment with all other existing and future senior indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. The Guarantees will be senior obligations of the Guarantors and will rank PARI PASSU in right of payment with all other existing and future senior indebtedness of the respective Guarantors and senior in right of payment to all existing and future subordinated indebtedness of the respective Guarantors and may be released upon the occurrence of certain events. The Notes will rank PARI PASSU in right of payment with all obligations under the New Credit Facility, except that the obligations under the New Credit Facility, but not the Notes or the Guarantees, will be secured by a first priority lien on all of the Company's and the Guarantors' accounts receivable, inventory and general intangibles (and certain related assets) and all proceeds thereof. The Notes and the Guarantees will be effectively subordinated to the obligations under the New Credit Facility and to any other secured debt of the Company and the Guarantors, to the extent of the assets serving as security therefor. In bankruptcy, the holder of a security interest with respect to any assets of the Company or the Guarantors will be entitled to have the proceeds of such assets applied to the payment of such holder's claim before the remaining proceeds, if any, are applied to the claims of the holders of the Notes. See "Description of the Notes." On a pro forma basis as of September 30, 1996, after giving effect to the consummation of the Recapitalization Plan, the Company would have had approximately $116.1 million of senior indebtedness, including $1.1 million in indebtedness for which the Notes would have been effectively subordinated.

RISKS ASSOCIATED WITH CORPORATE STRUCTURE AND GUARANTEES

    The Company is a holding company and, accordingly, substantially all of the Company's operating income will be generated by its operating subsidiaries. As a result, the Company will rely on distributions or advances from its subsidiaries and repayments of obligations from the Guarantors to provide the funds necessary to meet its debt service obligations, including the payment of principal and interest on the Notes. The inability of one or more of the Company's subsidiaries to provide funds to the Company could have a material adverse effect on the Company and its results of operations, and the Company's ability to make payments on the Notes. Should the Company fail to satisfy any payment obligation under the Notes, the holders will have a direct claim therefor against the Guarantors pursuant to their Guarantees. However, the obligations of the Guarantors under the Guarantees will be structurally subordinated to the secured obligations of the Guarantors to the extent of the assets serving as security therefor. In addition, if a court were to void the Guarantees under fraudulent conveyance laws or other legal principles, or if by the terms of such Guarantees the obligations thereunder were reduced as necessary to prevent such voidance or the Guarantees were released, the claims of other creditors of the Guarantors, including trade creditors, would to such extent have priority as to the assets of such Guarantors over the claims of the holders of the Notes, notwithstanding the Company's first priority pledge of the capital stock of the Guarantors. The Guarantee of the Notes by any Guarantor, and the pledge by the Company of the capital stock of such Guarantor, will be released upon the sale of such Guarantor in accordance with the terms of the Indenture. See "Description of the Notes -- Ranking and Guarantees" and "-- Security."

SECURITY FOR THE NOTES

    As of the closing of the Exchange Offer, the capital stock of the Guarantors will be the only significant assets of the Company and dividends of the Guarantor's capital stock and the repayment of obligations from the Guarantors, will be the sole source of funds available to the Company to meet its obligations under the Notes. See "Description of the Notes -- Ranking and Guarantees." The Company's obligations under the Notes are secured by a lien on and security interest in all of the issued and outstanding capital stock of each of the Guarantors. See "Description of the Notes -- Security." In addition, there is no existing public market for the Guarantors' capital stock, and even if such capital stock could be sold, there can be no assurance that the proceeds from the sale of such capital stock would be sufficient to satisfy the amounts due on the Notes in the event of a default. In addition, the ability of the holders of the Notes to realize the collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See "Description of the Notes -- Certain Bankruptcy Limitations." Absent an acceleration of the Notes, the Company will be able to vote, as it sees fit in its sole discretion, the stock of the Guarantors. Furthermore, in the event of a bankruptcy or liquidation of the Company, the security interest in the capital stock of the Guarantors may be of no value to holders of the Notes because holders of the Guarantors' capital stock would be entitled only to the assets which remained after all indebtedness of the respective Guarantor (including its respective Guarantee of the Notes) had been paid in full.

    The Notes will rank PARI PASSU in right of payment with all obligations under the New Credit Facility, except that the obligations under the New Credit Facility, but not the Notes or the Guarantees, will be secured by a first priority lien on all of the Company's and the Guarantors' accounts receivable, inventory and general intangibles (and certain related assets) and all proceeds thereof. The Notes and the Guarantees will be effectively subordinated to the obligations under the New Credit Facility and to any other secured debt of the Company and the Guarantors to the extent of the assets serving as security therefor.

    Subject to restrictions under the New Credit Facility, and the indebtedness covenants of the Indenture, the Company may in the future incur additional indebtedness as a result of pursuing acquisitions or other business opportunities in the businesses engaged in by Central Products and Brown-Bridge on the issuance date. If any such additional indebtedness is secured as permitted by the terms of the New Credit Facility and the Indenture, the Notes will be effectively subordinated to such indebtedness to the extent of the collateral securing such indebtedness.

FRAUDULENT CONVEYANCE CONSIDERATIONS; AVOIDANCE OF GUARANTEES

    Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court to subordinate or avoid the Notes or any Guarantee in favor of other existing or future creditors of the Company or a Guarantor.

    The incurrence by the Company and the Guarantors of indebtedness to finance the Recapitalization Plan and the incurrence by the Company of indebtedness, such as the Notes, to refinance outstanding indebtedness would be subject to review under relevant federal and state fraudulent conveyance laws in a bankruptcy case or a lawsuit by or on behalf of unpaid creditors of the Company or a representative of such creditors, such as a trustee or the Company as debtor-in-possession. Under such laws, if a court were to find that, at the time such indebtedness was incurred or the Notes were issued, either (i) the Company incurred such indebtedness or issued the Notes with the intent of hindering, delaying or defrauding creditors, or (ii) the Company received less than a reasonably equivalent value or fair consideration for incurring such indebtedness or issuing the Notes and the Company (a) was insolvent or rendered insolvent by reason of the Recapitalization Plan, including the incurrence of such indebtedness, including the Notes, (b) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the Company after giving effect to the Recapitalization Plan constituted an unreasonably small amount of capital or (c) intended to incur, or believed that it would incur, debts beyond its ability to pay as they matured, such court could avoid the Company's obligations under the Notes and direct the repayment of any amounts paid thereunder to the Company to a fund for the benefit of the Company's creditors, or take other action detrimental to the holders of the Notes. Such other action could include subordinating the Notes to claims of existing or future creditors of the Company.

    Similarly, indebtedness under the Guarantees of the Notes also may be subject to review under relevant federal and state fraudulent conveyance laws in a bankruptcy of a Guarantor or in a lawsuit brought by or on behalf of creditors of a Guarantor under the same standards described above. Pursuant to the terms of the Guarantees, the liability of each Guarantor is limited to the maximum amount of indebtedness permitted, at the time of the grant of such Guarantee, to be incurred in compliance with fraudulent conveyance or similar laws.

    To the extent any Guarantee was avoided as a fraudulent conveyance, limited as described above, or held unenforceable for any other reason, holders of the Notes would, to such extent, cease to have a claim in respect of such Guarantee and, to such extent, would be creditors solely of the Company and any Guarantor whose Guarantee was not avoided, limited, or held unenforceable. In such event, the claims of the holders of the Notes against the issuer of an avoided, limited or unenforceable Guarantee would be subject to the prior payment of all liabilities of such Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of Notes. See "-- Risks Associated with Corporate Structure and Guarantees."

RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS

    The Indenture will restrict, among other things, the Company's and the Guarantors' ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur indebtedness that is subordinate in right of payment to any senior indebtedness of the Company or senior indebtedness of a Guarantor and senior in right of payment to the Notes or the Guarantees, as the case may be, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. In addition, the New Credit Facility will contain other and more restrictive covenants and will prohibit the Company from prepaying its other indebtedness (including the Notes). See "Description of the Notes -- Certain Covenants" and "Description of the New Credit Facility." The New Credit Facility also will require the Company to maintain specified financial ratios and satisfy certain financial condition tests. The Company's ability to meet those financial ratios and tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could result in a default under the New Credit Facility and/or the Indenture. Upon the occurrence of an event of default under the New Credit Facility, the lenders could elect to declare all amounts outstanding under the New Credit Facility, together with accrued interest, to be immediately due and payable. If the Company were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. If the lenders under the New Credit Facility accelerate the payment of the indebtedness, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Notes. The substantial majority of the assets of the Guarantors (consisting of accounts receivable, inventory and general intangibles (and certain related assets) and all proceeds thereof) will be pledged as security under the New Credit Facility. See "Description of the New Credit Facility."

MANAGEMENT OF GROWTH

    As a result of strategic acquisitions and internal growth, the Company's net sales have grown from $6.4 million in fiscal 1993 to $135.3 million in fiscal 1995; however, there can be no assurance as to the Company's future growth rates. As the Company's business develops and expands, the Company may need to implement enhanced operational and financial systems (some of which are already in the process of being implemented) and may require additional employees and management, operational and financial resources. There can be no assurance that the Company will be able to successfully implement and maintain such operational and financial systems or successfully obtain, integrate and utilize the required employees and management, operational and financial resources to manage a developing and expanding business. Failure to implement such systems successfully and use such resources effectively could have a material adverse effect on the Company. Furthermore, although the Company's growth strategy contemplates future acquisitions and other arrangements, there can be no assurance that such business opportunities will be available, or, if available, will be consummated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Historical Results of Operations" and "-- Pro Forma Results of Operations" and "Business -- Business Strategy."

LACK OF COMBINED OPERATING HISTORY

    The Company acquired its principal subsidiaries, Central Products and Brown-Bridge, in October 1995 and September 1994, respectively. Although each of the Company's principal businesses were established companies with a long operating history prior to their acquisition by the Company, these businesses have only been managed on a combined basis by the Company's present management for a relatively short period of time. There can be no assurance that such combined operations will be successful.

COMPETITION

    The Company competes with other national and regional manufacturers in many product segments. Certain of the Company's principal competitors are less highly-leveraged than the Company and have greater financial resources than the Company. As a result of the competitive environment in the markets in which the Company operates, the Company faces (and will continue to face) pressure on sales prices of its products. As a result of such pricing pressures, the Company may in the future experience reductions in the profit margins on its sales, or may be unable to pass future raw material price increases on to its customers (which would also reduce profit margins).

    Furthermore, the Company's principal competitors will be better able to withstand changes in conditions within the industries in which the Company operates and have significantly greater operating and financial flexibility than the Company. There can be no assurance that the Company will not encounter increased competition in the future, which could have a material adverse effect on the Company's business. See "Business -- Competition."

EXPOSURE TO FLUCTUATIONS IN RAW MATERIAL COSTS; PRESSURE ON MARGINS

    Raw materials are the most significant cost component in the Company's production process. Future increases in raw material pricing present a potential risk to the Company's gross profit margins to the extent that the Company is unable to pass along price increases to its customers on a timely basis. See "-- Competition" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General."

SUPPLY AGREEMENTS

    The Company has entered into, and in the future expects to enter into, supply agreements with various of its customers (including without limitation the supply agreements with respect to pressure sensitive postage stamp stock). Pursuant to these agreements, the Company may agree to supply certain requirements of its customers. However, these agreements may not obligate the customer to purchase any given amount of product from the Company. Accordingly, notwithstanding the existence of certain supply agreements, the Company faces the risk that customers do not purchase the amounts expected by the Company pursuant to such supply agreements.

ENVIRONMENTAL REGULATIONS

    The Company is subject to environmental laws and regulations governing emissions to the air, discharges to waterways, and generation, handling, storage, transportation, treatment and disposal of waste materials. The Company is also subject to other federal and state laws and regulations regarding health and safety matters. Environmental laws and regulations are constantly evolving and it is impossible to predict the effect that these laws and regulations will have on the Company in the future. While the Company believes it is currently in substantial compliance with all such environmental laws and regulations, there can be no assurance that it will at all times be in complete compliance with all such requirements. In addition, although the Company believes that any noncompliance is unlikely to have a material adverse effect on the Company, it is possible that such noncompliance could have a material adverse effect on the Company. The Company has made and will continue to make capital expenditures to comply with environmental requirements. As is the case with manufacturers in general, if a release of hazardous substances occurs on or from the Company's properties or any associated offsite disposal location, or if contamination from prior activities is discovered at any of the Company's properties, the Company may be held liable and the amount of such liability could be material. See "Business -- Environmental Regulations."

CONTROLLING STOCKHOLDER

    At November 30, 1996 (after giving effect to the Recapitalization Plan) LMC beneficially owned approximately 62.8% of both the outstanding Class A Common Stock and the outstanding Common Stock (each on a fully diluted basis). By virtue of such stock ownership, LMC and its affiliates, including Lynch, have the power to control all matters submitted to stockholders of the Company and to elect all directors of the Company and its subsidiaries. See "Principal Stockholders." The interests of LMC and its affiliates may differ from the interests of holders of the Notes. On August 16, 1996, the Company effected a two-for-one stock split (the "Stock Split") on its then outstanding common stock, no par value (the "Old Stock"), whereby the outstanding shares of Old Stock were reclassified as shares of "Class A Common Stock" and each of the Company's stockholders of record on August 5, 1996, received, for each share of Old Stock held by such stockholder as of that date, one share of the newly authorized Common Stock. Each share of

Common Stock has 1/10 the voting rights of a share of the Class A Common Stock. As a result of the Stock Split, Lynch has the ability to liquidate a substantial portion of its equity position in the Company without enduring a corresponding decrease in its voting power or control over the Company.

DEPENDENCE ON KEY PERSONNEL

    The Company's success will continue to depend to a significant extent on its executives and other key management personnel. In addition, the success of certain of the Company's acquisitions may depend, in part, on the Company's ability to retain management personnel of the acquired companies. There can be no assurance that the Company will be able to retain its executive officers and key personnel or attract additional qualified management in the future. The loss of Richard J. Boyle or Ned N. Fleming, III, the Chairman and Chief Executive Officer and President, respectively, of the Company, or other key personnel, could have a material adverse effect on the Company's business, prospects, financial condition or results of operations.

EFFECT OF CHANGE OF CONTROL

    The Indenture will provide that promptly upon the occurrence of a Change of Control, the holders of the Notes will have the right to require the Company to repurchase any and all of the Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest to the date of purchase. See "Description of the Notes -- Change of Control." The New Credit Facility prohibits certain events that would constitute a Change of Control. The Company's ability to meet its obligations under the Indenture to pay cash to the holders of the Notes upon a repurchase may be limited by the Company's then existing resources.

POTENTIAL LABOR DISPUTES

    Approximately 200 of the Company's hourly employees are covered by collective bargaining agreements which expire in 1998, and approximately 20 additional hourly employees are covered by a collective bargaining agreement which expires in April 1999. Although the Company believes that its relations with its employees are good and the Company has not experienced organized work stoppages or slowdowns, there can be no assurance that the Company will not experience work stoppages or slowdowns in the future. In addition, there can be no assurance that the Company's non-union facilities will not become subject to labor union organizational efforts.

ABSENCE OF PUBLIC MARKET FOR THE NOTES; RESTRICTIONS ON TRANSFER

    Prior to this Prospectus, there has been no public market for the New Notes, and the Company does not expect that an active trading market in the New Notes will develop. There can be no assurance as to the liquidity of any markets that may develop for the Notes, the ability of holders of the Notes to sell their Notes or the price at which holders would be able to sell their Notes. Future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. The Company does not intend to apply for listing of the Notes on any securities exchange.

                             RECAPITALIZATION PLAN

    In connection with the Initial Offering, the Company effected a recapitalization plan (the "Recapitalization Plan") to enhance the Company's operating and financial flexibility. The Recapitalization Plan extended the weighted average life to maturity of the Company's indebtedness, simplified the Company's capital structure and provided the Company access to additional borrowings. The following are the main elements of the Recapitalization Plan.

    OLD NOTES.  The gross proceeds from the Initial Offering were $115 million.

    NEW CREDIT FACILITY. The Company and the Guarantors entered into a new credit facility (the "New Credit Facility"), which provides for an aggregate borrowing availability to the Company's subsidiaries (which will be guaranteed by the Company and its existing subsidiaries) of up to $40 million in the form of revolving credit lines. It is estimated that at September 30, 1996, there would have been $40 million of availability under the New Credit Facility had the Recapitalization Plan been effected on that date. See "Description of the New Credit Facility."

    EXISTING CREDIT FACILITIES. Prior to the Initial Offering, the Company maintained short-term credit facilities with banks for working capital needs at its subsidiaries that aggregated $45.5 million at September 30, 1996, of which approximately $36.0 million was outstanding on that date (the "Existing Revolving Facilities"). All outstanding borrowings under the Existing Revolving Facilities bore interest at variable rates related to the prime interest rate or the lender's base rate. At September 30, 1996, the interest rates in effect ranged from 9.00% to 10.75%. The Company also had outstanding long-term indebtedness that aggregated $68.4 million at September 30, 1996 ($68.5 million including accrued and unpaid interest) (the "Existing Term Debt," and together with the Existing Revolving Facilities, the "Existing Credit Facilities"). The interest rates then in effect under the Existing Term Debt ranged from 7.0% to 10.5% and the maturity dates ranged from 1996 to 2002.

    In connection with the Central Products Acquisition, the Company incurred approximately $30 million of indebtedness (the "Alco Debt"). On April 5, 1996, the Company refinanced approximately $25 million principal amount of the Alco Debt with (i) $19.5 million of the proceeds from the issuance to Alco by the Company of a series of new subordinated convertible promissory notes (the "Convertible Alco Notes") and (ii) $5.5 million from a portion of the proceeds of the issuance of the Alco Refinancing Debt (as defined). In May 1996, approximately $6 million principal amount of the Convertible Alco Notes was converted into 171,428 shares of common stock of the Company (the "Initial Conversion Shares"). Furthermore, approximately $1.75 million was incurred by Spinnaker for the purchase from Alco of a distribution facility in Denver, Colorado, approximately $1 million of which was repaid with a portion of the proceeds from the Alco Refinancing Debt and approximately $0.75 million of which was refinanced with a portion of the proceeds from the issuance of the Convertible Alco Notes (which, when added to the $19.5 million of Convertible Alco Notes, issued as described above, resulted in the aggregate outstanding principal amount of the Convertible Alco Notes of $20.3 million).


    The portion of the Existing Term Debt at September 30, 1996 that was refinanced as part of the Recapitalization Plan totaled $67.4 million and consisted of: (i) $5.1 million principal amount of term indebtedness at Brown-Bridge incurred in connection with the Brown-Bridge Acquisition; (ii) $14.3 million principal amount of Convertible Alco Notes which indebtedness refinanced a portion of the Alco Debt incurred in connection with the Central Products Acquisition; (iii) $5 million principal amount of promissory note due to Alco, which note represents a portion of the Alco Debt; (iv) $8.5 million principal amount of Alco Refinancing Debt; and (v) $34.5 million principal amount of term loans incurred by Central Products in connection with the Central Products Acquisition. The remaining outstanding aggregate amount of long-term indebtedness at September 30, 1996 consisted of a $1 million mortgage note at Entoleter.


    In connection with the Brown-Bridge Acquisition, the Company issued $1.3 million of subordinated notes due 1997 (the "Affiliate Notes") to Lynch, BF and certain affiliates of BF. As of September 30, 1996, the amount outstanding on these Affiliate Notes was $1.7 million including principal and accrued interest. See "Management -- Certain Transactions." The Affiliate Notes were refinanced as part of the Recapitalization Plan.

    ALCO REFINANCING DEBT. As part of the refinancing of the Alco Debt on April 5, 1996, the Company entered into a Senior Credit Agreement with Bankers Trust Company, pursuant to which the Company incurred indebtedness from Bankers Trust Company in the principal amount of approximately $8.5 million (the "Alco Refinancing Debt"). A portion of the net cash proceeds of the Alco Refinancing Debt was used to pay $6.5 million of outstanding principal and accrued interest of the Alco Debt. See "Management -- Certain Transactions." The remainder of the proceeds of the Alco Refinancing Debt was used for the purchase from Alco of a distribution facility in Denver, Colorado, which is utilized in Central Products' operations, and for working capital purposes. Repayment of the Alco Refinancing Debt was secured by (i) the A Warrant (as defined), which is owned by BF, and the shares of capital stock of the Company into which the A Warrant is convertible, (ii) 187,476 shares of both Class A Common Stock and Common Stock that are owned by BF that were issued pursuant to the partial exercise of the A Warrant in April 1996 and (iii) the capital stock of the Company owned by LMC. Thus, the payment of such debt resulted in a benefit to the Company's affiliates. See Note 4 to Consolidated Financial Statements. See "Management -- Certain Transactions."

    PURCHASE OF BROWN-BRIDGE MINORITY INTEREST. Between the time of the Brown-Bridge Acquisition and the Initial Offering, Brown-Bridge was operated as an approximately 80% owned subsidiary of the Company, with the remainder of Brown-Bridge's capital stock being owned by a group of minority stockholders of Brown-Bridge (the "Minority Stockholders"), who provided capital to enable the Company to consummate the Brown-Bridge Acquisition. The Minority Stockholders included LMC (the Company's largest stockholder), Richard J. Boyle and Ned N. Fleming, III and certain of their affiliates and certain officers and employees of Brown-Bridge, all of whom acquired their respective interests on the same terms and conditions as the Company. Certain of the Minority Stockholders also loaned the Company capital in exchange for the Affiliate Notes because the Company did not have sufficient funds to consummate the Brown-Bridge Acquisition. As part of the Recapitalization Plan, the Minority Stockholders' shares of capital stock of Brown-Bridge were converted into an aggregate of approximately $2.3 million and approximately 9,606 shares of Common Stock (the "Initial Payment Shares") pursuant to the merger of the former Brown-Bridge entity into a newly formed wholly owned subsidiary of the Company (the "Brown-Bridge Merger"). In addition, the Company may be required to pay certain contingent payments to the Minority Stockholders as part of the consideration for their shares of common stock of Brown-Bridge exchanged in the Brown-Bridge Merger. See "Management -- Certain Transactions."

USE OF PROCEEDS FROM THE INITIAL OFFERING


    The gross proceeds of $115 million from the Initial Offering were used, together with cash on hand, to refinance the Existing Term Debt, cover costs of the Brown-Bridge Merger, pay fees and expenses relating to the Recapitalization Plan and pay certain accrued management fees and other funds owed to Lynch.


                        USE OF PROCEEDS OF THE NEW NOTES

    This Exchange Offer is intended to satisfy certain obligations of the Company under the Registration Rights Agreement. The Company will not receive any proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive, in exchange, Old Notes in like principal amount. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes, except as otherwise described herein under "The Exchange Offer -- Terms of the Exchange Offer." The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the New Notes in exchange for Old Notes will not result in any increase in the outstanding debt of the Company.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER


    Pursuant to the Registration Rights Agreement by and among the Company, the Guarantors and the Initial Purchaser, the Company has agreed (i) to file a registration statement with respect to an offer to exchange the Old Notes for senior debt securities of the Company with terms substantially identical to the Old Notes (except that the New Notes will not contain certain terms with respect to transfer restrictions) within 90 days after the date of original issuance of the Old Notes and (ii) to use its best efforts to cause such registration statement to become effective under the Securities Act within 180 days after such issue date. In the event that applicable law or interpretations of the staff of the Commission do not permit the Company to file the registration statement containing this Prospectus or to effect the Exchange Offer, or if certain holders of the Old Notes notify the Company that they are not permitted to participate in, or would not receive freely tradeable New Notes pursuant to, the Exchange Offer, the Company will use its best efforts to cause to become effective the Shelf Registration Statement with respect to the resale of the Old Notes and to keep the Shelf Registration Statement effective until three years after the original issuance of the Old Notes. The interest rate on the Old Notes is subject to increase under certain circumstances if the Company is not in compliance with its obligations under the Registration Rights Agreement. See "Old Notes Registration Rights."


    Each holder of the Old Notes who wishes to exchange such Old Notes for New Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any New Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the New Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company or, if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. See "Old Notes Registration Rights."

RESALE OF NEW NOTES

    Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that, except as described below, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than a holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer with the intention or for the purpose of participating in a distribution of the New Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Unless an exemption from registration is otherwise available, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K under the Securities Act. This Prospectus may be used for an offer to resell, resale or other retransfer of New Notes only as specifically set forth herein. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept for exchange any and all Old Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes surrendered pursuant to the Exchange Offer. Old Notes may be tendered only in integral multiples of $1,000.

    The form and terms of the New Notes will be the same as the form and terms of the Old Notes except the issuance of the New Notes has been registered under the Securities Act and hence will not bear legends restricting the transfer thereof. The New Notes will evidence the same debt as the Old Notes. The New Notes will be issued under and entitled to the benefits of the Indenture, which also authorized the issuance of the Old Notes, such that both series will be treated as a single class of debt securities under the Indenture.

    The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

    As of the date of this Prospectus, $115 million aggregate principal amount of the Old Notes are outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Old Notes. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in the Exchange Offer.

    The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Notes which are not tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the Indenture and the Registration Rights Agreement.


    The Company shall be deemed to have accepted for exchange properly tendered Old Notes when, as and if the Company shall have given oral or written notice thereof to the Exchange Agent and complied with the provisions of Section 2 of the Registration Rights Agreement. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from the Company. The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions specified below under "-- Certain Conditions to the Exchange Offer."


    Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. "See -- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


    The term "Expiration Date," shall mean 5:00 p.m., New York City time on March 14, 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.


    In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders of Old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the then Expiration Date.

    The Company reserves the right, in its sole discretion, (i) to delay accepting for exchange any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "The Exchange Offer -- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or
(ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of Old Notes. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.

INTEREST ON THE NEW NOTES

    The New Notes will bear interest at a rate of 10 3/4% per annum, payable semi-annually, on each April 15 and October 15, commencing April 15, 1997. Holders of New Notes will receive interest on April 15, 1997 from the date of initial issuance of the New Notes, plus an amount equal to the accrued interest on the Old Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange any New Notes for, any Old Notes, and may terminate the Exchange Offer as provided herein before the acceptance of any Old Notes for exchange, if:

        (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the Company's reasonable judgment, might materially impair the ability of the Company to proceed with the Exchange Offer; or

        (b) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission, which, in the Company's reasonable judgment, might materially impair the ability of the Company to proceed with the Exchange Offer; or

        (c) any governmental approval has not been obtained, which approval the Company shall, in its reasonable discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

    The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the holders thereof. During any such extensions, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

    The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified above under "-- Certain Conditions to the Exchange Offer." The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.


    In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

PROCEDURES FOR TENDERING


    Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signature thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either
(i) Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at the Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below must be received by the Exchange Agent prior to the Expiration Date, or
(iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmit-tal and other required documents must be received by the Exchange Agent at the address set forth below under "The Exchange Offer -- Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date.


    The tender by a holder which is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

    Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder of Old Notes to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder of Old Notes. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

    Signatures on a Letter of Transmittal or a notice of withdrawal described below, as the case be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantor must be a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

    If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes with the signature thereon guaranteed by an Eligible Institution.

    If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.


    All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.



    In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for exchange for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.


BOOK-ENTRY TRANSFER


    The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "-- Exchange Agent" on or prior to the Expiration Date or, if the guaranteed delivery procedures described below are to be complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.


GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Dates, may effect a tender if:

        (a) The tender is made through an Eligible Institution;

        (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the registered number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three
    (3) New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof together with the Old Notes or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

        (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as all tendered Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three (3) New York Stock Exchange trading days after the Expiration Date.

    Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.


    For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "-- Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes were registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

EXCHANGE AGENT

    The Chase Manhattan Bank has been appointed as Exchange Agent of the Exchange Offer. Questions and request for assistance, request for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                      BY MAIL, HAND OR OVERNIGHT COURIER:


                            The Chase Manhattan Bank
                                55 Water Street
                                    Room 234
                                 North Building
                            New York, New York 10041
                            Attention: Sharon Lewis


                           BY FACSIMILE TRANSMISSION:


                        (for eligible institutions only)
                                 (212) 638-7380
                                 (212) 638-7381


                             CONFIRM BY TELEPHONE:


                          Sharon Lewis: (212) 638-0454


FEES AND EXPENSES

    The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

    The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to broker-dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.


    The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $100,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, and related fees and expenses.



    The Company will pay all transfer taxes, if any, applicable to the exchange of Notes pursuant to the Exchange Offer. If, however, certificates representing Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Notes tendered, or if tendered Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the New Notes for Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.


TRANSFER TAXES

    Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes, as set forth (i) in the legend thereon as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws and (ii) otherwise set forth under "Transfer Restrictions" in the Offering Memorandum dated October 18, 1996 distributed in connection with the Initial Offering. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission, New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or such securities laws have been complied with. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the New Notes reasonably requests in writing.

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization and short-term indebtedness of the Company and its subsidiaries at September 30, 1996 and as adjusted to give pro forma effect to the Recapitalization Plan as described under "Recapitalization Plan." The information in the table below is qualified in its entirety by, and should be read in conjunction with, the financial statements and notes thereto included elsewhere in this Prospectus.

                                                                                SEPTEMBER 30, 1996
                                                                           ----------------------------
                                                                            HISTORICAL      PRO FORMA
                                                                           -------------  -------------
                                                                              (DOLLARS IN THOUSANDS)
Debt:
  Notes..................................................................  $       --     $  115,000
  New Credit Facility....................................................          --             --
  Existing Revolving Facilities..........................................      36,041(2)          --
  Other debt.............................................................      70,201          1,064
                                                                           -------------  -------------
  Total debt.............................................................  $  106,242     $  116,064
Total stockholders' equity...............................................  $   13,915     $   12,601(1)
                                                                           -------------  -------------
Total capitalization.....................................................  $  120,517     $  128,665
                                                                           -------------  -------------
                                                                           -------------  -------------

------------------------

(1) Decrease in total stockholders' equity is related to the write-off of deferred financing fees resulting from the refinancing of existing Company indebtedness, offset by the issuance of the Initial Payment Shares in connection with the Brown-Bridge Merger.

(2) During the third quarter ended September 30, 1996 the existing revolving facilities increased approximately $6.4 million primarily related to approximately $4.2 million in capital expenditures for new machinery and equipment at Brown-Bridge and Central Products.

                       UNAUDITED PRO FORMA FINANCIAL DATA

    The following unaudited pro forma consolidated financial information of the Company are based on the historical consolidated financial statements of the Company included elsewhere in this Prospectus and have been prepared to illustrate the effects of the Recapitalization Plan as though such Recapitalization Plan had occurred at the beginning of the periods presented for the pro forma statements of operations.

    The results of operations for the Company for the year ended December 31, 1995 have been derived from the Company's audited financial statements which include Central Products' results of operations for the three months ended December 31, 1995. The results of operations for Central Products for the nine months ended September 30, 1995 have been derived from unaudited financial records but, in the opinion of management, include all adjustments necessary for that period. The pro forma adjustments include, in the opinion of management, all adjustments necessary to give pro forma effect to the Recapitalization Plan and the Central Products Acquisition in each case as though such transactions had occurred on January 1, 1995 for the pro forma statements of operations and to the Recapitalization Plan as if it had occurred on September 30, 1996 for the pro forma balance sheet.

    The unaudited pro forma consolidated financial information is not necessarily indicative of how the Company's balance sheet and results of operations would have been presented had the transactions referenced above actually been consummated at the assumed dates, nor is it necessarily indicative of presentation of the Company's balance sheet and results of operations for any future period. The Unaudited Pro Forma Statement of Operations does not give effect to a $1.6 million after tax charge from the extinguishment of debt and the write-off of associated deferred financing fees resulting from the refinancing of existing Company indebtedness. The unaudited pro forma consolidated financial information should be read in conjunction with the historical consolidated financial statements and related notes thereto included elsewhere in this Prospectus.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                             YEAR ENDED      NINE MONTHS ENDED                      PRO FORMA
                                          DECEMBER 31, 1995  SEPTEMBER 30, 1995    PRO FORMA       YEAR ENDED
                                             (SPINNAKER)     (CENTRAL PRODUCTS)   ADJUSTMENTS   DECEMBER 31, 1995
                                          -----------------  ------------------  -------------  -----------------
Net sales...............................     $   135,289         $   91,269      $      --         $   226,558
Cost of sales...........................         117,737             75,071           (485)(1)
                                                                                      (609)(2)         191,714
                                                --------            -------      -------------        --------
Gross profit............................          17,552             16,198          1,094              34,844
Selling, general and administrative.....          11,763             11,731            (32)(2)
                                                                                       (92)(1)
                                                                                       865(3)
                                                                                    (1,333)(4)
                                                                                                        22,902
                                                --------            -------      -------------        --------
Operating income........................           5,789              4,467          1,686              11,942
Interest expense........................           4,468                 --         (4,468)(5)
                                                                                    12,726(6)
                                                                                       620(7)           13,346
Guarantee fee to parent.................             375                 --           (375)(8)              --
Other income (expense)..................               7                 --             --                   7
                                                --------            -------      -------------        --------
Income (loss) before taxes..............             953              4,467         (6,817)             (1,397)
Income tax provision (benefit)..........             112              1,768         (2,453)(9)            (573)
Minority interest.......................             280                 --           (280)(10)             --
                                                --------            -------      -------------        --------
Net income (loss).......................     $       561         $    2,699      $  (4,084)        $      (824)
                                                --------            -------      -------------        --------
                                                --------            -------      -------------        --------
Income (loss) per share.................                                                           $     (0.12)
                                                                                                      --------
                                                                                                      --------

OTHER DATA:
  EBITDA (11)...........................     $     7,572         $    6,702      $   2,710         $    16,984
  Adjusted EBITDA (12)..................           7,572              6,702          6,193              20,467
  Depreciation and amortization.........           2,151              2,235            649               5,035
  Capital expenditures..................           1,620              1,021             --               2,641

                            See accompanying notes.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                        NINE MONTHS ENDED SEPTEMBER 30, 1996
                                                                        ------------------------------------
                                                                                     PRO FORMA
                                                                        SPINNAKER   ADJUSTMENTS   PRO FORMA
                                                                        ----------  -----------  -----------
Net sales.............................................................  $  184,358   $      --    $ 184,358
Cost of sales.........................................................     159,163          --      159,163
                                                                        ----------  -----------  -----------
Gross profit..........................................................      25,195          --       25,195
Selling, general and administrative...................................      16,643          --       16,643
                                                                        ----------  -----------  -----------
Income from operations................................................       8,552          --        8,552
Interest expense......................................................       7,020      (7,020)(5)
                                                                                         9,443(6)
                                                                                           465(7)      9,908
Guarantee fee to parent...............................................         375        (375)(8)         --
Other income (expense)................................................         (52)         --          (52)
                                                                        ----------  -----------  -----------
Income (loss) before taxes............................................       1,105      (2,513)      (1,408)
Income tax provision (benefit)........................................         453      (1,030)(9)       (577)
Minority interest.....................................................         299        (299) 10)         --
                                                                        ----------  -----------  -----------
Net income (loss).....................................................  $      353   $  (1,184)   $    (831)
                                                                        ----------  -----------  -----------
                                                                        ----------  -----------  -----------
Income (loss) per share...............................................                            $   (0.12)
                                                                                                 -----------
                                                                                                 -----------

OTHER DATA:
  EBITDA (11).........................................................  $   12,492   $     375    $  12,867
  Depreciation and amortization.......................................       4,367          --        4,367
  Capital expenditures................................................       7,260          --        7,260

                            See accompanying notes.

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

    The Unaudited Pro Forma Statements of Operations give effect to the following unaudited pro forma adjustments which relate to the Recapitalization Plan and the Central Products Acquisition as though such transactions had occurred on January 1, 1995, and the Alco Plant Closing.

(1) Represents, as a result of the closing by Alco of a water sensitive tape production facility located in Linden, New Jersey, which was operated by Central Products' predecessor, in June 1995, the Company's elimination of rental and property tax expenses associated with maintaining the water sensitive production capability at the Linden facility. See Note (12). The adjustment reflects the following annual cost reductions pro rated for nine months ended September 30, 1995:

Rent expense:................................................................  $     646
Property taxes:..............................................................        123
                                                                               ---------
Total........................................................................        769
Pro rated for nine months ended September 30, 1995...........................        577
Less: Portion of adjustment related to selling, general and administrative
 expenses....................................................................         92
                                                                               ---------
Total adjustment to cost of sales............................................  $     485
                                                                               ---------
                                                                               ---------

(2) Reflects the following adjustments connected with the purchase accounting revaluation of assets and liabilities related to the Central Products
    Acquisition:

Revaluation of the LIFO reserve..............................................  $     425
Depreciation adjustment on change in fair value and depreciable life in
 property, plant and equipment...............................................        216
                                                                               ---------
Total adjustment.............................................................        641
Less: portion of adjustment related to selling, general and administrative
 expense.....................................................................         32
                                                                               ---------
Total adjustment to cost of sales............................................  $     609
                                                                               ---------
                                                                               ---------

(3) Reflects adjustments to provide for the pro forma effect of goodwill amortization for the nine months ended September 30, 1995 associated with the Central Products Acquisition. The pro forma estimate of goodwill was $28.8 million as a result of the Central Products Acquisition and such goodwill is amortized over a period of twenty-five years.

(4) Represents the elimination of intercompany charges which the Company paid to Alco during the nine months ended September 30, 1995. The charges represent management fees allocated by Alco to its divisions and royalty fees associated with trademarks owned by Alco prior to the Central Products Acquisition. As a result of the Central Products Acquisition, trademarks are owned by Central Products and all management fees and royalty charges have been eliminated.

(5) Represents interest expense incurred under the financing from the Existing Credit Facilities.

(6) Represents the pro forma effect of interest expense as though the execution of the New Credit Facility and the Offering had occurred as of January 1, 1995. Such calculation utilizes an interest rate of 10.75% on the Offering.

(7) Represents amortization of deferred financing fees incurred under the Recapitalization Plan.

(8) Reflects the elimination of the guarantee fee payable to Lynch in connection with the Lynch guarantee of the Alco Debt in connection with the Central Products Acquisition.

(9) Reflects the adjustment to provide income taxes at the effective tax rate on the pro forma combined earnings of the Company for the respective period.

(10)Represents the purchase of the Minority Stockholders' interest in Brown-Bridge. See "Recapitalization Plan."

(11)EBITDA represents the sum of net income (loss) before minority interest, income taxes, interest expense, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur or service indebtedness. However, EBITDA should not be considered as an alternative to net income as a measure of the Company's operating results or to cash flows as a measure of its liquidity.

(12)Adjusted EBITDA reflects (x) certain pro forma cost reductions (increases) associated with manufacturing operations at Linden, which were closed by Alco prior to (and which Linden operations were not acquired pursuant to) the Central Products Acquisition, (y) the addition back to EBITDA of certain non-recurring plant closing costs incurred in connection with the Alco Plant Closing and (z) the addition back to EBITDA of certain unusual reengineering related consulting charges incurred at Brown-Bridge in connection with consulting agreements terminated in October 1995.

    The Company had sufficient production capacity in Menasha to absorb all production needs associated with the Alco Plant Closing, although certain increased costs were (and will continue to be) incurred at Menasha as a result of the transfer of Linden's production to Menasha. Cost savings include the Company's elimination of redundant factory overhead expenses, such as employee costs (indirect labor, factory supervision, inspection, quality control and purchasing), and building operating costs (heat, light and utility), associated with maintaining water sensitive carton sealing tape production capability at both Menasha and Linden. The savings are partially offset by increased shipping costs resulting from the need to ship goods from only one production facility, and increased manufacturing overhead and direct labor charges at Menasha as a result of the transfer of production to Menasha. The net number of personnel reduced after the Alco Plant Closing was 74.

    To calculate the pro forma adjustments in arriving at Adjusted EBITDA related to the Alco Plant Closing, (1) Net Manufacturing Cost Reductions, as shown in the table below, is an amount equal to (i) the amount by which the actual aggregate direct labor charges and manufacturing overhead expense of Central Products (which included both the Linden and Menasha facilities) for the first six months of 1995 exceeded the actual direct labor charges and manufacturing overhead expense of Central Products (which included only de minimus amounts related to the closed Linden facility) for the last six months of 1995 (which amount represents management's estimate of the direct labor cost and manufacturing overhead expense reductions which would have been realized in the first six months of 1995 if the Alco Plant closing had occurred prior to January 1, 1995), minus (ii) the $577 thousand of rental and property tax expense savings already added back in determining pro forma EBITDA as described in footnote 1 in the Notes to Unaudited Pro Forma Statement of Operations, (2) Increased Shipping costs as shown in the table below is an amount equal to the amount by which actual freight costs of Central Products for the last six months of 1995 exceeded the actual freight costs of Central Products for the first six months of 1995 (which amount represents management's estimate of the shipping cost increases which would have been incurred in the first six months of 1995 if the Alco Plant Closing had occurred prior to January 1, 1995), (3) Research and Development Savings as shown in the table below is an amount equal to the amount by which actual research and development expenses of Central Products for the first six months of 1995 exceeded the actual research and development expenses of Central Products for the second six months of 1995 (which amount represents management's estimate of the cost savings which would have been realized during the first six months of 1995 if the Alco Plant Closing, and reduction of research and development personnel in connection therewith, had occurred prior to January 1, 1995) and (4) Accounting and Administration Savings as shown in the table below is an amount equal to the amount by which actual accounting and administration costs of Central Products incurred at its Linden Facility for the first six months of 1995 exceeded the actual accounting and administration costs incurred by Central Products at its Linden Facility for the second six months of 1995 (which amount represents management's estimate of the cost savings which would have been realized during the first six months of 1995 if the Alco Plant Closing had occurred prior to January 1, 1995). Physical production of water sensitive carton sealing tape at the Linden facility ceased in June 1995. The Company believes that its combined volume of water sensitive carton sealing tape production (which was the production shifted from Linden to Menasha) was relatively constant in the first versus second halves of 1995 and, therefore, that the comparisons of the first half to the second half of 1995 as described above represent a reasonable estimate of the cost savings as described above. Alco Plant Closing Costs as shown below reflect certain actual one-time costs incurred in connection with the Alco Plant Closing (including severance pay, costs to move machinery, equipment lease buyout costs and other similar items). The following table summarizes the above adjustments:

                                                                          (DOLLARS IN
                                                                          THOUSANDS)
EBITDA..................................................................   $  16,984
Pro Forma Adjustments to EBITDA for the first six months of 1995 Related to Alco Plant Closing:
  Net Manufacturing Cost Reductions.....................................       1,866
  Increased Shipping Costs..............................................         (33)
  Research and Development Savings......................................         145
  Accounting and Administration Savings.................................          85
                                                                          -----------
Total Pro Forma Adjustments as Described Above..........................       2,063
Alco Plant Closing Costs................................................         858
Brown-Bridge Reenginnering Related Consulting Charges...................         562
                                                                          -----------
Adjusted EBITDA.........................................................   $  20,467
                                                                          -----------
                                                                          -----------

    In determining Adjusted EBITDA, the Linden Plant Closing has not been treated as a disposition of a business. In particular, revenues associated with the Linden operations have not been eliminated. The Company believes that there was no loss of revenues in 1995 because the Linden production was shifted to Menasha. While presented with numerical specificity, the adjustments relating to the Alco Plant Closing set forth above and used in determining Adjusted EBITDA were prepared on the basis described above and represent management's estimates of certain pro forma savings which would have been realized if the Alco Plant Closing had occurred prior to January 1, 1995. The pro forma adjustments as described above are not necessarily indicative of the actual cost savings which would have been realized had the Alco Plant Closing occurred prior to January 1, 1995.

    Adjusted EBITDA is not presented in accordance with Regulation S-X; however, management believes that it provides useful information to investors. As with EBITDA, Adjusted EBITDA should not be considered as an alternative to net income as a measure of the Company's operating results or to cash flows as a measure of its liquidity.

                       UNAUDITED PRO FORMA BALANCE SHEET

                             (DOLLARS IN THOUSANDS)
                                     ASSETS

                                                                                     SEPTEMBER 30, 1996
                                                                          ----------------------------------------
                                                                                         PRO FORMA
                                                                          HISTORICAL    ADJUSTMENTS     PRO FORMA
                                                                          ----------  ---------------  -----------
Current assets:
  Cash and cash equivalents.............................................  $    3,163  $       647(1)    $   3,810
  Accounts receivable, net..............................................      26,471           --          26,471
  Inventories, net......................................................      34,183           --          34,183
  Prepaid expenses and other............................................       2,614           --           2,614
  Deferred income taxes.................................................       1,234           --           1,234
                                                                          ----------  ---------------  -----------
    Total current assets................................................      67,665          647          68,312
Property plant and equipment, net.......................................      55,828           --          55,828
Goodwill................................................................      25,501          643(2)       26,144
Other assets............................................................       3,507        3,182(3)        6,689
                                                                          ----------  ---------------  -----------
    Total assets........................................................  $  152,501  $     4,472       $ 156,973
                                                                          ----------  ---------------  -----------
                                                                          ----------  ---------------  -----------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................................................  $   15,320  $        --       $  15,320
  Accrued liabilities...................................................       7,334       (2,046)(4)       5,288
  Current portion of long term debt.....................................      10,559      (10,536)(5)          23
  Existing revolving credit facility....................................      36,041      (36,041)(6)          --
  Other current liabilities.............................................         536           --             536
                                                                          ----------  ---------------  -----------
    Total current liabilities...........................................      69,790      (48,623)         21,167
Existing debt...........................................................      57,905      (56,864)(5)       1,041
Senior secured notes....................................................          --      115,000(7)      115,000
Deferred income taxes...................................................       7,164           --           7,164
Notes payable to related parties........................................       1,737       (1,737)(8)          --
Minority interest.......................................................       1,990       (1,990)(9)          --
Stockholders' equity
  Common stock..........................................................       3,124           --           3,124
  Additional paid in capital............................................      10,209          336(2)       10,545
  Retained earnings (deficit)...........................................         694       (1,650)(10)       (956)
  Less: common stock in treasury........................................        (112)          --            (112)
                                                                          ----------  ---------------  -----------
Total stockholders' equity..............................................      13,915       (1,314)         12,601
                                                                          ----------  ---------------  -----------
    Total liabilities and stockholders' equity..........................  $  152,501  $     4,472       $ 156,973
                                                                          ----------  ---------------  -----------
                                                                          ----------  ---------------  -----------

                            See accompanying notes.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 1996

(1) Represents estimated remaining cash from issuance of the Notes, after repayment of Existing Term Debt and Existing Revolving Facilities, and payment of deferred financing fees.

(2) Reflects goodwill and issuance of the Initial Payment Shares pursuant to the Brown-Bridge Merger. See "Recapitalization Plan."

(3) Represents deferred financing fees related to the sale of the Notes which include fees charged and to be charged by the Initial Purchaser, legal, accounting and related costs, net of the write-off of deferred financing fees relating to debt refinanced as part of the Recapitalization Plan as described below:

Fees related to the Recapitalization Plan..................  $   6,200
Fees related to refinanced debt............................     (2,800)
Fees reflected in historical September 30, 1996 balance
 sheet.....................................................       (218)
                                                             ---------
                                                             $   3,182
                                                             ---------
                                                             ---------

(4) Reflects payment of accrued interest ($146) due to Alco through September 30, 1996, payment of guarantee fee to Lynch ($750) and reduction of tax liability ($1,150). See Note (10).

(5) Reflects repayment of Existing Term Debt other than the mortgage note to Entoleter and capital leases.

(6) Reflects repayment of Existing Revolving Facilities.

(7) Reflects the issuance of the Notes.

(8) Reflects the repayment of the Affiliate Notes.

(9) Represents the purchase of the Minority Stockholders' interest in Brown-Bridge pursuant to the Brown-Bridge Merger. See "Recapitalization Plan."

(10)Reflects write-off of fees related to the Existing Credit Facilities:

Pre-tax write-off:.........................................  $  (2,800)
Tax benefit @ estimated tax rate of 41%....................      1,150
                                                             ---------
After-tax write-off........................................  $  (1,650)
                                                             ---------
                                                             ---------

                       SELECTED HISTORICAL FINANCIAL DATA

                                   SPINNAKER

    The following table sets forth selected historical consolidated financial information for the Company. The selected historical consolidated financial information should be read in conjunction with the historical consolidated financial statements of the Company and notes thereto and the unaudited pro forma consolidated financial statements of the Company and notes thereto, all included elsewhere herein. The selected historical consolidated financial information of the Company for the five years ended December 31, 1995 have been derived from the Company's audited financial statements. The selected historical consolidated financial information as of and for the nine months ended September 30, 1995 and 1996 is derived from unaudited financial records but, in the opinion of management, includes all adjustments necessary for a fair presentation of those periods. The results of operations of interim periods are not necessarily indicative of those for a full year.

                                                           YEAR ENDED DECEMBER 31,
                                            -----------------------------------------------------
                                              1991       1992       1993       1994       1995
                                            ---------  ---------  ---------  ---------  ---------     NINE MONTHS ENDED
                                                                                                        SEPTEMBER 30,
                                                                                                   ------------------------
                                                                                                      1995         1996
                                                                                                   -----------  -----------
                                                                                                   (UNAUDITED)  (UNAUDITED)
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
  Net sales...............................  $   4,657  $   4,533  $   6,371  $  33,632  $ 135,289   $  77,716    $ 184,358
  Cost of sales...........................      3,136      2,940      4,393     28,506    117,737      67,740      159,163
                                            ---------  ---------  ---------  ---------  ---------  -----------  -----------
  Gross profit............................      1,521      1,593      1,978      5,126     17,552       9,976       25,195
  Selling, general and administrative.....      2,051      1,692      1,922      4,404     11,763       7,473       16,643
                                            ---------  ---------  ---------  ---------  ---------  -----------  -----------
  Operating income (loss).................       (530)       (99)        56        722      5,789       2,503        8,552
  Interest expense........................        110        106        104        768      4,468       1,942        7,020
  Other income (expense)..................        388        208        167        124       (368)         13         (427)
  Income tax provision (benefit)..........         --         --         --         70        112         (43)         453
  Minority interest.......................         --         --         --         98        280         146          299
                                            ---------  ---------  ---------  ---------  ---------  -----------  -----------
  Net income (loss).......................  $    (252) $       3  $     119  $     (90) $     561   $     471    $     353
                                            ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                            ---------  ---------  ---------  ---------  ---------  -----------  -----------
  Income (loss) per share (1).............  $   (0.05) $  --      $    0.02  $   (0.02) $    0.08   $    0.07    $    0.05
                                            ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                            ---------  ---------  ---------  ---------  ---------  -----------  -----------
OTHER DATA:
  EBITDA (2)..............................  $     (14) $     229  $     354  $   1,257  $   7,572   $   3,285    $  12,492
  Depreciation and amortization...........        128        120        131        411      2,151         769        4,367
  Capital expenditures....................         65        145         91        450      1,620       1,038        7,260
  Net cash provided by (used in) operating
   activities.............................       (379)      (128)       265      2,503      9,192         846         (590)
  Ratio of earnings to fixed charges
   (3)....................................         --        1.0x       2.1x       1.1x       1.2x        1.3x         1.2x
BALANCE SHEET DATA:
  Total assets............................  $   8,031  $   8,150  $   8,209  $  41,329  $ 137,584   $  47,362    $ 156,973
  Total long term debt....................      1,050      1,033      1,015      9,149     71,225       7,665       59,642
  Stockholders' equity....................      6,470      6,472      6,591      6,501      7,062       6,972       13,915

------------------------------

(1) All presentations of amounts per share have been restated to reflect the three-for-two stock splits effective on December 30, 1994 and December 29, 1995, and a stock dividend, an effective two-for-one stock split, on August 16, 1996.

(2) EBITDA represents the sum of net income (loss) before minority interest, income taxes, interest expense, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur or service indebtedness. However, EBITDA should not be considered as an alternative to net income as a measure of the Company's operating results or to cash flows as a measure of its liquidity.

(3) For purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes and fixed charges. Fixed charges consist of the total (i) interest, whether expensed or capitalized; (ii) amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized; and (iii) that portion of rental expense considered to represent interest cost (assumed to be one-third). Earnings were insufficient to cover fixed charges by $252 thousand for the year ended December 31, 1991.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The Company is one of the leading manufacturers and marketers of carton sealing tape and adhesive-backed label stock products in the United States. Central Products' branded and private label carton sealing tape products are used primarily for commercial packaging applications, including the packaging of goods for shipment by manufacturing, retail and distribution companies, and are sold through its national sales force to over 1,500 paper and office products distributors nationwide. Brown-Bridge offers a full line of more than 1,500 variations of label stock and sells its products in roll or sheet form to over 1,000 printers, paper merchants and industrial users, who convert the label stock into labels used for a broad range of end use applications, including bar-coding, mailing and shipping, packaging for pharmaceutical, food and other consumer products, office identification and business forms, postage stamp stock, decorative labels and other specialty industrial uses. The Company also manufactures and markets industrial process equipment and air pollution control scrubbers through Entoleter.

    The Company has experienced rapid growth which is attributable to the Central Products Acquisition and the Brown-Bridge Acquisition. Management believes that at the time of the respective acquisitions, each of the companies acquired was an underperforming operation. With the Brown-Bridge Acquisition, the Company entered the adhesive-backed materials industry. The Central Products Acquisition provided the Company with a leading position in the carton sealing tape market of the adhesive-backed materials industry. As a result of the acquisitions of Brown-Bridge and Central Products, the Company became a manufacturer of the broadest line of adhesive-backed label stock and carton sealing tape products in the adhesive-backed materials industry.

    Subsequent to each of the foregoing acquisitions, the Company has implemented cost reduction measures, including more effective management, rationalization of raw materials and component purchasing, improved materials flow and improved management information systems. The Company believes such measures will contribute to improved operating profits at Central Products and Brown-Bridge during 1996 and 1997.

    The Company has historically operated at a high level of capacity utilization. In order to meet production capacity requirements under the postage stamp stock agreements awarded to Brown-Bridge in 1995 and 1996, Brown-Bridge has contracted to invest $4.1 million to add a production line to manufacture silicone liner, a portion of which is currently being outsourced. The Company expects to incur higher cost of sales (approximately $2.2 million) for the year ended December 31, 1996 as a result of outsourcing a portion of its production requirements. The Company anticipates that the additional production line will be fully operational by the end of the fourth quarter of 1996, which will enable it to meet its anticipated silicone liner production requirements and substantially reduce costs associated with its current level of outsourcing silicone liner.

    The cost of the Company's principal raw materials, polypropylene resin and paper, have generally remained stable over the past several years. During fiscal 1995, however, raw material cost increases (as described below) resulted in price increases by the Company for its carton sealing tape and adhesive-backed label stock products. In the first half of fiscal 1995, industry-wide demand for resin exceeded capacity principally due to a temporary disruption in industry-wide resin production, which resulted in the Company instituting price increases for carton sealing tape products. During the second half of fiscal 1995, industry-wide resin capacity increased, which resulted in a decrease in prices for the Company's carton sealing tape products, as such raw material cost declines were passed through to customers due to a very competitive pricing environment. Also during 1995, costs for paper increased, which resulted in the Company instituting higher prices that were consistent with the increases instituted by its competitors during 1995 on carton sealing tape and adhesive-backed label stock products. The increases in raw material costs during fiscal 1995 on the Company's products did not materially impact the Company's gross profit because the Company was generally able to pass along its raw material cost increases without negatively impacting sales of its products.

    During the first half of fiscal 1996, the Company's principal raw material costs generally remained stable or declined. The Company is not aware of any significant cost increases planned by its raw material suppliers for the second half of fiscal 1996. In addition, Brown-Bridge has entered into agreements with certain raw material suppliers to provide a portion of its estimated adhesive and paper requirements over the next two years resulting from its pressure sensitive postage stamp stock supply agreements, which do not have price adjustments for raw material cost increases. The Company entered into these agreements, which have ceilings on future price increases, to ensure a minimum level of profit margins on the pressure sensitive postage stamp stock supplied by it for use by the Postal Service. Other supply agreements under which the Company's carton sealing tape products and a portion of its adhesive-backed label stock products are sold do not contain adjustment mechanisms for fluctuations in the cost of raw materials, although the Company has generally passed along raw material price changes for products sold under such agreements, as well as for products sold to other customers.

    The future impact of a change in raw material costs on the Company's profitability is based in part on pricing from the Company's competitors. Although historically the Company has generally been able to pass through raw material cost fluctuations, the Company cannot be assured that future raw material cost increases can be passed through to its customers and that such cost increases will not negatively impact the Company's gross profit. See "Risk Factors--Exposure to Fluctuations in Raw Material Costs; Pressure on Margins."

    During fiscal 1994 and 1995, the Company completed the acquisitions of Brown-Bridge (September 19, 1994) and Central Products (October 4, 1995). These acquisitions significantly increased the Company's net sales and had a major impact on its operating results and its financial condition and liquidity. The operations of each entity are included in the operating results of the Company from the respective acquisition dates.

NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995

    ACQUISITIONS. Effective October 4, 1995 Central Products Acquisition Corporation, a wholly-owned subsidiary of the Company, entered into a Stock and Purchase Agreement with Alco to acquire Central Products, which manufactures and sells water-activated and pressure sensitive carton sealing tapes. See Note 1 to Consolidated Financial Statements.

    NET SALES. Net sales were $184.4 million for the nine-month period ended September 30, 1996, versus $77.7 million for the comparable 1995 period, an increase of $106.7 million. The increase is a result of the acquisition of Central Products ($95.1 million) and its improved marketing efforts as evidenced by a 9 percent increase in net sales on a pro forma basis. The remainder of the increase is attributable to new business activity at Brown-Bridge, including the previously announced postage stamp stock contracts for the U.S. Posal Service's pressure-sensitive stamps.

    COST OF SALES. Cost of sales for the nine month period ended September 30, 1996, increased by $91.4 million compared with the corresponding period in 1995. The addition of Central Products accounted for approximately $77.4 million of the net increase. The remainder of the increase is directly attributable to increased sales volume at Brown-Bridge. Gross margin for the nine-month period ended September 30, 1996, improved from comparable 1995 period. This growth in margin was driven by improved manufacturing efficiencies and product mix. However, these improvements were offset by unfavorable material cost variances at Central Products and Brown-Bridge resulting from capacity constraints and new business activity. At Brown-Bridge, in particular, demand for pressure-sensitive products required Brown-Bridge to purchase certain materials from suppliers at a premium over the cost of internally manufacturing such materials. These cost premiums affected margins by approximately $1.7 million for the nine-month period ended September 30, 1996. Brown-Bridge anticipates completing the construction and implementation of the new flexible silicone and adhesive coater by the close of the fourth quarter which will increase capacity allowing it to internally satisfy all of its coating requirements.

    The material variances at Central Products, like those at Brown-Bridge, are a result of the increased cost incurred in outsourcing for necessary materials at times when internal capacity has reached its limit. The timing of acrylic orders forced Central Products to fulfill the orders with alternative outsourced product.

    SELLING, GENERAL AND ADMINISTRATIVE. SG&A represents the expenses of the operating subsidiaries and the Company's corporate office. For the nine months ended September 30, 1996, SG&A as a percentage of net sales decreased to 9.0% from 9.6% in the comparable 1995 period. In relative dollars, SG&A increased by $9.2 million versus the comparable 1995 period. Of the increase approximately $9.0 million of the increase is related to the addition of Central Products.

    INTEREST EXPENSE. Interest expense for the nine month period ended September 30, 1996 increased by $5.1 million when compared with the corresponding period for 1995. The increase is attributable to the additional debt incurred in the Central Products Acquisition (interest expense related to this debt was $1.6 million for nine months ended September 30, 1996). This increase was partially offset by lower interest expense at Brown-Bridge through the reduction of outstanding principal when compared to 1995.

    GUARANTEE FEE. As part of the acquisition of Central Products, the Company's parent (LMC) agreed to guarantee a $25 million note to Alco at a rate of 0.5% of the principal amount per month ($125 thousand). This guarantee ended on March 31, 1996, upon the completion of the refinancing of the Alco notes.

    INCOME TAXES. The 1996 and 1995 income tax provision provides for federal and state income taxes at an effective rate of 41%. The 1995 income tax provision for the nine months ended September 30, 1995 was reduced by $279 thousand due to the reversal of the Company's valuation allowance related to net deferred tax assets.

FISCAL 1995 COMPARED TO FISCAL 1994

    NET SALES. The Company's 1995 net sales were $135.3 million, an increase of $101.7 million when compared with net sales of $33.6 million in 1994. The increase in net sales were largely the result of the Central Products Acquisition and a full year's results from Brown-Bridge, which was purchased in September 1994. Brown-Bridge accounted for $70.3 million of the increase in net sales. Central Products accounted for $30.6 million of the increase, with the balance coming from Entoleter ($800 thousand).

    COST OF SALES. Total cost of sales increased by $89.2 million to $117.7 million in 1995 when compared with cost of sales of $28.5 million in 1994. This increase was attributable to the inclusion of Brown-Bridge for a full year and the Central Products Acquisition. Included in the 1995 cost of sales is $86.4 million for Brown-Bridge and $26.2 million for Central Products with the remainder related to Entoleter.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. SG&A for 1995 was $11.8 million, an increase of $7.4 million over 1994. The increase was attributable primarily to the inclusion of Brown-Bridge for a full year ($4.4 million) and the Central Products Acquisition ($2.6 million) with the remainder of the increase attributable to the Company's corporate office. The 1995 SG&A at Brown-Bridge included a charge of $600 thousand for fees paid to a consulting firm which was retained for one year to assist Brown-Bridge in establishing process improvement programs to enable the Company to improve its operations. This consulting engagement began in 1994 and was completed in 1995. See "Certain Transactions."

    INTEREST EXPENSE. Interest expense for 1995 totaled $4.5 million, of which $2.2 million, $1.3 million and $245 thousand relates to debt at Brown-Bridge, Central Products and Entoleter, respectively. The remainder of the interest expense ($800 thousand) relates to debt at the corporate level incurred in the Brown-Bridge Acquisition and the Central Products Acquisition. Total interest expense for 1995 increased by $3.7 million versus 1994 and relates to debt incurred in the Central Products Acquisition and a full year of interest accrued on the debt incurred in the Brown-Bridge Acquisition.

    GUARANTEE FEES. The Company accrued a $375 thousand charge for guarantee fees due to Lynch in connection with debt incurred in the Central Products Acquisition. This fee is 0.5% per month of the principal amount of certain indebtedness ($25 million at December 31, 1995) of the Company. See Note 4 to Consolidated Financial Statements.

    INCOME TAXES. The 1995 income tax provision was calculated using a combined federal state income tax rate of 41%. The Company's effective income tax rate for 1995 was 11.7% due to a reduction in the tax provision of $279 thousand attributable to the elimination of the Company's valuation allowance on its deferred tax assets.

    NET INCOME. The Company recorded net income of $561 thousand, or $0.17 per share for 1995, versus a net loss of $90 thousand, or ($0.03) per share in 1994. The earnings per share have been adjusted to reflect two three-for-two stock splits effected on December 29, 1995, and December 30, 1994, respectively.

FISCAL 1994 COMPARED TO FISCAL 1993

    NET SALES. As a result of the Brown-Bridge Acquisition, 1994 net sales were $33.6 million, an increase of $27.3 million, compared with net sales of $6.4 million reported in 1993. Brown-Bridge accounted for $26.8 million of the increase, with the remainder coming from Entoleter.

    COST OF SALES. Total cost of sales increased by $24.1 million in 1994 over 1993. This increase was attributable to the inclusion of Brown-Bridge ($23.6 million) and higher costs at Entoleter because of increased sales volume in 1994 and the write-off of $200 thousand of shredder inventory reflecting a change in strategy within that product line.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. SG&A for 1994 was $4.4 million, an increase of $2.5 million over 1993. The increase was attributable primarily to Brown-Bridge ($1.8 million) and higher commission and selling expenses at Entoleter resulting from increased sales volume. The SG&A at Brown-Bridge includes a charge of $387 thousand for fees paid to a consulting firm assisting Brown-Bridge to improve its operations and manufacturing processes. SG&A for 1994 also includes non-recurring charges of $300 thousand related to the implementation of the management agreement with Messrs. Boyle and Fleming, and $100 thousand related to the settlement of litigation and related matters at Entoleter.

    INTEREST EXPENSE. Interest expense for 1994 totaled $800 thousand of which $0.6 million relates to additional debt incurred in the acquisition of Brown-Bridge. See Note 4 to Consolidated Financial Statements.

    OTHER INCOME -- NET. Other income-net for 1994 was $100 thousand, a decrease of $43 thousand, when compared to 1993. The decrease is related primarily to lower interest income due to lower average cash balances maintained because of cash utilized in the Brown-Bridge Acquisition.

    INCOME TAXES. A state income tax provision of $70 thousand in 1994 relates to Brown-Bridge. Federal income taxes for 1994 and 1993 were offset by utilizing all of the remaining net operating loss carry-forwards of the Company.

    NET INCOME. The Company recorded a net loss of $90 thousand, or ($0.03) per share for 1994, versus net income of $100 thousand, or $0.04 per share in 1993. The earnings per share have been adjusted to reflect two three-for-two stock splits effected on December 29, 1995, and December 30, 1994, respectively.

LIQUIDITY AND CAPITAL RESOURCES

    GENERAL

    The Company's principal sources of liquidity are expected to be cash flow from operations and available borrowings under the New Credit Facility. It is expected that the Company's principal uses of liquidity will be to provide working capital, finance capital expenditures, fund costs associated with the Recapitalization Plan and meet debt service requirements. Following the Recapitalization Plan, the Company remains highly leveraged. The New Credit Facility provides the Company with an aggregate of $40 million of senior secured financing, all of which is expected to be available upon consummation of the Recapitalization Plan. Based upon current operations, anticipated cost savings and future growth, the Company believes that its cash flow from operations, together with available borrowings under the New Credit Facility and its other sources of liquidity (including leases), will be adequate to meet its anticipated requirements for working capital, capital expenditures, lease payments and scheduled principal and interest payments, although the Company believes that its ability to pay the Notes at maturity will be dependent on the availability of refinancing indebtedness. There can be no assurance, however, that the Company's business will continue to generate cash flow at or above current levels or that estimated cost savings or growth can be achieved. See "Risk Factors -- Substantial Leverage and Ability to Service Debt," "Risk Factors -- Management of Growth" and "Risk Factors -- Lack of Combined Operating History."

    The Indenture will impose certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, issue preferred stock, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company or its Restricted Subsidiaries. In addition, the New Credit Facility will contain other and more restrictive covenants and will prohibit the Company from prepaying the Notes. The New Credit Facility also will require the Company to maintain specified financial ratios and satisfy certain financial tests. The Company's ability to meet such financial ratios and tests may be affected by events beyond its control. There can be no assurance that the Company will meet such tests. See "Description of New Credit Facility."

    SEPTEMBER 30, 1996 COMPARED TO SEPTEMBER 30, 1995

    The Company used $590 thousand in net cash for operating activities during the nine months ended September 30, 1996, compared to $846 thousand in net cash generation in the corresponding period in 1995. The change in cash from operations is attributable to increased working captial demands, primarily in inventories, due to a growing revenue base. EBITDA for the nine months ended September 30, 1996 was $12.5 million compared to $3.3 million in the comparable 1995 period. Net working capital at September 30, 1996 was negative $2.1 million versus $7.9 million at December 31, 1995, a decrease of $10 million. This decrease is directly attributable to the current classification of $7.0 million subordinated note due April 5, 1997 and borrowings against the Company's working capital revolver. Cash utilized in investing activities were for capital improvements at Brown-Bridge, principally a silicone and adhesive coater, and the acquisition of a warehouse facility in Brighton, Colorado utilized by Central Products.


    As of December 18, 1996, there was approximately $300,000 outstanding against the New Credit Facility.


    DECEMBER 31, 1995 COMPARED TO DECEMBER 31, 1994

    Net capital expenditures for 1995 were $1.6 million, primarily for the purchase of machinery and building improvements. The Company estimates spending approximately $9 million of capital expenditures in 1996 and projects that it will spend approximately $8 million of capital expenditures in 1997, which together include the Company's planned investment of $10 million over the next two years for expansion of production capacity at Central Products ($6 million) and Brown-Bridge ($4 million).

    The Company's business is subject to significant risks that could cause the Company's results to differ materially from those expressed in any forward-looking statements made in this Offering Memorandum. These risks include the matters set forth above under this caption, under "Risk Factors," and elsewhere herein.

                                    INDUSTRY

    The Company considers the adhesive-backed materials industry to be over $5 billion, consisting of the $3.3 billion total tape market and the $2 billion adhesive-backed label stock market. The Company competes in the carton sealing tape and adhesive-backed label stock markets within the adhesive-backed materials industry. The carton sealing tape market is part of the $1.2 billion portion of the total tape market which relates to packaging and sealing tape applications and the remaining portion of the market relates to tapes for other applications, such as electrical, automotive, industrial and medical, which the Company does not manufacture. The adhesive-backed label stock market excludes the glue applied labels market in which the Company does not compete because glue applied labels are applied to printed label stock, whereas adhesive-backed label stock uses different technologies to apply an adhesive layer to the backing.

CARTON SEALING TAPE MARKET

    The Company estimates that the carton sealing tape market is approximately $550 million, of which $430 million relates to pressure sensitive tape and $120 million relates to water sensitive tape. According to independent studies, pressure sensitive tape for packaging and sealing constitute the largest pressure sensitive tape applications and is estimated to increase approximately 7% annually from $1.1 billion in 1993 to $1.5 billion in 1998. Within this category, sealing and forming of corrugated boxes and other shipping containers, otherwise referred to herein as carton sealing, is the fastest growing tape function.

    Carton sealing tape market growth is expected to be driven by the continued use of pressure sensitive tapes (natural rubber adhesive, acrylic adhesive and hot-melt adhesive) to replace and supplement other joining methods, such as glue and staples and, to a lesser extent, water sensitive applications. Pressure sensitive tapes offer advantages over competing materials, such as cold press glues, including ease of operation, less physical infrastructure requirements, cost effectiveness in terms of lower energy and chemical material requirements, convenience and high speed application capabilities. Demand in the carton sealing tape market is also correlated to the demand for corrugated boxes. Sales of corrugated boxes are projected to increase over 7% per year from $16.4 billion in 1993 to $23.4 billion in 1998, reflecting increases in industrial production activity and manufacturers' shipments of both durable and nondurable goods, in addition to increased specialized shipping (e.g., mail order products), increased population relocation trends (e.g., packaging and shipment of personal items) and increased shipments of content with high value which requires enhanced package security and quality.

    The Company expects demand for water sensitive tape products (fiberglass reinforced and non-reinforced) to grow due to increased shipments of high value products and demand for recycled paper content in paper products. The majority of water sensitive tape revenue of the Company is generated from fiberglass reinforced tapes which provide extra support and rigidity to cartons as well as increased security.

    The Company estimates that water sensitive tape growth is driven, in part, by the use of recycled corrugated boxes which is continuing to grow because of environmental concerns. Water sensitive tapes are constructed of environmentally safe, biodegradable material that increases their re-pulpability for use in recycled paper products. Over the last several years, pressure sensitive tapes have grown rapidly at the expense of other tapes for a range of applications. However, for certain carton sealing functions, such as sealing recycled corrugated cartons, water sensitive tapes perform more effectively than pressure sensitive tapes. Consequently, water sensitive tape products remain an integral part of the Company's carton sealing tape business. Environmental concerns have further benefitted the water sensitive tape market because of the perception that paper-backed tape is environmentally safer than film-backed pressure sensitive tapes. Lastly, the Company believes that through development of new and improved equipment for dispensing and applying water sensitive tape, water sensitive tape products will become more competitive with pressure sensitive tape products.

    Carton sealing tape products and other adhesive-backed carton closure products are sold primarily through national, regional and local distributors, some of which resell under private labels. Distributors and private label buyers are the key decision makers for most carton sealing and closure applications. The distributor often makes purchasing decisions based on the manufacturer's ability to provide a full range of products to meet its customers' needs. The Company manufactures the broadest range of private label carton sealing tape products and has supply arrangements with the two largest national distributors. As distributors continue to simplify their purchasing organizations and consolidate their relationships, the Company expects to continue to benefit from this consolidation trend.

ADHESIVE-BACKED LABEL STOCK MARKET

    According to independent studies, the adhesive-backed label stock market is approximately $2 billion, of which $1.7 billion relates to pressure sensitive label stock products and $250 million relates to water and heat sensitive label stock products. According to independent studies, pressure sensitive label stock demand is projected to grow approximately 8% annually from $1.7 billion in 1994 to $2.7 billion in 2000, representing approximately 50% of the overall labels market, whereas the more mature glue applied labels market is growing at approximately 5% annually. The rapid growth in this market is attributable, in part, to several advantages pressure sensitive labels have over traditional glue-applied labels, such as reduced wrinkling and superior adhesion and durability. Other factors contributing to the growth of pressure sensitive label stock include: (i) new government regulations requiring an increase in the amount of information displayed on consumer and industrial products, including food, bulk chemicals, household appliances and automobiles; (ii) increased use of barcoding to track retail sales of consumer products and business inventories in a wide variety of manufacturing industries; (iii) continued demand from businesses for targeted promotional material; (iv) continued need for manufacturers to reduce potential product liabilities by providing consumers with more instructions on product usage and (v) the emergence of product line extensions that increase customer convenience, such as pressure sensitive postage stamps.

    Adhesive-backed label stock products consist of pressure, water and heat sensitive paper and pressure sensitive film products. Pressure sensitive products account for over 85% of total demand for adhesive-backed label stock products and pressure sensitive products are expected to grow more than 10% annually over the next several years. Pressure sensitive products are generally preferred by customers as a result of their ease of use, despite their higher price relative to water and heat sensitive products.

    Other label stock products such as glue applied labels and direct product imprinting can be substituted for adhesive-backed film and paper products. However, these alternative technologies have not historically provided significant competition to adhesive-backed products, principally due to relative cost considerations. Because the cost of labeling and marking using adhesive-backed products is low relative to the cost of most end use products, users have little incentive to switch to alternative technologies.

    The Company estimates that approximately 75% of adhesive-backed label stock products are sold directly to printers, with sales to paper merchants and converters accounting for the balance. The Company believes that customer purchasing decisions are based upon consistent quality and delivery with price being a secondary, but important, factor. The nature of customer's custom printing specifications creates additional high switching costs for the buyer relative to the benefits of obtaining a price discount. Management believes its strong manufacturing capabilities and product focus on quality and service contributed to Brown-Bridge's recent supply agreements to provide the Postal Service with up to $35 million of pressure sensitive postage stamp stock.

                                    BUSINESS

GENERAL

    Spinnaker is a leading manufacturer and marketer of adhesive carton sealing tape and adhesive-backed label stock, primarily for the carton sealing tape and pressure sensitive label stock markets. The Company's strategy is to focus on the growing pressure sensitive markets for carton sealing tape and label stock applications, while pursuing acquisitions within the adhesive-backed materials industry that complement its existing businesses. The Company's products are grouped into two principal businesses that accounted for the following percentages of pro forma 1995 net sales: pressure and water sensitive carton sealing tape (54%) and adhesive-backed label stock (43%). For the fiscal year ended December 31, 1995, the Company had net sales of $226.6 million and Adjusted EBITDA (as defined) of $20.5 million on a pro forma basis after giving effect to the adjustments described under "Unaudited Pro Forma Financial Data."

    Central Products, founded in 1917, is a leading manufacturer of carton sealing tape and offers the broadest line of such products in the United States. According to Company estimates, Central Products has a greater than 50% share of the water sensitive carton sealing tape market, where its revenues are more than twice those of its next largest competitor. In the pressure sensitive carton sealing tape market, Central Products is one of the three largest manufacturers for carton sealing tape applications, and the Company believes that Central Products is the only manufacturer of all pressure sensitive technologies (acrylic, hot melt and natural rubber), which provides the Company with a competitive advantage by allowing it to meet the broadest range of application requirements of its customers. Its branded and private label products are used primarily for commercial packaging applications and are sold through its national sales force to over 1,500 paper and office products distributors nationwide, including the largest national distributors of paper products, for resale to over 20,000 end users. In 1995, in connection with the Central Products Acquisition, Central Products entered into a private label supply agreement with Unisource, the largest United States distributor of office paper products, to supply a complete line of private label carton sealing tape products. Unisource is a subsidiary of Alco, the former owner of the Central Products Operations prior to the Central Products Acquisition. In 1995, Central Products also became a major vendor to ResourceNet, the second largest distributor of paper products in the United States, to supply a full line of private label water sensitive and pressure sensitive carton sealing tape products. The Company believes that these arrangements with key customers distinguish the Company's leading position as the only one-stop manufacturer of private label products in the carton sealing tape market.

    Brown-Bridge was founded in 1928 and, according to Company estimates, is the fifth largest manufacturer of adhesive-backed label stock and is the only manufacturer of all adhesive-backed paper technologies (pressure, water and heat sensitive), which enables the Company to provide a broad range of standard and custom adhesive-backed label stock products that meet the design specifications of its customers. Brown-Bridge offers a full line of more than 1,500 variations of adhesive-backed label stock and sells its products in roll and sheet form to over 1,000 printers, paper merchants and industrial users. Customers convert its label stock into labels used for a broad range of end use applications, including bar-coding, mailing and shipping, packaging for pharmaceutical, food and other consumer products, office identification and business forms, postage stamp stock, decorative labels and other specialty industrial uses. Brown-Bridge is the largest supplier of pressure sensitive postage stamp stock for use by the Postal Service.

BUSINESS STRATEGY

    The Company's strategy is to enhance its market position by focusing on the following:

    PURSUE ACQUISITIONS. The Company plans to pursue acquisitions which complement its position in the adhesive-backed materials industry. The Company has experience identifying and integrating acquisitions with its existing businesses, as evidenced by its acquisitions of Central Products and Brown-Bridge. The Company believes that the carton sealing tape and label stock markets are fragmented, as approximately 45% of the carton sealing tape market and approximately 30% of the adhesive-backed label stock market is held by numerous competitors that are smaller than the Company. The Company intends to use its existing businesses as platforms to take advantage of consolidation opportunities to acquire complementary product lines or businesses to increase its market share in the adhesive-backed materials industry.

    DEVELOP KEY CUSTOMERS. The Company intends to focus on strengthening its relationships with large distributors for its carton sealing products. As customers consolidate their purchases among selected national suppliers, the Company will continue to pursue strategic partnerships, such as those with Unisource and ResourceNet, to supply a full line of carton sealing tape products to meet all of their requirements. For its label stock customers, the Company intends to focus on expanding its customer base in niche markets by working with customers to develop custom product applications.

    INTRODUCE NEW PRODUCTS. The Company intends to target new product growth opportunities to increase market share. For example, the Company worked closely with a supplier to the Postal Service to develop new pressure sensitive roll, booklet and sheet stamp products to meet the needs of this growing market segment. The Company has utilized existing manufacturing capabilities to create product line extensions such as over-laminating film for use in labeling applications. The Company believes that the breadth of its product line, commitment to product quality and reputation for innovation will continue to enable it to increase its market share through the introduction of new products.

    IMPROVE OPERATING EFFICIENCIES. The Company intends to improve overall operating efficiencies through its C(2)E program at Brown-Bridge and other operating improvement programs at Central Products. These programs will focus on a variety of efficiency initiatives, such as improving through-put, reducing working capital needs, and reducing overall costs. For example, the expansion of silicone coating capacity at Brown-Bridge is intended to reduce costs connected with outsourcing silicone coated liner, which management estimates to be approximately $2 million during fiscal 1996. Various contingencies could affect the realization of the projected cost savings. In particular, and without limiting the contingencies that could affect the realization of the projected cost savings described above, such projected savings would be adversely affected if the installation of the capital equipment required to expand the silicone coating capacity is delayed, the Company experiences problems with such equipment or the Company's needs for silicone coated liner are less than those currently projected by it.

    EXPAND PRODUCTION CAPACITY. In order to take advantage of anticipated growth in its existing markets, the Company intends to expand production capacity at both Brown-Bridge and Central Products to meet increasing customer demand. The Company plans to invest approximately $10 million over the next two years, which includes the silicone coater expansion, to add capacity to meet anticipated demand for pressure sensitive carton sealing tape and add pressure sensitive coating capacity for label stock which is currently outsourced. By adding production capacity, the Company expects to increase sales volume and market share while improving overall gross margins.

    FOCUS ON CUSTOMER SERVICE. The Company intends to maintain its reputation for excellent customer service. The Company has recently completed a new management information system at Brown-Bridge and is upgrading its computer system at Central Products in order to provide customer service departments with on-line information to reduce the time and cost associated with order fulfillment. The Company's research and development department provides its customers with custom label stock solutions for unique end user applications. In addition, the Company conducts frequent product education and technical support programs for its customers at certain of its carton sealing tape facilities.

CENTRAL PRODUCTS

    Central Products' carton sealing tape is used for the packaging of goods for shipment by manufacturing, retail or distribution companies. Central Products manufactures pressure sensitive tape with all three primary adhesive technologies: acrylic, hot melt and natural rubber. It also offers three types of water sensitive tape: paper tape, fiberglass reinforced tape and box tape. Central Products believes it is the only United States supplier to manufacture both pressure sensitive tape and water sensitive tape, and is the only company to produce pressure sensitive tape utilizing all three pressure sensitive adhesive technologies.

    PRESSURE SENSITIVE TAPE. Pressure sensitive tape is manufactured primarily through the coating of plastic film with a thin layer of acrylic, hot melt or natural rubber adhesive. The adhesive is applied to various grades of high-quality, low-stretch polypropylene film for use in most applications as well as PVC and polyester films which are used for certain specialized applications. Acrylic adhesives, which are noted for their clarity, non-yellowing properties, good temperature resistance and low application cost, are best suited for manual applications on light and medium carton sealing situations. Hot melt adhesives, noted for their quiet release and easy unwind during application, are the most widely used pressure sensitive adhesives because they satisfy 90% of all carton sealing requirements. Natural rubber adhesives are unique because of their aggressive adhesion properties and, although they are ideal for recycled content cartons and cartons requiring hot, humid or cold packing, transportation and storage, they can be used for a wide variety of surface conditions and extreme temperature tolerances. Central Products' pressure sensitive tapes are sold under the trade names Alltac-Registered Trademark- and Central-Registered Trademark-.

    WATER SENSITIVE TAPE. Water sensitive tape is generally manufactured through the application of a thin layer of water sensitive adhesive to gumming kraft paper. It is offered as either non-reinforced (paper) tape or fiberglass reinforced tape. Non-reinforced tape is made by applying an adhesive to a single layer of high tensile strength kraft paper coated with Central Products' patented starch-based adhesive. Non-reinforced tapes are totally biodegradable and are used in light to medium carton sealing applications. Fiberglass reinforced tape contains a layer of fiberglass yarn placed between two layers of kraft paper, and is typically used to seal heavy packages or on cartons that will be subject to a high level of abuse during shipping and is also favored in shipping high value goods due to its strong sealing qualities. Both non-reinforced tape and fiberglass reinforced tape are available in light, medium and heavy grades. Central Products' water sensitive carton sealing tapes are sold under the trade names Glasseal-Registered Trademark-, Central-Registered Trademark-, Green CoreTM and Tru-SealTM.

    Central Products also supplies tape dispensing equipment manufactured by other companies. It currently offers a broad line of carton sealing equipment for pressure sensitive tape, which ranges from hand held dispensers to automatic random sizing equipment. Central Products also offers two types of table top dispensers for water sensitive tape -- a manual dispenser and a more expensive electric dispenser.

BROWN-BRIDGE

    Brown-Bridge develops, manufactures and markets adhesive-backed label stock that is converted by printers and industrial users into products that are utilized for marking, identifying, labeling and decorating applications and products. Brown-Bridge's products are offered in three primary adhesive categories: pressure sensitive, water sensitive and heat sensitive.

    PRESSURE SENSITIVE. Pressure sensitive products, which are activated by the application of pressure, are manufactured with a three element construction consisting of face stock, adhesive coating and silicone coated release liner. The adhesive product is sold in roll or sheet form for further conversion into products used primarily for marking, identification and promotional labeling. Brown-Bridge's pressure sensitive products are sold under the trade names Strip Tac-Registered Trademark- and Strip Tac Plus-Registered Trademark-. Roll pressure sensitive products are generally sold to label printers that produce products used primarily for informational labels (shipping labels, price labels, warning labels, etc.), product identification and postage stamps. Sheet pressure sensitive products are sold to commercial sheet printers, who provide information labels and other products (such as laser printer stock). During fiscal 1995, pressure sensitive products constituted approximately 85% of Brown-Bridge's net sales.

    WATER SENSITIVE. Water sensitive products, which are activated by the application of water, include a broad range of paper and cloth materials, coated with a variety of adhesives. The adhesive coated products are sold in roll or sheet form for further conversion to postage and promotional stamps, container labels, inventory control labels, shipping labels and splicing, binding and stripping tapes. The water sensitive line is sold under the trade name Pancake-Registered Trademark- and consists of three product groups: dry process, conventional gummed and industrial. Dry process is sold primarily for label and business form uses. Conventional gum products serve many of the same end uses for hand applied labels as dry process stock. A major portion of these products is sold for government postage and promotional stamp uses. Industrial products are sold in several niche markets, such as electrical and other specialty markets.

    HEAT SENSITIVE. Heat sensitive products, which are activated by the application of heat, are manufactured by coating a face stock with either a hot melt coating or an emulsion process adhesive. The heat sensitive product line is sold primarily for labeling end uses, such as pharmaceutical bottles, meat and cheese packages, supermarket scales, cassettes and bakery packages. The adhesive coated product is sold in roll or sheet form for further conversion. Brown-Bridge's heat sensitive products are sold under the trade name Heat Seal.

MARKETING AND CUSTOMERS

    The Company markets its broad range of products to a variety of customers. During 1995, no single customer accounted for more than 10% of the Company's net sales.

    Central Products' marketing and sales strategy emphasizes supplying a full line of both water sensitive and pressure sensitive tape products to the carton sealing tape industry. Central Products believes that it is the only company in the industry supplying a complete line of water sensitive and pressure sensitive tape products for the carton sealing market, and, as a result, Central Products is unique in its capacity to provide their customers with all of the benefits of a one-stop supplier.

    Central Products sells its products directly to over 1,500 paper distributors (customers), who in turn resell these tape products to the end user markets. In addition, Central Products sells private-brand carton closure tapes direct to large customers who in turn distribute the products under their name to end users. Central Products provides its distributor customers with a high level of product education to enable them to better sell the Company's products. Central Products maintains a training center at its Menasha facility, where it conducts a "Tape School" five times yearly for educating customers about its products. Central Products also provides on-site training and gives its distributors in-depth product literature and technical materials.

    Brown-Bridge generally markets its products through its own sales representatives to regional and national printers, converters and merchants. The majority of sales represent product sold and shipped from Brown-Bridge's facilities in Troy, Ohio. However, to broaden its market penetration, Brown-Bridge also contracts with seven regional processors throughout the United States, with whom Brown-Bridge stores product until sold. Generally, these processors perform both slitting and distribution services for Brown-Bridge.

    The Company's customers are leaders in their markets and include the two largest paper distributors in the United States and end users that are some of the largest corporations in the United States. Management believes that the Company's customer base is stable in large part due to high product switching costs.

MANUFACTURING AND RAW MATERIALS

    Management believes that the Company is the only manufacturer of all adhesive technologies for carton sealing tape and adhesive-backed label stock. The Company's operations utilize advanced manufacturing methods and sophisticated equipment to produce carton sealing tapes and label stock for a variety of standard and custom applications requiring water, pressure and heat sensitive technologies. The Company believes its strong manufacturing capabilities enable it to maintain high product quality and low operating costs and respond to customers' needs quickly and efficiently.

    To improve efficiency, the Company has adopted a variety of operating improvement programs. For example, Central Products adopted the "Crosby Quality Process" in 1990 for implementations of total quality initiatives throughout its organization. All of its Menasha plant employees and corporate employees received approximately 30 hours in comprehensive training on quality concepts, leading to substantial, quantifiable results, including reductions in machine downtime, material waste and other costs at Menasha which have resulted in $2 million in cost reductions during the last three years, according to management's estimates. A similar program has been implemented at the Central Products' Brighton facility yielding equally positive results. The Company also intends to improve operating efficiencies at Brown-Bridge through its C(2)E program and other programs which will focus on a variety of efficiency initiatives intended to improve productivity at Brown-Bridge. One such initiative is the silicone coating capacity expansion at Brown-Bridge, which is expected to reduce costs connected with outsourcing silicone coated liner, and is projected to result in at least $2.2 million of annualized cost savings each year, according to management's estimates.

    Raw materials are the most significant cost component in Spinnaker's production process. The material component accounts for approximately 65% to 70% of the total cost of its products, with the most important raw materials being paper (gumming kraft and face stock), adhesive materials, fiberglass, and polypropylene resin. These materials are currently readily available and are procured from numerous suppliers.

    Among the Company's manufacturing strengths at its Central Products water sensitive tape operation are fully integrated, computerized coating and laminating machines, fully automated slitting, rewinding and packaging machines and a state of the art print shop. At its pressure sensitive tape operation, they include an in-house film line for production of polypropylene film and an advanced computerized coating machine for each of the three adhesive technologies.

COMPETITION

    The adhesive-backed materials industry is highly competitive, and the Company competes with both national and regional suppliers. As a result of the competitive environment in the markets in which the Company operates, the Company faces (and will continue to face) pressure on sales prices of its products. As a result of such pricing pressures, the Company may in the future experience reductions in the profit margins on its sales, or may be unable to pass future raw material price increases to its customers (which would also reduce profit margins). The Company operates in markets characterized by a few large diversified companies selling products under recognized trade names and a number of smaller public and privately-held companies selling to the market. In addition to branded products, some companies in the industry produce private-label products to enhance supply relationships with large buyers.

    The Company competes with other manufacturers of carton sealing tape products as well as manufacturers of alternative carton closure products. Competition in the carton sealing market is based primarily on price and quality, although other factors may enhance a company's competitive position, including product performance characteristics, technical support, product literature and customer support. There are a wide range of participants in the carton sealing industry, including large diversified corporations (principally in pressure sensitive) and small private companies (principally in water sensitive tape). Central Products is one of the leading manufactures of water sensitive tape. 3M Corporation is the largest manufacturer of pressure sensitive tape in the carton sealing market in the United States.

    The adhesive-backed label stock market is fragmented. The Company competes with several national manufacturers, including Avery-Dennison, Bemis, 3M Corporation and a number of smaller regional manufacturers. The Company believes that Avery-Dennison, Bemis and 3M Corporation are the only competitors with national production facilities and Avery-Dennison and 3M Corporation are the only competitors with nationally recognized brand names.

ENVIRONMENTAL REGULATIONS

    The Company is subject to environmental laws and regulations governing emissions to the air, discharges to waterways, and generation, handling, storage, transportation, treatment and disposal of waste materials. The Company is also subject to other federal and state laws and regulations regarding health and safety matters. Environmental laws and regulations are constantly evolving and it is impossible to predict the effect that these laws and regulations will have on the Company in the future. While the Company believes it is currently in substantial compliance with all such environmental laws and regulations, there can be no assurance that it will at all times be in complete compliance with all such requirements. In addition, although the Company believes that any noncompliance is unlikely to have a material adverse effect on the Company, it is possible that such noncompliance could have a material adverse effect on the Company. The Company has made and will continue to make capital expenditures to comply with environmental requirements. As is the case with manufacturers in general, if a release of hazardous substances occurs on or from the Company's properties or any associated offsite disposal location, or if contamination from prior activities is discovered at any of the Company's properties, the Company may be held liable and the amount of such liability could be material.

PATENTS AND TRADEMARKS

    Patents are held by the Company with respect to the manufacture of certain of its products, but management does not consider such patents to be important to the Company's operations. The patents expire over various lengths of time with the last patent expiring in about 10 years. The Company has registered several of its trade names and trademarks for adhesive-backed materials. The Company does not believe that its use of trademarks or trade names infringes on the rights of any third parties.

INTERNATIONAL SALES

    The Company's foreign sales were $10.4 million, $3.9 million and $0.8 million in 1995, 1994 and 1993, respectively. Of the $10.4 million in 1995 foreign sales, approximately $6.6 million were represented by exports of Brown-Bridge products. The substantial majority of these sales were to Canadian customers and, consequently, the Company believes that the risks commonly associated with doing business in foreign countries are minimal. The profitability of foreign sales is substantially equivalent to that of domestic sales. Because foreign sales are transacted in United States dollars, payments in many cases are secured by irrevocable letters of credit, and sales are spread over a number of customers in several countries, the Company believes that the risks commonly associated with doing business in foreign countries are minimized.

LITIGATION

    The Company from time to time is involved in various legal proceedings arising in the ordinary course of business operations, such as employment matters, contractual disputes and personal injury claims. There are no proceedings currently pending for which the Company's potential liability would be material to its financial condition or results of operations.

BACKLOG

    The Company's backlog believed to be firm was $10.7 million at December 31, 1995, as compared to $6.3 million at December 31, 1994. Of the $10.7 million backlog of firm orders at such date, approximately $5.7 million was represented by Brown-Bridge's customers, and approximately $3.1 million was represented by Central Products' customers with the remainder related to Entoleter. The Company believes that all such orders will be shipped in 1996.

INDUSTRIAL PROCESS EQUIPMENT BUSINESS

    Through its Entoleter subsidiary, the Company engineers, manufactures and markets a line of industrial process equipment and a line of air pollution control equipment. Entoleter's net sales consist entirely of sales to commercial and industrial customers.

EMPLOYEES

    As of December 31, 1995, the Company employed approximately 1,100 persons, of which 370 were Brown-Bridge employees, 680 were Central Products employees and 40 were Entoleter employees. All employees other than management are paid on an hourly basis. A majority of its hourly employees are not represented by unions. Central Products has a labor agreement expiring in 1998 with the United Paperworkers International Union AFL-CIO covering approximately 200 hourly employees at the Menasha, Wisconsin plant. Entoleter's approximately 20 hourly-paid production employees are members of the United Electrical, Radio and Machine Workers of America Union. The current collective bargaining agreement expires on April 30, 1999. The Company believes that its relations with its employees are good; however, there can be no assurance that the Company will not experience work stoppages or slowdowns in the future.

PROPERTIES


    The Company's principal executive offices are located in Dallas, Texas, where it shares office space with an affiliate of its principal executive officers. The following table sets forth certain information with respect to the principal operating and administrative facilities used by the Company:


                                                           APPROXIMATE    OWNED OR
LOCATION                                                   SQUARE FEET     LEASED     EXPIRATION OF LEASE
---------------------------------------------------------  ------------  -----------  -------------------
CENTRAL PRODUCTS
  Menasha, Wisconsin.....................................      160,000        Owned           N/A
  Menasha, Wisconsin.....................................       20,000        Owned           N/A
  Neenah, Wisconsin......................................       90,000       Leased     April 25, 1998
  Linden, New Jersey.....................................       30,000       Leased     Month-to-Month
  Brighton, Colorado.....................................      211,000       Leased    January 31, 2014
  Denver, Colorado.......................................      100,000        Owned           N/A
BROWN-BRIDGE
  Troy, Ohio (Plant One).................................      200,000        Owned           N/A
  Troy, Ohio (Plant Two) (1).............................       98,000        Owned           N/A
  Waco, Ohio.............................................       20,600       Leased     Month-to-Month
ENTOLETER
  Hamden, Connecticut....................................       72,000        Owned           N/A

------------------------

(1) Brown-Bridge also owns a five-acre tract adjacent to this tract that is available for expansion.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The name, age and position(s) of each director and executive officer of the Company is as follows:


                                                            PRINCIPAL POSITION
NAME                           AGE                     AND OFFICES WITH THE COMPANY
-------------------------      ---      -----------------------------------------------------------
Richard J. Boyle                   62   Chairman and Chief Executive Officer

Ned N. Fleming, III                36   President and Director

Philip Wm. Colburn                 67   Director

Robert E. Dolan                    44   Director

Frank E. Grzelecki                 59   Director

Joseph P. Rhein                    69   Director

Anthonie C. van Ekris              61   Director

K. C. Caldabaugh                   49   Chairman, Chief Executive Officer and President --
                                         Brown-Bridge

John R. Powers                     63   President -- Central Products

Mark R. Matteson                   33   Vice President, Corporate Development

James W. Toman                     45   Controller and Assistant Secretary


RICHARD J. BOYLE

    Mr. Boyle has been a director and Chairman and Chief Executive Officer of the Company since June 1994. Mr. Boyle also has served as a Managing Director of BF since 1993. From 1990 to 1992, Mr. Boyle was President and Chief Executive Officer of LTV Aerospace and Defense Company, a manufacturer of aircraft, missiles and specialty vehicles. Mr. Boyle was Corporate Vice President, Marketing and Business Development of Honeywell Inc., a provider of products and systems for the industrial, building, space and marine markets from 1987 to 1990. Mr. Boyle is a director of Key Bank and several privately-held companies.

NED N. FLEMING, III

    Mr. Fleming became a member of the Board of Directors and President of the Company in June 1994. In addition, Mr. Fleming is a Managing Director of BF, a position he has held since 1993. From 1988 to 1993, Mr. Fleming was an Associate at Cardinal Investment Company, Inc., an investment concern. Mr. Fleming serves on the board of directors of several privately-held companies.

PHILIP WM. COLBURN

    Mr. Colburn, elected to the Board of Directors of the Company in March 1996, has been the Chairman of The Allen Group, Inc. ("AGI") since 1992. From 1988 to 1992, Mr. Colburn was the Chief Executive Officer of AGI. Mr. Colburn is a director of AGI, Superior Industries International, Earl Scheib, Inc. and TransPro, Inc.

ROBERT E. DOLAN


    Mr. Dolan became a director of the Company in November 1995. Since February 1992, he has been the Chief Financial Officer of Lynch, and he has been its Controller since May 1990. From 1984 to 1989, Mr. Dolan was the Corporate Controller of Plessy North America Corporation, which was formerly a United States subsidiary of a United Kingdom defense electronics and telecommunications company.



FRANK E. GRZELECKI



    Mr. Grzelecki is President and Chief Operating Officer of Handy & Harman, a New York-based diversified manufacturer. Prior to being named President and Chief Operating Officer in 1992, Mr. Grzelecki had served as Vice Chairman of the Handy & Harman board of directors for three years. Prior to joining Handy & Harman, Mr. Grzelecki was a management consultant. From 1984 until 1986, he was a

Corporate Executive Vice President and a member of the board of directors of Beatrice Companies, Inc., where he also served as President of the Beatrice Consumer Products division. Mr. Grzelecki currently serves on the board of directors of Handy & Harman, The Morgan Group, Inc. and Chartwell Re Corporation.


JOSEPH P. RHEIN

    Mr. Rhein has served as director of the Company since 1992 and has been a business consultant since 1989. From 1969 to 1989, Mr. Rhein was Vice President of Finance of SPS Technologies, Inc., a diversified world-wide manufacturing company.

ANTHONIE C. VAN EKRIS

    Mr. van Ekris has been a director of the Company since December 1995. Mr. van Ekris is Chairman and Chief Executive Officer of Balmac International, Inc., a New York based importer of coffee and cocoa and exporter of refrigeration equipment, a position he has held since 1991. He also serves as a Director of Stahel (America), Inc., The Gabelli US Treasury Money Market Fund, Gabelli Gold Fund, Gabelli International Growth Fund, Inc., The Gabelli Growth Fund, The Gabelli Asset Fund, The Gabelli Convertible Securities Fund, Inc., The Gabelli Small Cap Growth Fund, The Gabelli Equity Income Fund, The Gabelli Global Telecommunications Fund, The Gabelli Global Convertible Securities Fund, The Gabelli Global Interactive Couch Potato Fund and Gabelli Capital Asset Fund.

OTHER EXECUTIVE OFFICERS OF THE COMPANY AND ITS SUBSIDIARIES

K. C. CALDABAUGH

    Mr. Caldabaugh has been the Chairman, Chief Executive Officer and President of Brown-Bridge since September 1994. From 1987 to 1993, he served in various capacities (most recently as Senior Vice President and Chief Financial Officer) of LTV Corporation, a diversified manufacturing firm. From 1979 to 1987, he served as Senior Vice President and then Executive Vice President and Chief Financial Officer of The Charter Company, a diversified concern.

JOHN R. POWERS

    Mr. Powers joined Central Products in 1979 and has been its President since 1981. Mr. Powers currently serves on the Board of Directors of Wisconsin Paper Group and the First National Bank of Menasha.

MARK R. MATTESON

    Mr. Matteson became Vice President, Corporate Development of the Company in January 1995. During 1994, Mr. Matteson was an Associate at BF. From 1992 to 1994, Mr. Matteson was a Managing Associate at George Group, Incorporated, a corporate re-engineering consulting firm. From 1990 to 1992, Mr. Matteson attended graduate business school at Georgetown University where he earned a Masters degree in business administration.

JAMES W. TOMAN

    Mr. Toman has been Controller of the Company since January 1995. From 1991 to 1994, he was Chief Financial Officer of Entoleter. Mr. Toman served as the Controller of Oxford Health Plans, Inc. from 1988 until 1991, and, from 1986 to 1988, served as the Assistant Treasurer at Moore McCormack Resources, Inc.

DIRECTOR TERMS

    The Bylaws of the Company provide that the Board of Directors (who are elected annually) shall consist of not less than three and no more than nine members and that vacancies on the Board of Directors and newly-created directorships generally may be filled by the Board of Directors at any meeting. LMC, a wholly-owned subsidiary of Lynch, is the holder of a majority of the outstanding Class A Common Stock and the outstanding Common Stock; therefore, it has the power to elect the Board of Directors of the Company and its subsidiaries. Prior to termination of the Management Agreement, nominations to the Board were subject to the terms of a voting agreement among the Company, LMC and BF, an affiliate of Richard J. Boyle and

Ned N. Fleming, III, pursuant to which BF would nominate one director and LMC would nominate the rest of the Board. Messrs. Boyle, Dolan, Gabelli, Rhein, Colburn and van Ekris are the persons who were nominated by LMC and Mr. Fleming is the person who was nominated by BF. See "-- Certain Transactions."

BOARD COMMITTEES

    The Board of Directors has established two standing committees, the Audit Committee and the Compensation Committee. The Audit Committee consists of Messrs. Colburn and Rhein. Mr. Rhein currently is Chairman of the Audit Committee. The principal duties of the Audit Committee are to recommend to the Board of Directors the appointment of independent auditors; to review annual financial reports to stockholders prior to their publication; to review the report by the independent auditors concerning management procedures and policies; and to determine whether the independent auditors have received satisfactory access to the Company's financial records and full cooperation of corporate personnel in connection with their audit of the Company's records. The Audit Committee met once during 1995.


    The Compensation Committee, which was created in August 1996, consists of Messrs. Colburn and van Ekris. Mario J. Gabelli, a former director of the Company, served on the Compensation Committee until December 31, 1996.


    The Company does not have a nominating committee or executive committee. Nominations for directors and officers are considered by the entire Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Dolan and Mr. Gabelli are executive officers of Lynch, which through LMC beneficially owned 62.8% of the Old Stock as of June 30, 1996. Messrs. Boyle and Fleming are executive officers of the Company, and Mr. Boyle served as a director of Lynch, and from August 1995 as a member of its executive compensation and benefits committee, until he resigned in January 1996.

    In June 1994, before Messrs. Boyle and Fleming became directors and executive officers of the Company, the Company entered into the Management Agreement with BF, pursuant to which Mr. Boyle became the Chairman of the Board and Chief Executive Officer and Mr. Fleming became the President of the Company and both were elected to the Board of Directors. See "-- Certain Transactions."

COMPENSATION OF DIRECTORS

    The Company maintains through Lynch an insurance policy which provides for indemnification of each director (and officer) against certain liabilities that each may incur in his capacity as such. Each director who is not also an officer of the Company or Lynch receives a director's fee of $1,000 per month and an additional $1,000 for each Board or committee meeting the director attends and also is granted options for 10,000 shares of Class A Common Stock and 10,000 shares of Common Stock (after giving effect to the Stock Split), which vest over a period of two years. Pursuant to an agreement with LMC, Mr. Colburn also receives annual compensation equal to the difference between $50,000 and the director's fees paid to him by the Company each year for serving as a director of the Company.

EXECUTIVE COMPENSATION

    The following table sets forth on an accrual basis for the two fiscal years ended December 31, 1995, the compensation paid to the Chief Executive Officer of the Company and the three other most highly compensated executive officers who earned more than $100,000.

                       SUMMARY COMPENSATION TABLE (1)(2)

                                                                                     OTHER ANNUAL         ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR     SALARY ($)       BONUS       COMPENSATION ($)(4)   COMPENSATION ($)
---------------------------------------  ---------  -----------  --------------  --------------------  ----------------
Richard J. Boyle.......................       1995         --(3)        --(3)               --                 --
  Chairman and Chief                          1994         --(3)        --(3)               --                 --
  Executive Officer (3)

Ned N. Fleming, III....................       1995         --(3)        --(3)               --                 --
  President (3)........................       1994         --(3)        --(3)               --                 --

K. C. Caldabaugh,......................       1995  $ 250,000           --           $   3,000          $ 169,572(5)
  Chairman, Chief Executive Officer and       1994         --(6)        --                  --                 --
  President of Brown-Bridge (6)
John R. Powers.........................       1995  $ 194,300(7) $ 194,300(7)(8)     $  11,500(7)       $   3,000(7)(9)
  President of Central
   Products (7)

------------------------------

(1) Neither the Chief Executive Officer nor any of the other three most highly compensated executive officers was employed by the Company before 1994.

(2) Except as noted, the Company does yet not maintain (1) any stock option or other similar compensation plan involving the issuance of common stock, or
     (2) any other long-term or incentive compensation agreements.

(3) Mr. Boyle and Mr. Fleming were elected Chairman of the Board and Chief Executive Officer, and President, respectively, in 1994, pursuant to the terms of the Management Agreement and other related agreements. During the term of the Management Agreement, they received no salary from the Company, but under the Management Agreement, BF received a management fee of $200,000 per year, plus the reimbursement of expenses. Effective January 1996, the management fee was increased to $400,000 per year. Effective upon termination of the Management Agreement, the Company began paying Messrs. Boyle and Fleming an aggregate salary of $400,000 per year as employees of the Company. See "-- Certain Transactions."

(4)  Includes automobile allowances and club membership dues.

(5) Contribution to the Brown-Bridge Industries, Inc. 401(k) Plan ($4,572) and expenses directly related to his relocation from Dallas, Texas to Troy, Ohio that were paid pursuant to an employment agreement ($165,000).

(6) Mr. Caldabaugh became Chairman, Chief Executive Officer and President of Brown-Bridge upon its acquisition by the Company in September 1994. As part of Mr. Caldabaugh's employment agreement, Mr. Caldabaugh did not commence to earn any salary until January 1995.

(7) Central Products, formerly a division of Alco, was acquired in October 1995. Mr. Powers, who ran the division for the seller, continued as the President of Central Products following the Central Products Acquisition. Includes $145,725 of Salary, the $194,300 Bonus, $9,625 in Other Annual Compensation and $3,000 in All Other Compensation that was paid by Alco; thus 87% of the 1995 compensation was paid by the seller. From date of the purchase through year-end, the Company paid Mr. Powers $50,450 or 13% of his total 1995 compensation.

(8) Reflects a bonus paid to him by Alco for services rendered during 1995. Pursuant to the acquisition agreement, the seller assumed and paid this bonus obligation.

(9)  Contribution to the Central Products Company 401(k) Plan.

EMPLOYMENT AGREEMENT AND OTHER COMPENSATION ARRANGEMENTS

    Mr. Caldabaugh has an employment agreement with Brown-Bridge that expires in September 1999. The agreement provides for an annual salary of $250,000, and severance pay equal to the average annual cash compensation received by him during the three fiscal years immediately preceding termination for any reason other than "just cause," or his death, disability or resignation. The agreement and a similar employment agreement with Richard T. Ray, the Executive Vice President and Chief Financial Officer of Brown-Bridge, granted to Mr. Caldabaugh and Mr. Ray options to purchase up to an aggregate 71,065 shares of Brown-Bridge's common stock at various prices ranging between $7.16 and $14.62 per share (the "Brown-Bridge Options"). Pursuant to an agreement with the Company entered into in connection with the Brown-Bridge Merger, the Brown-Bridge Options were accelerated. Mr. Caldabaugh and Mr. Ray exercised their respective Brown-Bridge Options for shares of Brown-Bridge's common stock immediately prior to the exchange of the outstanding shares of Brown-Bridge common stock pursuant to the Brown-Bridge Merger. See "-- Certain Transactions."

CERTAIN TRANSACTIONS

    In June 1994, the Company entered into the Management Agreement with BF, whereby BF and Messrs. Boyle and Fleming agreed to provide the Company with operations management, strategic planning, acquisition analysis and implementation, investment banking and financial advisory services and the supervision of the Company's financial reporting and regulatory obligations. Pursuant to the Management Agreement, Mr. Boyle became the Chairman of the Board and Chief Executive Officer, Mr. Fleming became the President, and both were elected to the Board of Directors of the Company. Under the Management Agreement, BF received a management fee of $200,000 per year (increased to $400,000 per year effective January 1, 1996), plus reimbursement of overhead and other expenses. The Company has agreed to indemnify BF and its affiliates against certain claims resulting from their providing services to the Company pursuant to the Management Agreement. The Management Agreement had an initial term of one year, and was automatically renewed for a term of one additional year ending in June 1996, after which it became terminable upon 90 days' prior notice by either party. Pursuant to notice sent by the Company on May 24, 1996, the Management Agreement was terminated effective August 31, 1996. Mr. Boyle and Mr. Fleming continue to be Chairman and Chief Executive Officer and President, respectively, of the Company.

    In June 1994, the Company and BF also entered into a warrant purchase agreement, under which BF received a warrant (the "A Warrant") to purchase 678,945 shares of Common Stock and 678,945 shares of Class A Common Stock (as adjusted for the 3-for-2 stock splits that occurred in December 1994 and December 1995 and for the Stock Split that occurred in August 1996) for a price of $2.67 for one share of both Class A Common Stock and Common Stock at any time on or before June 10, 1999, in exchange for the Company's right to receive certain future fees and co-investment rights. The warrant purchase agreement also grants certain demand and incidental registration rights to BF and certain repurchase rights to the Company. In April 1996, in connection with the Company incurring the Alco Refinancing Debt, BF partially exercised the A Warrant to the extent of 187,476 shares of Old Stock, which were pledged to secure repayment of the Alco Refinancing Debt. In addition, an agreement with Bankers Trust Company required BF to further exercise the A Warrant if necessary to enable the Company to make its interest payments under the Alco Refinancing Debt. BF had pledged the A Warrant and the shares of Common Stock and Class A Common Stock issued or issuable upon exercise thereof to secure repayment of the Alco Refinancing Debt. In addition, all capital stock of the Company owned by LMC was pledged to secure repayment of the Alco Refinancing Debt. Thus, the repayment of the Alco Refinancing Debt resulted in a benefit to affiliates of the Company.

    When the Company acquired its 80.1% interest in its majority-owned subsidiary, Brown-Bridge (an acquisition opportunity developed by BF before entering into the Management Agreement), certain affiliates of BF (including Messrs. Boyle and Fleming) and Lynch loaned the Company approximately $322,000 and $965,000, respectively, under the Affiliate Notes, which have an interest rate of 18%, to help provide the Company the capital necessary to fund its portion of the Brown-Bridge Acquisition. The Affiliate Notes were repaid with a portion of the net proceeds of the Initial Offering.

    The Minority Stockholders, which included Lynch, certain officers and employees of Brown-Bridge, and certain affiliates of BF (including Messrs. Boyle and Fleming), all acquired their respective interests on the same terms and conditions as the Company. Prior to the Initial Offering, the common stock of Brown-Bridge held by the Minority Stockholders was converted into an aggregate of approximately $2.3 million and approximately 9,606 shares of Common Stock. In addition, as part of the consideration for the shares of capital stock of Brown-Bridge that were converted pursuant to the Brown-Bridge Merger, the Minority Stockholders received the right to a contingent payment, which is exercisable at any time during the period beginning October 1, 1998 and ending September 30, 2000. The value of the contingent payment shall be equal to the percentage of the capital stock of the former Brown-Bridge entity owned by such stockholder at the time of the Merger multiplied by 75% of the fair market value of the capital stock of Brown-Bridge, as determined in accordance with certain economic assumptions, as of the date such right is exercised, less the consideration already received pursuant to the Brown-Bridge Merger. The contingent purchase price is payable through the issuance of Common Stock of the Company, unless the Company elects to pay the contingent price in cash. If such payments are made in cash, they could give rise to a default under the Indenture, unless there is sufficient availability under provisions regarding Restricted Payments contained in the Indenture. See "Description of the Notes -- Cetain Covenants -- Limitation on Restricted Payments." The Minority Stockholders will be granted demand and incidental registration rights for their shares of Common Stock received in connection with the Brown-Bridge Merger. In connection with the Brown-Bridge Merger and other related agreements, Brown-Bridge accelerated all of the Brown-Bridge Options, which were owned by K. C. Caldabaugh, the Chairman, Chief Executive Officer and President of Brown-Bridge, and Richard T. Ray, the Executive Vice President and Chief Financial Officer of Brown-Bridge. In addition, pursuant to agreements with such officers, the Company loaned such officers an amount equal to the corporate tax benefit resulting to the Company from the deduction received by it (or its consolidated group) as a result of the early vesting of such options, which is evidenced by promissory notes executed by such officers. The promissory notes had an aggregate principal amount at closing of the Initial Offering of approximately $225,000, bear interest at the rate of 6.02% per annum, shall mature and be repayable on the 90th day after the contingent payment is made, and are secured by each officer's rights to receive such contingent payments.

    From 1994 to 1995, Brown-Bridge retained the services of George Group, Incorporated, a consulting firm owned by Michael L. George, a former shareholder and director of BF and a Minority Stockholder, to assist Brown-Bridge in establishing process improvement programs to enable the Company to improve its operations. The fees for these services totaled $872,000 in 1995 and $387,000 in 1994. In 1995, $310,000 of the $872,000 in total fees for that year was capitalized.

    The Company is a party to a management agreement with Lynch that provides for Lynch to render management, financial and other services to the Company in exchange for an annual payment of management fees, the amount of which is subject to review each year. Pursuant to the foregoing management agreement, Lynch was paid $100,000 for each of the three years ended December 31, 1995.

    In connection with the Central Products Acquisition, Lynch guaranteed $25 million of indebtedness of the Company and undertook certain other obligations. Under the terms of agreements dated October 3, 1995, the Company agreed to pay Lynch a monthly fee equal to .5% of the principal amount guaranteed by Lynch. The Company accrued $750,000 in fees payable to Lynch through March 31, 1996 (the termination date of the agreement), which were paid with a portion of the proceeds of the Initial Offering.

    In connection with the Central Products Acquisition, Alco provided two subordinated notes to the Company totaling $25 million and received the right to sell these notes back to the Company. In April 1996, the Company completed the refinancing of the two subordinated notes held by Alco. As part of the refinancing, the Company paid Alco $7.5 million, of which $5.5 million was a principal payment, approximately $1 million was related to accrued interest and $1 million was applied toward the purchase price of a distribution facility which the Company had a right to acquire as part of the original acquisition. The unpaid balance of the $25 million notes was refinanced by the issuance of the Convertible Alco Notes. The first $6 million of principal of the Convertible Alco Notes was converted automatically into the Initial Conversion Shares in May 1996. The Company assisted Alco in placing the Initial Conversion Shares in July 1996, and in connection with that sale, the Company granted demand and incidental registration rights to the transferees of the Initial Conversion Shares. Interest on the Convertible Alco Notes was payable semiannually at an annual rate of 7%, or 9% if the Company elected to pay interest in-kind. The remaining principal amount of the Convertible Alco Note was paid in connection with the Recapitalization Plan.

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth information concerning the beneficial ownership of the capital stock of the Company and Lynch by each director of the Company, as well as by all directors and executive officers of the Company as a group, as of August 31, 1996. For the purposes of reporting beneficial ownership herein, a person is considered the beneficial owner of the shares over which such person holds or shares voting or investment power, including the power to direct the disposition of such shares, or over which such a person can acquire such power within 60 days by, for example, the exercise of stock options or the conversion of securities.


                                                                        AMOUNT OF CLASS A COMMON
                                              AMOUNT OF LYNCH SHARES    STOCK SHARES BENEFICIALLY   AMOUNT OF COMMON STOCK
                                              BENEFICIALLY OWNED (1)            OWNED (1)           BENEFICIALLY OWNED (2)
                                            --------------------------  -------------------------  -------------------------
                                             NUMBER OF                   NUMBER OF                  NUMBER OF
NAME                                           SHARES       PERCENT        SHARES       PERCENT       SHARES       PERCENT
------------------------------------------  ------------  ------------  ------------  -----------  ------------  -----------
Richard J. Boyle..........................      1,400          *          678,945(2)       19.0%     678,945(2)       19.0%
Ned N. Fleming, III.......................         --            --       678,945(2)       19.0%     678,945(2)       19.0%
Philip Wm. Colburn........................         --            --            --            --         --              --
Robert E. Dolan...........................        235          *            1,225          *           1,225          *
Anthonie C. van Ekris.....................         --            --            --            --           --            --
Joseph P. Rhein...........................         --            --        12,250          *          12,250          *
All Directors and Officers of the Company
 as a Group (eleven persons, including
 those named above).......................    348,540          25.1%      702,970(2)       19.7%     702,970(2)       19.7%


------------------------

*   Less than one percent.

(1) Except as otherwise noted, each director and officer has sole voting and investment power with respect to the shares of common stock of the Company and Lynch.


(2) Includes 491,469 shares of Class A Common Stock and Common Stock, respectively, issuable upon the exercise of the A Warrant granted to BF in June 1994 (as adjusted for two 3-for-2 stock splits that occurred in December 1994 and December 1995, respectively and the Stock Split that occurred in August 1996). BF, an investment and management firm, is an affiliate of Richard J. Boyle and Ned N. Fleming, III, who each own 50% of the outstanding capital stock of BF. Messrs. Boyle and Fleming, together with former shareholders of BF, may be deemed to share voting and dispositive power over these shares of Common Stock and Class A Common Stock; however, Mr. Fleming and Mr. Boyle specifically disclaim beneficial ownership of such shares. See "Principal Stockholders" and "Management -- Certain Transactions."

                             PRINCIPAL STOCKHOLDERS

    As of August 31, 1996, the Company had 3,074,598 shares of Class A Common Stock, and 3,074,598 shares of Common Stock issued and outstanding. The following table sets forth the number of shares of such common stock (which are the only classes of outstanding voting stock of the Company) held as of such date by persons known to the Company to own beneficially more than 5% of such classes of common stock as of such date. Each person has sole investment and voting power with respect to the shares of common stock beneficially owned, except as otherwise noted. For the purposes of reporting beneficial ownership herein, a person is considered the beneficial owner of the shares over which such person holds or shares voting or investment power, including the power to direct the disposition of such shares, or over which such a person can acquire such power within 60 days by, for example, the exercise of stock options or the conversion of securities. The following information is reflected in Schedule 13Ds as amended, that have been filed with the Commission or which have otherwise been furnished to the Company.

                                                                 CLASS A COMMON STOCK              COMMON STOCK
                                                             ----------------------------  ----------------------------
                                                               AMOUNT OF                     AMOUNT OF
NAME AND ADDRESS OF                                            BENEFICIAL     PERCENT OF     BENEFICIAL     PERCENT OF
BENEFICIAL OWNER                                               OWNERSHIP        CLASS        OWNERSHIP        CLASS
-----------------------------------------------------------  --------------  ------------  --------------  ------------
Lynch Manufacturing Corporation (1) .......................    2,259,063(1)        62.8%     2,259,063(1)        62.8%
100 Douglas Street
Yankton, South Dakota 57078

Boyle, Fleming & Co. Inc. (2) .............................      678,945(2)(3)       19.0%     678,945(2)(3)       19.0%
600 N. Pearl Street, Suite 2160
Dallas, Texas 75201

------------------------

(1) Mario J. Gabelli, of Corporate Center at Rye, Rye, New York, 10580, Chairman of the Board and Chief Executive Officer of Lynch, owns 20,550 shares (0.67%) of the Class A Common Stock and the Common Stock, respectively. He may also be deemed to be a beneficial owner of the Class A Common Stock and the Common Stock owned by Lynch, through LMC, by virtue of his and certain affiliated parties' beneficial ownership of 23.5% of the shares of common stock of Lynch. Mr. Gabelli, however, specifically disclaims beneficial ownership of all shares of the capital stock of the Company held by Lynch and LMC. See "Management -- Certain Transactions."

(2) Includes 491,469 shares of Class A Common Stock and Common Stock, respectively, issuable upon the exercise of the A Warrant (as adjusted for two 3-for-2 stock splits that occurred in December 1994 and December 1995, respectively and the Stock Split that occurred in August 1996). BF, an investment and management firm, is an affiliate of Richard J. Boyle and Ned
    N. Fleming, III, who each own 50% of the outstanding capital stock of BF. Messrs. Boyle and Fleming, together with former shareholders of BF, may be deemed to share voting and dispositive power over these shares of Common Stock and Class A Common Stock; however, Mr. Fleming and Mr. Boyle specifically disclaim beneficial ownership of such shares.

(3) Determined in accordance with Rule 13d-3(d)(1)(i) of the Exchange Act.

                     DESCRIPTION OF THE NEW CREDIT FACILITY

GENERAL

    On October 23, 1996, in connection with the closing of the Initial Offering, the Company entered into a New Revolving Credit Facility (the "New Credit Facility") with BT Commercial Corporation, as agent, and Transamerica Business Credit Corporation, as collateral agent (together the "Lenders"), which provides separate revolving credit facilities for Central Products, Brown-Bridge and Entoleter for the making of revolving loans and the issuance of standby letters of credit. These facilities are unconditionally guaranteed by the Company and each Guarantor guarantees the revolving credit facilities of the other Guarantors. The proceeds of the loans will be used for general corporate purposes and acquisitions.

    Total borrowings (subject to the borrowing base limitations set forth below) will be in the maximum amount of up to $40 million, of which up to $5 million is designated for letters of credit. The amount from time to time available under each revolving credit facility (for revolving loans and letters of credit) will not be permitted to exceed an amount equal to the sum of (x) up to 85% of the respective "eligible accounts receivable" (as defined in the New Credit Facility) and (y) up to 65% of Guarantors "eligible inventory" (as defined in the New Credit Facility). The maturity of the revolving credit facilities will be five years from the closing date; however, mandatory prepayments of the revolving credit facilities are required in the event of certain events (which may include public equity offerings and sales of assets). As of December 18, 1996, the Company had $40 million availability under the New Credit Facility.

    Interest accrues on amounts borrowed under the New Credit Facility at an annual rate of prime or LIBOR plus a margin (ranging from 0.75% to 1.75% over prime and from 1.75% to 2.75% over LIBOR). The interest margin is initially 1.75% for prime rate loans and 2.75% for LIBOR rate loans. Commencing on the first anniversary of the closing date of the New Credit Facility, the interest margin will vary depending upon the Company's consolidated debt to EBITDA ratio.

    The obligations of the Company and its subsidiaries under the New Credit Facility rank PARI PASSU in right of payment with the Notes, except that the obligations under the New Credit Facility, but not the Notes or the Guarantees, are secured by a first priority lien on all of the Company's and such subsidiaries' accounts receivable, inventory and general intangibles (and certain related assets) and all proceeds thereof. The Notes and the Guarantees are effectively subordinated to the obligations under the New Credit Facility and to any other secured debt of the Company and the Guarantors, to the extent of the assets serving as security therefor.

CERTAIN COVENANTS

    The New Credit Facility contains various covenants that restrict the Company from taking various actions and that require that the Company achieve and maintain certain financial covenants. The New Credit Facility contains covenants relating to minimum net worth, minimum current ratio, minimum interest coverage ratio, and limitations on capital expenditures, investments, indebtedness, liens, dividends, acquisitions and sales of assets. The New Credit Facility also prohibits the Company from prepaying the Notes and prohibits certain changes in control of the Company.

                            DESCRIPTION OF THE NOTES


    The New Notes will be issued, and the Old Notes were issued, under an indenture (the "Indenture"), dated October 23, 1996 by and between the Company, the Guarantors and The Chase Manhattan Bank, N.A., as Trustee (the "Trustee"). For purposes of the following summary, the Old Notes and the New Notes will be collectively referred to as the "Notes." The terms and conditions of the Notes include those stated in the Indenture and those made a part of the Indenture by referral to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect on the date of the Indenture. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Trust Indenture Act, and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture. The Indenture was filed as an exhibit to the Registration Statement of which this Prospectus is a part. Terms used herein have the meaning ascribed to them in the Indenture, unless expressly stated otherwise herein. For purposes of this section, references to the "Company" include only Spinnaker Industries, Inc. and not its subsidiaries.


    The Notes will be senior obligations of the Company, which obligations will be secured by a lien on and security interest in all of the issued and outstanding capital stock of all of the direct and indirect existing Subsidiaries of the Company on the Issuance Date and any future Restricted Subsidiaries of the Company and its Subsidiaries which become Guarantors in accordance with the terms of the Indenture after the Issuance Date. The Notes will be unconditionally guaranteed on a senior basis, jointly and severally, by each of the Guarantors.

    The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the Notes. The Company will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of holders.

PRINCIPAL, MATURITY AND INTEREST

    The Notes are limited to $115 million in aggregate principal amount. The Notes will mature on October 15, 2006, and will bear interest from the Issuance Date at the rate of 10 3/4% per annum payable semi-annually on April 15 and October 15 of each year, commencing on April 15, 1997, to the persons who are registered holders thereof at the close of business on April 1 or October 1 immediately preceding the applicable interest payment date. The interest rate on the Old Notes is subject to increase and such Additional Interest (as defined) will be payable on such interest payment dates, in certain circumstances, including if the New Notes are not registered with the Commission within prescribed time periods. Interest on the Notes will be computed on the basis of a 360-day year, comprised of twelve 30-day months.

    The Notes will not be entitled to the benefit of any mandatory sinking fund.

REDEMPTION

    OPTIONAL REDEMPTION. The Notes are not redeemable at the Company's option prior to October 15, 2001. Thereafter, the Notes will be redeemable, at the option of the Company, in whole or in part, on at least 30 days' but not more than 60 days' notice to each holder of the Notes to be redeemed, at the following redemption prices (expressed as percentages of the principal amount of the Notes) if redeemed during the twelve-month period commencing on October 15 of the year set forth below, plus, in each case, accrued and unpaid interest to the date of redemption:

YEAR                                                                     PERCENTAGE
-----------------------------------------------------------------------  -----------
2001...................................................................    105.375%
2002...................................................................    104.031
2003...................................................................    102.688
2004...................................................................    101.344
2005 and thereafter....................................................    100.000

    OPTIONAL REDEMPTION UPON PUBLIC EQUITY OFFERINGS. At any time, or from time to time, on or prior to October 15, 1999, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined) to redeem up to 33 1/3% of the aggregate principal amount of Notes originally issued at a redemption price equal to 110.75% of the principal amount thereof, plus, in each case, accrued and unpaid interest to the date of redemption; PROVIDED that at least 66 2/3% of the aggregate principal amount of Notes originally issued remains outstanding after any such redemption. In order to effect the foregoing redemption with the proceeds of any Public Equity Offering, the Company shall make such redemption not more than 120 days after the consummation of any such Public Equity Offering.

    As used in the preceding paragraph, "Public Equity Offering" means an underwritten primary public offering of Qualified Capital Stock of the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act.

SELECTION AND NOTICE

    In case of a partial redemption, selection of the Notes or portions thereof for redemption shall be made by the Trustee by lot, PRO RATA or in such manner as it shall deem appropriate and fair and in such manner as complies with any applicable legal requirements; PROVIDED, HOWEVER, that if a partial redemption is made with the proceeds of a Public Equity Offering, selection of the Notes or portion thereof for redemption shall be made by the Trustee only on a PRO RATA basis, unless such method is otherwise prohibited. Notes may be redeemed in part in multiples of $1,000 principal amount only. Notice of redemption will be sent, by first class mail, postage prepaid, at least 45 days (unless a shorter period is acceptable to the Trustee) prior to the date fixed for redemption to each holder whose Notes are to be redeemed at the last address for such holder then shown on the registry books. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after any redemption date, interest will cease to accrue on the Notes or part thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the redemption price pursuant to the Indenture.

RANKING AND GUARANTEES


    The Indebtedness evidenced by the Notes will rank PARI PASSU in right of payment with any other existing and future senior indebtedness and obligations of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. Indebtedness outstanding under the New Credit Facility will be secured by a first priority Lien on all of the Company's and Guarantors' accounts receivable, inventory and general intangibles (and certain related assets) and all proceeds thereof. The Indebtedness evidenced by the Notes and the Guarantees (as defined) will be effectively subordinated to all existing and future secured indebtedness of the Company and the Guarantors to the extent of the assets serving as security therefor. As of September 30, 1996, after giving effect to the consummation of the Recapitalization Plan, the Company would have had outstanding approximately $116.1 million aggregate principal amount of senior indebtedness (including $1.1 million of secured indebtedness, to which the Notes and Guarantees would have been effectively subordinated).

    Each Guarantor unconditionally guarantees (the "Guarantees"), jointly and severally, to each holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the Notes, including the payment of principal of and interest on the Notes. The Guarantees will rank PARI PASSU in right of payment with all existing and future unsubordinated indebtedness and obligations of each Guarantor. Upon the sale or disposition of all of the equity interests of a Guarantor to any person which is not, or to any persons each of which is not, a Restricted Subsidiary of the Company, which is otherwise in compliance with the Indenture, such Guarantor shall be deemed released from all its obligations under the Indenture and its Guarantee; PROVIDED, HOWEVER, that any such termination shall occur only to the extent that all obligations of each Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, Indebtedness of the Company and the other Guarantors shall also terminate upon such release, sale or transfer; PROVIDED, FURTHER, that without limiting the foregoing, any proceeds received by the Company or any Restricted Subsidiary of the Company from such transaction shall be applied as provided in the LIMITATION ON ASSET SALES covenant. With respect to certain risks associated with the Guarantees, see "Risk Factors."

    The obligations of each Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in a PRO RATA amount based on the Adjusted Net Assets of each Guarantor.

    Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor without limitation. Each Guarantor may consolidate with or merge into or sell all or substantially all of its assets to a corporation other than the Company or another Guarantor (whether or not affiliated with such Guarantor), provided that (a) (i) the respective transaction is treated as an Asset Sale for purposes of the LIMITATION ON ASSET SALES covenant or (ii) if the surviving corporation is not a Guarantor, the surviving corporation agrees to assume such Guarantor's Guarantee and all its obligations pursuant to the Indenture and (b) such transaction does not (i) violate any covenants set forth in the Indenture or (ii) result in a Default or Event of Default immediately thereafter that is continuing.

    Subsequent to the Issuance Date, separate financial information for the Guarantors will not be provided except to the extent required by Regulation S-X under the Securities Act. The Guarantors will be Wholly Owned Restricted Subsidiaries and will be jointly and severally liable with respect to the Company's obligations pursuant to the Notes, and the aggregate net assets, liabilities, earnings and equity of the Guarantors will be substantially equivalent to the net assets, liabilities, earnings and equity of the Company on a consolidated basis.

SECURITY

    The obligations of the Company with respect to the Notes will be secured by a pledge of all of the issued and outstanding Capital Stock of each Guarantor. Pursuant to the Indenture, the Company will assign and pledge to the Trustee, for its benefit and the benefit of the holders of the Notes, a security interest in the Capital Stock of each Guarantor and certain proceeds from time to time received, receivable or otherwise distributed in respect thereof (the "Collateral"). The Company and the Guarantors also will agree to assign and pledge to the Trustee as part of the Collateral all shares of Capital Stock of each Guarantor hereafter acquired by the Company or by a Guarantor. The security interest in the Collateral will be a first priority security interest. However, absent an acceleration of the Notes, the Company or the applicable Subsidiary will be able to vote, as it sees fit in its sole discretion, the Capital Stock of each Guarantor.

    There can be no assurance that the proceeds of any sale of the Collateral pursuant to the Indenture following an Event of Default would be sufficient to satisfy payments due on the Notes. In addition, the

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ability of the holders of Notes to realize upon the Collateral may be subject to certain bankruptcy limitations in the event of a bankruptcy. Upon the sale or disposition of all of the equity interests of a Guarantor to any person which is not, or to any persons each of which is not, a Restricted Subsidiary of the Company, which is otherwise in compliance with the Indenture, the pledge of such Capital Stock shall be deemed released and will no longer constitute Collateral under the Indenture; PROVIDED, HOWEVER, that any such release shall occur only to the extent that all obligations of each Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, Indebtedness of the Company and the other Guarantors shall also terminate upon such release, sale or transfer; PROVIDED, FURTHER, that without limiting the foregoing, any proceeds received by the Company or any Restricted Subsidiary of the Company from such transaction shall be applied as provided in the LIMITATION ON ASSET SALES covenant. See " -- Certain Bankruptcy
Limitations;" "Risk Factors -- Fraudulent Conveyance Risks."

    If an Event of Default occurs under the Indenture, the Trustee, on behalf of the holders of the Notes, in addition to any rights or remedies available to it under the Indenture, may take such action as it deems advisable to protect and enforce its rights in the Collateral, including the institution of foreclosure proceedings. The proceeds received by the Trustee from any foreclosure will be applied by the Trustee first to pay the expenses of such foreclosure and fees and other amounts then payable to the Trustee under the Indenture and, thereafter, to pay the principal of and interest on the Notes.

CERTAIN BANKRUPTCY LIMITATIONS

    The right of the Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company or one or more of the Guarantors prior to the trustee's having disposed of the Collateral. Under Title 11 of the United States Code (the "Bankruptcy Code"), a secured creditor such as the Trustee is prohibited from disposing of a security repossessed from a debtor in a bankruptcy case without bankruptcy court approval. Moreover, the Bankruptcy Code prohibits a secured creditor from disposing of collateral even though the debtor is in default under the applicable debt instruments if the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of disposition during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could dispose of the Collateral, or whether or to what extent holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection."

FRAUDULENT CONVEYANCE

    The use of the proceeds of the debt (including the Notes) incurred in connection with the Recapitalization Plan to refinance indebtedness may subject such incurrence of debt and the obligations of the Company under the Notes and of the Guarantors under the Guarantees to review by a court under relevant federal bankruptcy and state fraudulent conveyance and transfer statutes and, if a court makes certain findings, it could take certain actions detrimental to the holders of the Notes. See "Risk Factors -- Fraudulent Conveyance Risks."

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Company to repurchase all or any part of such holder's Notes at a repurchase price equal to 101% of the principal amount thereof, plus any accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant interest payment date).

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
    Within 30 days following any Change of Control, the Company will be required to mail a notice to each holder stating (i) that a Change of Control has occurred and that such holder has the right to require the Company to repurchase all or any part of such holder's Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); (ii) the circumstances and relevant facts regarding such Change of Control; (iii) the repurchase date (which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (iv) the instructions, determined by the Company consistent with the Indenture, that a holder must follow in order to have its Notes repurchased (any offer by the Company to repurchase Notes as required above is herein called a "Change of Control Offer").

    A Change of Control can occur in certain circumstances (pursuant to the definition thereof) upon a sale of all or substantially all of the assets of the Company. In connection therewith, the phrase "all or substantially all" as used in the Indenture (including as set forth under "Limitations on Merger, Consolidation or Sale of Assets") varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person and therefore it may be unclear as to whether a Change of Control has occurred and whether the Notes are subject to a Change of Control Offer.


    If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all Notes that the Company is required to purchase. Moreover, as of the date of this Prospectus, the Company would not have sufficient funds available to purchase all of the outstanding Notes pursuant to a Change of Control Offer. In the event that the Company were required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing on favorable terms, if at all. In addition, the Company's ability to purchase the Notes may be limited by other then-existing borrowing agreements (including, without limitation, the New Credit Facility), and the existence of the Change of Control (or the financial effect of the required repurchases by the Company) could cause a default under the New Credit Facility or other indebtedness of the Company and its Subsidiaries. Failure by the Company to purchase the Notes when required by a Change of Control will result in an Event of Default with respect to the Notes.


    The Company will be required to comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-1, in connection with any Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions of the Indenture by virtue thereof.

CERTAIN COVENANTS

    The Indenture contains, among others, the following covenants.

    LIMITATION ON RESTRICTED PAYMENTS. The Indenture will prohibit the making, directly or indirectly, of any Restricted Payment by the Company or any of its Restricted Subsidiaries at any time; PROVIDED, HOWEVER, that the Company and its Restricted Subsidiaries may make Restricted Payments so long as at the time of the making of such Restricted Payment and immediately after giving effect thereto:

           (a)
           no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence of such Restricted Payment;

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
           (b)
           immediately after giving effect to such Restricted Payment (on a pro forma basis as if such Restricted Payment had been made at the beginning of the four-quarter period immediately preceding such Restricted Payment), the Company would have been permitted to incur $1.00 of additional Indebtedness pursuant to the terms of the first paragraph of the LIMITATION ON INCURRANCE OF INDEBTEDNESS covenant; and

           (c)
           such Restricted Payment, together with the aggregate of all Restricted Payments made after the Issuance Date (including all
    Restricted Payments permitted by clauses (i) and (ii) of the next succeeding paragraph), is less than the sum of (w) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter that begins after the Issuance Date to the end of the Company's most recently ended fiscal quarter (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus (x) 100% of the aggregate net proceeds received by the Company (including the fair market value of property other than cash) from any Person since the Issuance Date from the issue or sale of Equity Interests of the Company or from equity contributions received by the Company from a holder of the Company's Capital Stock (but in each case excluding (i) proceeds received from the issuance of Disqualified Stock of the Company, (ii) proceeds received from Subsidiaries of the Company and
    (iii) proceeds to the extent the same have been utilized (A) to redeem, repurchase, defease, retire or acquire any Indebtedness (including the Notes) of the Company or any Subsidiary of the Company or (B) in the manner permitted pursuant to clause (ii) in the next succeeding paragraph), plus
    (y) 100% of the aggregate net proceeds (including the fair market value of property other than cash) of any (i) sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries or (ii) dividend from, or the sale of the stock of, an Unrestricted Subsidiary.

    Notwithstanding the foregoing, the Indenture will not prevent (i) the payment of any dividend within 60 days after the date of declaration if the dividend would have been permitted on the date of declaration, (ii) so long as no Default or Event of Default shall have occurred or be continuing or shall occur as a consequence thereof, the acquisition of Subordinated Debt or Preferred Stock in exchange for or out of the proceeds of a substantially concurrent sale (other than to the Company or any of its Subsidiaries) of Equity Interests of the Company (other than Disqualified Stock of the Company) and
(iii) so long as no Default or Event of Default shall have occurred or be continuing or shall occur as a consequence thereof, the exchange, refinancing or refunding of Subordinated Debt through the substantially concurrent issuance of new Subordinated Debt so long as (a) the principal amount of the new Subordinated Debt to be issued does not exceed the principal amount of the Subordinated Debt so exchanged, refinanced or refunded, (b) the Subordinated Debt to be issued does not (x) mature prior to the stated maturity of the Subordinated Debt being so exchanged, refinanced or refunded or (y) contain any sinking fund or mandatory redemption or prepayment requirements which might have the effect of requiring payments to be made, in excess of, or earlier than, the payments required to be made pursuant to the terms of the Subordinated Debt being so exchanged, refinanced or refunded and (c) the Subordinated Debt to be issued is subordinated in right of payment to the Notes at least to the same extent as the Subordinated Debt being so exchanged, refinanced or refunded.

    For purposes of determining compliance with the foregoing covenant, Restricted Payments may be made with cash or non-cash assets, provided that any Restricted Payment made other than in cash shall be valued at the fair market value (determined, subject to the additional requirements of the immediately succeeding proviso, in good faith by the Company) of the assets so utilized in making such Restricted Payment, provided further that (i) in the case of any Restricted Payment made with capital stock or indebtedness, such Restricted Payment shall be deemed to be made in an amount equal to the greater of the fair market value thereof and the liquidation preference (if any) or principal amount of the capital stock or indebtedness, as the case may be, so utilized, (ii) in the case of any Restricted Payment in an aggregate amount in excess of $500,000 (as determined above), the fair market value thereof shall be established by a Board Resolution adopted by a majority of the Board of Directors of the Company and (iii) in the case of any Restricted Payment involving consideration determined (as described above) to be in excess of $1 million, a written opinion as to the fairness of the valuation thereof (as determined by the Board Resolution as referenced in preceding clause (ii)) for purposes of determining compliance with the LIMITATION ON RESTRICTED PAYMENTS covenant in the Indenture shall be issued by an investment banking, appraisal or accounting firm of national standing; and, provided further, that no Restricted Payment shall be made in capital stock of a Subsidiary of the Company unless, after giving effect thereto, 100% of the Equity Interests of the Company and its Restricted Subsidiaries in the respective such Subsidiary are distributed to Persons other than the Company and its Restricted Subsidiaries pursuant to the respective Restricted Payment.

    LIMITATION ON INCURRENCE OF INDEBTEDNESS. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to create, incur, assume, guarantee or otherwise become responsible for (collectively, "incur") any Indebtedness; PROVIDED, HOWEVER, that the Company may incur (and Guarantors may guaranty on substantially the same terms as their Guarantees of the Notes) Indebtedness if (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and (ii) the Fixed Charge Coverage Ratio of the Company for the four fiscal quarters ending with the fiscal quarter ended immediately preceding such incurrence would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such incurrence and application of proceeds had occurred at the beginning of such period.

    Notwithstanding the foregoing, the limitations set forth in the immediately preceding paragraph will not apply to the incurrence of any of the following (collectively, the "Permitted Indebtedness"): (a) the incurrence by the Company and/or the Guarantors of revolving credit Indebtedness and letters of credit (whether pursuant to the New Credit Facility or otherwise) in an aggregate consolidated principal amount at any one time outstanding not to exceed the greater of (A) $40 million and (B) the Borrowing Base of the Company and the Guarantors at such time, less, in either case, the aggregate amount of proceeds of Asset Sales applied to permanently reduce outstanding Indebtedness pursuant to this clause (a); (b) Existing Indebtedness, which shall be permitted to remain outstanding; (c) the incurrence by the Company of Indebtedness represented by the Notes and the Guarantee by any Guarantor of the Notes; (d) Acquired Indebtedness to the extent the Company could have incurred such Indebtedness in accordance with the first paragraph of this covenant on the date such Indebtedness became Acquired Indebtedness; (e) the incurrence by the Company of Indebtedness, and the incurrence by the Company's Subsidiaries of guarantees of such Indebtedness (the "Refinancing Indebtedness"), issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, or refund Indebtedness referred to in clause (b), (c) or (d) above or incurred pursuant to the proviso to the first paragraph of the LIMITATION ON INCURRENCE OF INDEBTEDNESS covenant (but without regard to the definition of Permitted Indebtedness); PROVIDED, HOWEVER, that (1) the aggregate principal amount or liquidation preference of such Refinancing Indebtedness (or if such Refinancing Indebtedness is issued at a price less than the principal amount thereof, the original issue price) shall not exceed the principal amount or liquidation preference of Indebtedness so extended, refinanced, renewed, replaced, or refunded (plus accrued interest or premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof ("Required Premiums") and the amount of reasonable expenses incurred in connection therewith), (2) the Refinancing Indebtedness shall rank PARI PASSU with or be subordinate in right and priority of payment at least to the same extent as the Indebtedness so extended, refinanced, renewed, replaced, substituted or refunded, (3) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded, (4) the Refinancing Indebtedness shall have the same obligor(s) and guarantor(s) (except to the extent that guarantees are being dropped in connection with the extension of the Refinancing Indebtedness) as the Indebtedness being refinanced, and (5) immediately after the incurrence of such Refinancing Indebtedness no Default or Event of Default shall have occurred and be continuing; (f) Indebtedness of the Company or any Restricted Subsidiary of the Company to the Company or any Wholly Owned Restricted Subsidiary which is a Guarantor; (g) Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding; and (h) the Company and/or the Guarantors may incur Indebtedness (and each such Person may guaranty such Indebtedness) not otherwise permitted under the Indenture in an aggregate principal amount outstanding under this clause (h) not to exceed $10 million at any one time less the aggregate amount of proceeds of Asset Sales applied to repay permanently Indebtedness outstanding pursuant to this clause (h) as provided in the LIMITATION ON ASSET SALES covenant.

    LIMITATION ON LIENS. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly create, incur, assume or suffer to exist any Liens except for Permitted Liens.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction is on terms that are fair and reasonable and no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that would have been obtained in a comparable transaction made on an arms'-length basis by the Company or such Restricted Subsidiary, as the case may be, with an unrelated Person and (b) the Company shall have delivered to the Trustee (i) with respect to any Affiliate Transaction involving aggregate payments in excess of $500,000, (x) a Board Resolution adopted by a majority of the Board of Directors (including a majority of its disinterested members) approving such Affiliate Transaction and (y) an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above, and (ii) with respect to any Affiliate Transaction involving aggregate payments in excess of $1 million, a written opinion as to the fairness of such Affiliate Transaction to the Company from a financial point of view issued by an investment banking, appraisal or accounting firm of national standing; PROVIDED, HOWEVER, that (i) any employment agreement entered into by the Company or any Restricted Subsidiary in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary,
(ii) transactions between or among the Company and/or any Wholly Owned Restricted Subsidiary thereof which is a Guarantor, (iii) agreements or contracts with, or for the benefit of, any Affiliate, which exist on the Issuance Date and which are described in the Offering Memorandum and (iv) transactions permitted by, and complying with, the provisions of the Indenture described above under the covenant LIMITATION ON RESTRICTED PAYMENTS, in each case, shall not be deemed Affiliate Transactions.

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Restricted Subsidiary to (a) pay dividends or make any other distributions to the Company or any Restricted Subsidiary (i) on its Capital Stock or (ii) with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness owed to the Company or any Restricted Subsidiary thereof, (c) make loans or advances to the Company or any Restricted Subsidiary thereof or (d) sell, lease, or transfer any of its properties or assets to the Company or any Restricted Subsidiary thereof, except (in each case) for such encumbrances or restrictions existing under or by reason of (1) Existing Indebtedness as in effect on the Issuance Date, (2) the New Credit Facility, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; PROVIDED that the New Credit Facility and any such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to the restrictions described in clauses (a) through (d) above than those contained in the New Credit Facility on the Issuance Date, (3) the Indenture and the Notes, (4) applicable law, (5) customary non-assignment provisions in leases or other contracts (providing for the non-assignability of such contracts) entered into in the ordinary course of business and consistent with past practices, (6) any instrument governing or evidencing Indebtedness of a Person acquired by the Company or any Restricted Subsidiary of the Company at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired; PROVIDED, HOWEVER, that such Indebtedness is not incurred in connection with or in contemplation of, such acquisition, (7) any agreements evidencing Permitted Liens which may restrict the transfer of the assets subject to such Permitted Liens and (8) permitted Refinancing Indebtedness, PROVIDED that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being extended, refinanced, renewed, replaced or refunded.

    LIMITATION ON PREFERRED STOCK OF SUBSIDIARIES. The Indenture will provide that the Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company.

    PROHIBITION ON INCURRENCE OF SENIOR SUBORDINATED DEBT. The Indenture will prohibit the Company and each Guarantor from incurring or suffering to exist any Indebtedness that is expressly subordinate in right of payment to any other Indebtedness of the Company or the respective Guarantor unless such Indebtedness is subordinated on substantially the same terms to the Notes.

    LIMITATION ON ASSET SALES. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, conduct an Asset Sale, unless (w) no Default or Event of Default exists or is continuing immediately prior to and after giving effect to such Asset Sale, (x) in the case of any sale of Equity Interests in, or issuance of any Equity Interests by, a Guarantor, 100% of the Equity Interests of the Company and its Restricted Subsidiaries in the respective Guarantor must be sold pursuant to the respective Asset Sale, (y) in each case, the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of each such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of and (z) in each case at least 80% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. Within 270 days after consummation of any Asset Sale, the Company or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale (i) to an investment in any business, capital expenditure or other tangible asset in the Permitted Businesses or (ii) prepay Indebtedness (other than Subordinated Debt) of the Company and the Guarantors which results in a permanent reduction thereof (and to any commitments thereunder). Pending the final application of any such Net Proceeds, the Company or the Restricted Subsidiary may invest such Net Proceeds in Cash Equivalents or apply such Net Proceeds to temporarily reduce borrowings and commitments outstanding under the New Credit Facility if, within such 270-day period, the Company or the Restricted Subsidiary withdraws from the New Credit Facility such Net Proceeds (to the extent not used to permanently reduce borrowings and commitments available thereunder) and applies such Net Proceeds in accordance with clause
(i) of the preceding sentence. Any Net Proceeds from the Asset Sale that are not applied or invested as provided in the second sentence of this paragraph will be deemed to constitute "Excess Proceeds."


    In the event the Company or any Restricted Subsidiary shall receive any Excess Proceeds, the Company shall make an offer to all holders of the Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes, that is an integral multiple of $1,000, that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a PRO RATA basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. Notwithstanding the foregoing, in the event that such Excess Proceeds are less than $5 million, the application of such Excess Proceeds to repurchase Notes may be deferred until such time as such Excess Proceeds are at least equal to $5 million, at which time the Company or such Restricted Subsidiary shall apply all such Excess Proceeds to repurchase Notes.


    In the event the repurchase of Notes with Excess Proceeds constitutes a "tender offer" for purposes of Rule 14e-1 under the Exchange Act at the time it is required, the Company will be required to comply with Rule 14e-1 as then in effect with respect to such repurchase.

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
    LIMITATION ON BUSINESS. The Company will not, and will not permit any of its Restricted Subsidiaries to, engage substantially in any business other than the Permitted Businesses.

    COMPANY TO CAUSE CERTAIN SUBSIDIARIES TO BECOME GUARANTORS. The Indenture will provide that the Company will not (i) permit any of its Restricted Subsidiaries to incur, guarantee or secure through the granting of Liens any Indebtedness (excluding Acquired Indebtedness to the extent incurred as permitted pursuant to clause (d) of the second paragraph of the LIMITATION ON INCURRENCE OF INDEBTEDNESS covenant and secured, if secured, by Permitted Liens of the type described in clause (c) of the definition thereof which were in existence prior to the acquisition of the respective Restricted Subsidiary), or
(ii) pledge any intercompany notes representing obligations of any of its Restricted Subsidiaries to secure the payment of any Indebtedness, in either case unless such Restricted Subsidiary is a Wholly Owned Restricted Subsidiary which is a Guarantor or at such time becomes a Guarantor by executing a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor and executes a Guarantee.

LIMITATIONS ON MERGER, CONSOLIDATION OR SALE OF ASSETS

    The Indenture will provide that the Company may not, in a single transaction or through a series of related transactions, consolidate or merge with or into or sell, assign, transfer, lease, convey or otherwise dispose of (or permit any of its Restricted Subsidiaries to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's and its Restricted Subsidiaries' assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries taken as a whole) in one or more related transactions to another Person unless (i) the Company is the surviving corporation, or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes, pursuant to a supplemental indenture, all the obligations of the Company under the Notes and the Indenture, (iii) immediately after such transaction (including any Indebtedness incurred or anticipated to be incurred in connection with such transaction), (A) no Default or Event of Default exists,
(B) the Consolidated Net Worth of the resulting, surviving or transferee corporation is not less than that of the Company immediately prior to the transaction and (C) the Company or any Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable period, shall be permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the LIMITATION ON INCURRENCE OF INDEBTEDNESS covenant and (iv) the Company shall have delivered to the Trustee an Officers' Certificate and Opinion of Counsel demonstrating compliance with each of the foregoing.

EVENTS OF DEFAULT

    An Event of Default will be defined in the Indenture to mean, among other things, (i) the failure by the Company to pay interest on any Note when the same becomes due and payable and the continuance of any such failure for 30 days;
(ii) the failure to pay principal of, or premium, if any, on any Note when and as the same shall become due and payable, at maturity, upon acceleration, redemption or otherwise, (iii) the failure by the Company or any Guarantor to comply with any of its agreements or covenants described under the CHANGE OF CONTROL, LIMITATIONS ON MERGER, CONSOLIDATION OR SALE OF ASSETS, LIMITATION ON RESTRICTED PAYMENTS, LIMITATION ON ASSET SALES OR LIMITATION ON INCURRENCE OF INDEBTEDNESS covenants, (iv) the failure by the Company or any Guarantor to comply with any of its other agreements or covenants in the Notes or the Indenture and the continuance of such failure for 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the holders of 25% in aggregate principal amount of the Notes then outstanding; (v) the occurrence of a default or an event of default by the Company or any Restricted

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Subsidiary thereof under any mortgage, indenture or other instrument under which there is issued or by which there is secured or evidenced any Indebtedness of the Company or any Restricted Subsidiary thereof, whether such Indebtedness or guarantee now exists or is created after the Issuance Date, which default, (A) is caused by failure to pay when due principal on such Indebtedness (which failure continues beyond any applicable grace period) (a "Payment Default") or
(B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which a Payment Default then exists or with respect to which the maturity thereof has been so accelerated, aggregates $1 million or more, (vi) the failure by the Company or any Restricted Subsidiary thereof to pay final judgments aggregating in excess of $1 million which are entered by a court or courts of competent jurisdiction against the Company or such Restricted Subsidiary, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days, (vii) the provision of the Indenture relating to the granting of any security interest in the Collateral shall cease to be in full force and effect in any material respect or shall cease to give the Trustee in any material respect the liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral subject thereto, in favor of the Trustee, subject to no other Liens) or any Collateral required to be delivered to the Trustee for pledge thereunder shall not have been so delivered, (viii) certain events of bankruptcy, insolvency, foreclosure or reorganization of the Company or any Significant Subsidiary thereof and (ix) any of the Guarantees of the Guarantors that are also Significant Subsidiaries of the Company ceases to be in full force and effect or any of such Guarantees is declared to be null and void and unenforceable or any of such Guarantees is found to be invalid or any such Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture). The Indenture will provide that the Trustee must, within 90 days after the occurrence of a Default, give to the holders of the Notes notice of all uncured Defaults known to it; PROVIDED that, except in the case of a Default relating to the payment of principal or interest in respect of such Notes, the Trustee will be protected in withholding such notice if a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the holders of the Notes. The Indenture will provide that the Company is required to furnish annually to the Trustee a certificate as to its compliance with the terms of the Indenture.

RIGHTS UPON DEFAULT

    The Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes will be authorized, upon the happening of any Event of Default specified in the Indenture (other than an Event of Default resulting from the bankruptcy, insolvency, foreclosure or reorganization of the Company or a Guarantor, which shall result in automatic acceleration), to declare by written notice to the Company (a "Declaration") due and payable an amount equal to 100% of the unpaid principal of, and accrued interest on, all Notes issued then outstanding (the "Default Amount"). Upon any such Declaration, the Default Amount shall become immediately due and payable.

    The holders of not less than a majority in aggregate principal amount of Notes outstanding are authorized to rescind any Declaration if all Events of Default then continuing (other than an Event of Default with respect to the nonpayment of principal of or interest on any Note which has become due solely as a result of such Declaration) have been cured, and to waive any Default other than a Default with respect to a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders of the Notes issued thereunder, unless the holders of such Notes have offered to the Trustee indemnity satisfactory to it. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the Notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

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TRANSFER AND EXCHANGE

    Upon any transfer of a Note, the Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Notes selected for redemption nor is the Registrar required to transfer or exchange any Notes for a period of 15 days before a selection of Notes to be redeemed. The registered holder of a Note may be treated as the owner of it for all purposes.

AMENDMENT AND SUPPLEMENT

    The Indenture will contain provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Notes outstanding, to amend or supplement the Indenture or any supplemental indenture or the rights of the holders of Notes, PROVIDED that no such modification may, without the consent of each holder of Notes affected thereby; (i) reduce the amount of Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the fixed maturity of any Note or alter the redemption provisions with respect thereto; (iv) waive a default in the payment of the principal of or interest on any Note; (v) make any Note payable in money other than that stated in such Note; or (vi) make a change in certain waiver, payment and amendment provisions of the Indenture.

    Without the consent of any holder of the Notes, the Company and the Trustee may amend or supplement the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (PROVIDED that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended (the "Code"), or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder of the Notes or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

DEFEASANCE

    The Company at any time may terminate all of its obligations under, and with respect to, the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under the covenants described under "Certain Covenants" and "Change of Control" above, the operation of the cross acceleration provision, certain of the bankruptcy provisions, and the judgment default provision described under "Events of Default" above and the limitations contained in clause (iii) under "Merger, Consolidation or Sale of Substantially All Assets" above ("covenant defeasance").

    The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (v), (vi) or (viii) (except with respect to the Company or a Significant Subsidiary which is a Guarantor) under "Events of Default" above or because of the failure of the Company to comply with the covenants described under "Certain Covenants" or "Change of Control" or with clause (iii) under "Merger, Consolidation or Sale of Assets" above.

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    In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivering to the Trustee an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

ADDITIONAL INFORMATION

    So long as any Notes are outstanding, the Company will furnish to the Trustee and the holders of Notes within 15 days after the Company files them with the Securities and Exchange Commission (the "Commission") all quarterly and annual reports that the Company is required to file with the Commission under the Exchange Act. In the event that the Company is not at the time required to file such reports with the Commission pursuant to the Exchange Act, the Company shall nevertheless continue to file such reports with the Commission and furnish them to holders of the Notes as if the Company were so required. The Company will also comply with the other provisions of Section314(a) of the Trust Indenture Act.

THE TRUSTEE

    The Chase Manhattan Bank is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with respect to the Notes.

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign.

    The holders of a majority in aggregate principal amount of the then outstanding Notes issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Notes issued thereunder, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

GOVERNING LAW

    The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

    The Indenture contains the following defined terms.

    "ACQUIRED INDEBTEDNESS" of any specified Person means Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, but excluding any Indebtedness incurred in connection with, or in contemplation of, such merger or such other Person becoming a Restricted Subsidiary of such specified Person.

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    "ADJUSTED NET ASSETS"  of a Guarantor at any date shall mean the lesser of the amount by which (x) the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, the probable liability of such Guarantor with respect to its contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under the Guarantee, of such Guarantor at such date and (y) the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date and after giving effect to any collection from any Subsidiary by such Guarantor in respect of the obligations of such Subsidiary under the Guarantee), excluding debt in respect of the Guarantee, as they become absolute and matured.

    "AFFILIATE" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The definition of Affiliate as contained in the preceding sentence, and the term "control" (including the terms "controlling," "controlled by" and "under common control with") as used therein, shall be construed in a manner consistent with the definitions of "affiliate" and "control" contained in Rule 405 promulgated under the Securities Act, as such rule is in effect on the Issuance Date. Without limiting the foregoing, for purposes of the Indenture (other than in relation to the definitions of "Change of Control" and "Permitted Holders"), the ownership of, or control of the votes with respect to, 10% or more of the voting common equity (on a fully diluted basis) of a Person will be deemed to be control of such Person.

    "ASSET ACQUISITION" means (i) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or shall be merged or consolidated with the Company or any Restricted Subsidiary of the Company or
(ii) the acquisition by the Company or any Restricted Subsidiary of the Company of assets of any Person comprising a division or line of business of such Person.

    "ASSET SALE" means (i) the sale, lease, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets of the Company or any Restricted Subsidiary thereof (each referred to in this definition as a "disposition") or (ii) the issuance or sale of Equity Interests of (or by) any Restricted Subsidiary of the Company, in each case, other than (a) a disposition of inventory in the ordinary course of business, (b) the disposition of all or substantially all of the assets of the Company or the Restricted Subsidiaries thereof in a manner permitted pursuant to the provisions described above under "Limitations on Merger, Consolidation or Sale of Assets" or "Change in Control" and (c) in the case of clause (i) only, any single disposition, or related series of dispositions, of assets with an aggregate fair market value of less than $500,000. Notwithstanding anything to the contrary contained above, a Restricted Payment made in compliance with the LIMITATION ON RESTRICTED PAYMENTS covenant shall not constitute an Asset Sale except for purposes of determinations of the Fixed Charge Coverage Ratio (as defined).

    "BANKRUPTCY LAW" means Title 11, U.S. Code or any similar Federal, state or foreign law for the relief of debtors.

    "BOARD RESOLUTION" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

    "BORROWING BASE" means, as of any date with respect to any Person, an amount equal to the sum of (a) 85% of the face amount of all accounts receivable owned by such Person as of such date that are not more than 120 days past due, and (b) 65% of all inventory owned by such Person as of such date, in each case valued at the lower of cost or market calculated on a consolidated basis and in accordance with the Company's financial statements. To the extent that information is not available as to the amount of accounts receivable or inventory as of a specific date, such Person may utilize the most recent available information for purposes of calculating the Borrowing Base.

    "BROWN-BRIDGE" shall mean Brown-Bridge Industries, Inc., a Delaware corporation.

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    "BROWN-BRIDGE ROLL-UP CONTINGENT PAYMENTS"  shall mean all payments made after the Issuance Date (excluding the cash payments to be made as part of the Recapitalization Plan on, or immediately after, the Issuance Date in an aggregate amount not to exceed $2.5 million) to Persons other than the Company who were shareholders of Brown-Bridge prior to the Issuance Date, including without limitation all payments of the Contingent Price under, and as defined in, that certain Agreement and Plan of Merger (Brown-Bridge Minority Interest), by and among the Company, BB Merger Corp. and Brown-Bridge.

    "CAPITAL LEASE" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

    "CAPITAL LEASE OBLIGATION" means obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligations will be the capitalized amount of such obligations determined in accordance with GAAP.

    "CAPITAL STOCK" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the common or preferred equity of such Person, including, without limitation, partnership interests.

    "CASH EQUIVALENTS" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Services or Moody's Investors Service, Inc.; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Rating Services or at least P-1 from Moody's Investors Service, Inc.; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500 million; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

    "CHANGE OF CONTROL" means the occurrence of any of the following: (i) the adoption of a plan relating to the liquidation or dissolution of the Company,
(ii) the sale, lease or transfer, in one or a series of transactions, of all or substantially all of the assets of the Company or of the Company and its Subsidiaries taken as a whole, to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than to any one or more of the Permitted Holders, (iii) any Person or group, other than one or more of the Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that (x) a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time and (y) in the case of a group which is not a Permitted Holder but includes as members thereof one or more Permitted Holders, such group (except to the extent provided in preceding clause (x)) shall not be considered to be the "beneficial owner" of any capital stock of the Company beneficially owned (other than as a result of attribution to Permitted Holders by reason of their being members of such group) by the Permitted Holders, if any, who are members of such group), directly or indirectly, of shares of Voting Stock of the Company representing more than 50% of the voting power of all of the Voting Stock of the Company by way of merger or consolidation or otherwise; PROVIDED, HOWEVER, that a Person which ceases to be a Permitted Holder by reason of ceasing to be an Affiliate of, or a member of a group controlled by, a Permitted Holder shall not be deemed to have acquired beneficial ownership of any shares of Voting Stock of the Company unless and until a "Change of Control" (as measured from the Issuance Date) shall have

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occurred with respect to such Person (for purposes of determining whether such a
"Change of Control" has occurred, such Person shall be substituted for the Company), or (iv) the first day within any two-year period on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

    "CONSOLIDATED EBITDA" of any Person with respect to any period means Consolidated Net Income of such Person for such period (x) adjusted to exclude (to the extent included in Consolidated Net Income for such period) (i) gains and losses from Asset Sales (without regard to the $500,000 limitation set forth in the definition thereof) or abandonments or reserves relating thereto and (ii) items classified as extraordinary gains and losses and (y) increased (to the extent already deducted from Consolidated Net Income for such period) by the sum (but without duplication), on a consolidated basis, of (i) all income tax expense for such period, (ii) all cash and non-cash interest expense (including interest with respect to Capitalized Lease Obligations and interest rate protection agreements and net of any interest income) paid or accrued for such period and (iii) all consolidated depreciation and consolidated amortization and any other consolidated non-cash charges (including with respect to writedowns or writeoffs of assets) for such period, in each case determined in accordance with GAAP.

    "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person for any period, the sum of (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount and original issuance costs, non-cash interest payments, the interest component of Capital Leases, and net payments (if any) pursuant to Hedging Obligations), (b) commissions, discounts and other fees and charges paid or accrued with respect to letters of credit and bankers' acceptance financing and (c) interest actually paid by such Person or its Restricted Subsidiaries under a Guarantee of Indebtedness of any other Person.

    "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom, without duplication,
(a) the net income or loss of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Restricted Subsidiary of such Person or is merged or consolidated with such Person or any Restricted Subsidiary, (b) the net income of any Person, other than a consolidated Restricted Subsidiary, in which such first referred to Person or a consolidated Restricted Subsidiary has an interest shall be included only to the extent of the lesser of (i) any dividends or distributions actually paid to such first referred to Person and its consolidated Restricted Subsidiaries during such period and (ii) the net income of such Person (but in no event less than zero), and the net loss of such Person shall be included only to the extent of the aggregate Investment of the first referred to Person or a consolidated Restricted Subsidiary in such Person, and (c) the net income or loss of any consolidated Restricted Subsidiary of such Person shall be excluded to the extent such Restricted Subsidiary is restricted by contract, operation of law or otherwise from distributing its net income.

    "CONSOLIDATED NET WORTH" with respect to any Person means the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries (or, in the case of the Company, the Restricted Subsidiaries), less, to the extent included in the foregoing, amounts attributable to Disqualified Stock, each item determined on a consolidated basis and in accordance with GAAP.

    "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Issuance Date or (ii) was nominated for election or elected to such Board of Directors with, or whose election to such Board of Directors was approved by, the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or (iii) is a representative of one or more of the Permitted Holders or was nominated by one or more of the Permitted Holders or any representative of the Permitted Holders on the Board of Directors.

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    "DEFAULT" means any event that is or with the passing of time or giving of notice or both would be an Event of Default.

    "DISQUALIFIED STOCK" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than an event which would constitute a Change of Control), (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), in whole or in part, on or prior to the first anniversary of the final stated maturity of the Notes, or (ii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (a) debt securities or (b) any Capital Stock referred to in (i) above, in each case at any time prior to the first anniversary of the final stated maturity of the Notes.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

    "EXISTING INDEBTEDNESS" means Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the New Credit Facility) in existence on the Issuance Date.

    "FIXED CHARGE COVERAGE RATIO" means, with respect to any Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the sum of (i) the Consolidated Interest Expense of such Person for such period and (ii) dividend requirements on Disqualified Stock of such Person and Disqualified Stock and any Preferred Stock of its Restricted Subsidiaries (whether in cash or otherwise (except dividends payable (x) by the Company in shares of Capital Stock which is not Disqualified Stock and (y) by any Restricted Subsidiary of the Company to the Company or a Wholly Owned Restricted Subsidiary of the Company)) paid, accrued or scheduled to be paid or accrued during such period (except to the extent accrued in a prior period) and excluding items eliminated in consolidation; PROVIDED that (a) in the event that the Company or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness or issues Capital Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of Capital Stock, as if the same had occurred at the beginning of the applicable four-quarter period, (b) in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire period, (c) in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness incurred for working capital purposes under a revolving credit facility (but not including Indebtedness incurred in connection with Asset Sales and/or Asset Acquisitions covered by clause (f) below) which facility was in effect during the respective period shall be computed on a pro forma basis based upon the average daily balance of such Indebtedness outstanding during the applicable period (or, if shorter, the portion of the period during which such revolving credit facility was in effect), (d) in making such computation, for purposes of clause (ii) above, dividend requirements will be increased to an amount representing the pretax earnings that would be required to cover such dividend requirements; accordingly, the increased amount will be equal to such dividend requirements multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the applicable actual combined Federal, state, local and foreign income tax rate of such Person and its Restricted Subsidiaries (expressed as a decimal), on a consolidated basis, for the fiscal year immediately preceding the date of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, (e) in making such computation, Consolidated Interest Expense will be increased or reduced by the net cost (including amortization of discount) or benefit (after giving effect to amortization of discount) associated with Hedging Obligations attributable to such period and (f) in the event that the Company or any of its Restricted Subsidiaries consummates any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Indebtedness) at any time subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect (calculated on a basis consistent with Regulation S-X under the Securities Act) to such Asset Sale and Asset Acquisition as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness and also including (or excluding, as the case may be) any Consolidated EBITDA associated with such Asset Sale or Asset Acquisition) occurred on the first day of the applicable four-quarter period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.


    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which were used by the Company in the preparation of its audited financial statements as of and for the period ended December 31, 1995, included in the Prospectus.


    "GUARANTOR" means (i) each of Central Products Company, Brown-Bridge Industries, Inc., and Entoleter, Inc., and (ii) each of the Company's Restricted Subsidiaries which, after the Issuance Date, becomes a Guarantor by executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor and executes a Guarantee; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms thereof.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements in respect thereof, of all or any part of any Indebtedness.

    "INDEBTEDNESS" means with respect to any Person, without duplication, (i) all liabilities, contingent or otherwise, of such Person (a) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) evidenced by bonds, notes, debentures, drafts accepted or similar instruments or letters of credit or representing the balance deferred and unpaid of the purchase price of any property (other than any such balance that represents an account payable or any other monetary obligation to a trade creditor (whether or not an Affiliate)) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services and due within 12 months (or such longer period for payment as is customarily extended by such trade creditor) of the incurrence thereof, which account is not overdue by more than 90 days, according to the original terms of sale, unless such account payable is being contested in good faith, or (c) for the payment of money relating to a Capital Lease Obligation, (ii) the maximum fixed repurchase price of all Disqualified Stock of such Person, (iii) reimbursement obligations of such Person with respect to letters of credit, (iv) obligations of such Person with respect to Hedging Obligations, (v) all liabilities of others of the kind described in the preceding clause (i), (ii), (iii) or (iv) that such Person has guaranteed or that is otherwise its legal liability, and (vi) all obligations of others secured by a Lien to which any of the properties or assets (including, without limitation, leasehold interests and any other tangible or intangible property rights) of such Person are subject, whether or not the obligations secured thereby will have been assumed by such Person or will otherwise be such Person's legal liability (PROVIDED that if the obligations so secured have not been assumed by such Person or are not otherwise such Person's legal liability, such obligations will be deemed to be in an amount equal to the fair market value of such properties or assets, as determined in good faith by the Board of Directors of such Person, which determination will be evidenced by a Board Resolution).

    "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans, guarantees, advances or capital contributions (excluding commission, travel and similar advances to directors, officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

    "ISSUANCE DATE" means the date of original issuance of the Notes.

    "LIEN" means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

    "NET PROCEEDS" from an Asset Sale means cash payments received (including any cash payments received by way of conversion into cash of any note or other obligation received in connection with such Asset Sale or by way of deferred payment of principal pursuant to, or liquidation of, any note or installment receivable or otherwise, but only as and when received therefrom) in each case net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale and the amount of Indebtedness that is secured by the assets subject to an Asset Sale and is repaid with the proceeds thereof.

    "NEW CREDIT FACILITY" means the Credit Facility, dated as of October 23, 1996, among the Company, the Guarantors, BT Commercial Corporation, as agent, TransAmerica Business Credit Corporation, as collateral agent, and any other financial institutions from time to time party thereto, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including by way of adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.


    "OFFERING MEMORANDUM" shall mean the final Offering Memorandum, dated October 18, 1996, with respect to the Old Notes.


    "OFFICER" means the Chairman of the Board, the President, any Senior Vice President, any Vice President, the Treasurer or the Secretary of the Company.

    "OFFICERS' CERTIFICATE" means a certificate signed by two Officers of the Company which complies with the applicable portions of the Indenture.

    "PERMITTED BUSINESSES" means the businesses within the industries engaged in by Central Products and Brown Bridge on the Issuance Date and reasonable extensions thereof.

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
    "PERMITTED HOLDERS" means and includes (x) Mario Gabelli; Richard J. Boyle; Ned N. Fleming, III; each Affiliate of any of the foregoing natural persons (so long as it remains such an Affiliate); each member of the immediate family of any of the foregoing natural persons and any trust or similar device created for the benefit of any one or more of the foregoing and each Person which acquires a direct or indirect beneficial ownership interest in shares of stock of the Company as an executor or administrator for or by way of inheritance or bequest from one or more of the natural persons described in the preceding clause (x) following the death of such Person; and (y) each group (as such term is used in Section 13(d)(3) of the Exchange Act) which is controlled by (with the term "controlled by" as used herein to be determined in a manner consistent with the phrase "controlled by" as used in the definition of Affiliate contained herein) one or more of the Permitted Holders described in preceding clause (x), but only so long as the respective such group is so controlled.

    "PERMITTED INVESTMENTS" means (a) any Investments in the Company; (b) any Investments in Cash Equivalents; (c) Investments by the Company in a Person, if as a result of, or immediately after, such Investment (i) such Person is or becomes a Wholly Owned Restricted Subsidiary which is a Guarantor or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into the Company or a Person which is a Wholly Owned Restricted Subsidiary and a Guarantor after giving effect thereto; (d) Investments by a Guarantor in other Guarantors and Investments by Wholly Owned Restricted Subsidiaries which are not Guarantors in other Wholly Owned Restricted Subsidiaries which are not Guarantors; (e) Investments received by the Company or a Restricted Subsidiary as consideration for asset sales, including Asset Sales; provided in the case of an Asset Sale such Asset Sale is effected in compliance with the LIMITATION ON ASSET SALES covenant; and (f) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (f) that are at that time outstanding, not to exceed $10 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

    "PERMITTED LIENS" means (a) Liens granted by the Company and the Guarantors which secure Indebtedness to the extent the Indebtedness is incurred pursuant to clause (a) of the second paragraph under the LIMITATION ON INCURRENCE OF INDEBTEDNESS covenant; (b) Liens in favor of the Company; (c) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary thereof; PROVIDED that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any assets of the Company or its Restricted Subsidiaries other than those acquired in connection with such merger or consolidation; (d) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (e) Liens existing on the Issuance Date; (f) Liens in respect of extensions, renewals, refundings or refinancings of any Indebtedness secured by the Liens referred to in clauses (a), (b), (c) and (e) above and (h) below; PROVIDED that the Liens in connection with such renewal, extension, refunding or refinancing shall be limited to all or part of the specific property which was subject to the original Lien; (g) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (h) any Lien securing purchase money obligations incurred in connection with the purchase of real or personal property; provided that (A) at the time such Lien attaches to the real or personal property of the Company or Guarantor, the Company shall be permitted to incur at least $1.00 of additional indebtedness pursuant to the first paragraph of the LIMITATION ON INCURRENCE OF INDEBTEDNESS covenant and (B) such Liens do not extend to any property (other than the property so purchased) owned by the Company or its Restricted Subsidiaries and is not incurred more than 30 days after the incurrence of such Indebtedness secured by such Lien; (i) Liens to secure Capitalized Lease Obligations (except in respect of Sale and Leaseback Transactions) on real or personal property of the Company to the extent consummated in compliance with the Indenture; provided that (A) at the time such Lien attaches to the real or personal property of the Company or Guarantor, the Company shall be permitted to incur at least

$1.00 of additional indebtedness pursuant to the first paragraph of the LIMITATION ON INCURRENCE OF INDEBTEDNESS covenant and (B) such Liens do not extend to or cover any property of the Company of any of its Subsidiaries other than the property subject to such Capitalized Lease Obligation; and (j) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary thereof with respect to obligations that do not exceed $2 million at any one time outstanding and that (A) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (B) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of the business by the Company or such Restricted Subsidiary.

    "PERSON" shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivisions or any agency, department or instrumentality thereof.

    "PREFERRED STOCK" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

    "PROPERTY" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included on the most recent consolidated balance sheet of such Person in accordance with GAAP.

    "QUALIFIED CAPITAL STOCK" shall mean any Capital Stock which is not Disqualified Stock.

    "RESTRICTED INVESTMENT" means any Investment other than a Permitted Investment.

    "RESTRICTED PAYMENT" means (i) any dividend or distribution on or in respect of any shares of Capital Stock of the Company or any Restricted Subsidiary of the Company or to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or such Restricted Subsidiary (except dividends or distributions (x) by any Restricted Subsidiary which is not a Wholly Owned Restricted Subsidiary to its shareholders generally, so long as the Company and/or its Restricted Subsidiaries receive at least their proportionate share thereof (based on their equity interests in the respective Restricted Subsidiary), (y) to the Company or any Wholly Owned Restricted Subsidiary or (z) payable solely in Qualified Capital Stock of the Company), (ii) the redemption, repurchase, retirement or other acquisition for value of any Capital Stock of the Company or any Restricted Subsidiary of the Company (excluding payments made to the Company or a Wholly Owned Restricted Subsidiary), (iii) any redemption, repurchase, prepayment, defeasance (including, but not limited to, in substance or legal defeasance) or any other acquisition or retirement for value by either the Company or any Restricted Subsidiary of the Company prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Debt, (iv) any Restricted Investment by the Company or any Restricted Subsidiary of the Company and (v) any Brown-Bridge Roll-up Contingent Payments made by the Company or any Restricted Subsidiary of the Company (except to the extent paid through the issuance of Qualified Capital Stock of the Company).

    "RESTRICTED SUBSIDIARY" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

    "SALE AND LEASEBACK TRANSACTION" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Subsidiary of the Company of any property, whether owned by the Company or any Subsidiary of the Company at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

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
    "SIGNIFICANT SUBSIDIARY" shall mean any Restricted Subsidiary of the Company which would be a "Significant Subsidiary" within the meaning ascribed to such term in Rule 1-02 of Regulation S-X adopted by the Commission.

    "SUBORDINATED DEBT" means Indebtedness of the Company that is subordinate or junior in right of payment to the Notes.

    "SUBSIDIARY" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof.

    "U.S. GOVERNMENT OBLIGATIONS" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

    "UNRESTRICTED SUBSIDIARY" of any Person means (i) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that (x) the Company certifies to the Trustee that such designation complies with the LIMITATION ON RESTRICTED PAYMENTS covenant and (y) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the LIMITATION ON INCURRENCE OF INDEBTEDNESS covenant and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate that such designation complied with the foregoing provisions.

    "VOTING STOCK" with respect to any Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in elections of directors of such Person.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payments.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any Person means any Restricted Subsidiary of such Person of which all the outstanding Voting Stock (other than directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

                         OLD NOTES REGISTRATION RIGHTS

    The Company, the Guarantors and the Initial Purchaser entered into a registration rights agreement on or prior to the original issue date of the Notes (the "Registration Rights Agreement") pursuant to which each of the Company and the Guarantors will agree, for the benefit of the holders, that it will, at its own cost, (i) within 90 days after the original issue date of the Old Notes (the "Issue Date"), file a registration statement (the "Exchange Offer Registration Statement") with the Commission with respect to the Exchange Offer,
(ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 180 days after the Issue Date and (iii) use its best efforts to consummate the Exchange Offer within 225 days after the Issue Date. Upon the Exchange Offer Registration Statement being declared effective, the Company and the Guarantors will offer the New Notes (and the related guarantees) in exchange for surrender of the Old Notes (and the related guarantees). The Company and the Guarantors will keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Old Notes. For each of the Old Notes surrendered pursuant to the Exchange Offer, the holder who surrendered such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. Interest on each New Note will accrue from the last interest payment date on which interest was paid on the Old Note surrendered in exchange therefor or, if no interest has been paid on such Old Note, from the Issue Date. Under existing Commission interpretations, the New Notes (and the related guarantees) would be freely transferable by holders thereof other than affiliates of the Company and the Guarantors after the Exchange Offer without further registration under the Securities Act if the holder of the New Notes represents that it is acquiring the New Notes in the ordinary course of business, that it has no arrangement or understanding with any person to participate in the distribution of the New Notes and that it is not an affiliate of the Company or the Guarantors, as such terms are interpreted by the Commission; PROVIDED that broker-dealers ("Participating Broker-Dealers") receiving New Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of such New Notes. The Commission has taken the position that the Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the New Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with the prospectus contained in the Exchange Offer Registration Statement. The Company and the Guarantors have agreed for a period of 180 days after consummation of the Exchange Offer to make available a prospectus meeting requirements of the Securities Act to Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of such New Notes.

    Each holder who wishes to exchange its Old Notes for New Notes in the Exchange Offer will be required to represent that any New Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes and that it is not an affiliate of the Company or the Guarantors.

    If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the applicable New Notes. If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Notes that were acquired as a result of market making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

    In the event that applicable interpretations of the staff of the Commission do not permit the Company and the Guarantors to effect such an Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 225 days after the Issue Date, or, under certain circumstances, if the Initial Purchasers shall so request, each of the Company and the Guarantors, jointly and severally, will at their cost, (a) as promptly as practicable, file a shelf registration statement covering resales of the Old Notes (a "Shelf Registration Statement"),
(b) use its best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act and (c) use its best efforts to keep effective such Shelf Registration

Statement until the earlier of three years after the Issue Date and such time as all of the applicable Old Notes have been sold thereunder. The Company will, in the event of the filing of a Shelf Registration Statement, provide to each holder of the Old Notes copies of the prospectus which is a part of such Shelf Registration Statement, notify each such holder when such Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A holder that sells its Old Notes pursuant to a Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

    If the Company and the Guarantors fail to comply with the above provisions or if such registration statement fails to become effective, then, as liquidated damages, additional interest (the "Additional Interest") shall become payable with respect to the Old Notes as follows:

    (i)if the Exchange Offer Registration Statement or Shelf Registration Statement is not filed within 90 days following the Issue Date,
Additional Interest shall accrue on the Old Notes over and above the stated interest at a rate of 0.50% per annum for the first 90 days commencing on the 91st day after the Issue Date, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period;

    (ii)
       if the Exchange Offer Registration Statement or Shelf Registration Statement is not declared effective within 180 days following the Issue
Date, Additional Interest shall accrue on the Old Notes over and above the stated interest at a rate of 0.50% per annum for the first 90 days commencing on the 181st day after the Issue Date, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period; or

    (iii)
       if (A) the Company and the Guarantors have not exchanged all Old Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to 225 days after the Issue Date or (B) the Exchange Offer Registration Statement ceases to be effective at any time prior to the time that the Exchange Offer is consummated or (C) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the third anniversary of the Issue Date (unless all the Old Notes have been sold thereunder), then Additional Interest shall accrue on the Old Notes over and above the stated interest at a rate of 0.50% per annum for the first 90 days commencing on (x) the 226th day after the Issue Date with respect to the Old Notes validly tendered and not exchanged by the Company, in the case of (A) above, or (y) the day the Exchange Offer Registration Statement ceases to be effective or usable for its intended purpose in the case of (B) above, or (z) the day such Shelf Registration Statement ceases to be effective in the case of (C) above, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period; PROVIDED, HOWEVER, that the Additional Interest rate on the Old Notes may not exceed in the aggregate 2.0% per annum; and PROVIDED FURTHER, that
(1) upon the filing of the Exchange Offer Registration Statement or Shelf Registration Statement (in the case of clause (i) above), (2) upon the effectiveness of the Exchange Offer Registration Statement or Shelf Registration Statement (in the case of (ii) above), or (3) upon the exchange of New Notes for all Old Notes tendered (in the case of clause (iii)(A) above), or upon the effectiveness of the Exchange Offer Registration Statement which had ceased to remain effective in the case of clause (iii)(B) above, or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of clause (iii)(C) above), Additional Interest on the Old Notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

    Any amounts of Additional Interest due pursuant to clauses (i), (ii) or
(iii) above will be payable in cash, on the same original interest payment dates as the Old Notes. The amount of Additional Interest will be determined by multiplying the applicable Additional Interest rate by the principal amount of the Old Notes multiplied by a fraction, the numerator of which is the number of days such Additional Interest rate was applicable during such period (determined on the basis of a 360-day year comprised of twelve 30-day months), and the denominator of which is 360.

    The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which will be available upon request to the Company.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following summary of the material anticipated federal income tax consequences of the issuance of New Notes and the Exchange Offer is based upon the provisions of the Internal Revenue Code of 1986, as amended, the final, temporary and proposed regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. The following summary is based on an opinion of counsel to the Company which is not binding on the Internal Revenue Service ("IRS") and there can be no assurance that the IRS will take a similar view with respect to the tax consequences described below. No ruling has been or will be requested by the Company from the IRS on any tax matters relating to the New Notes or the Exchange Offer. This discussion does not purport to address all of the possible federal income tax consequences or any state, local or foreign tax consequences of the acquisition, ownership and disposition of the Old Notes, the New Notes or the Exchange Offer. It is limited to investors who will hold the Old Notes and the New Notes as capital assets. It does not address the federal income tax consequences that may be relevant to particular investors in light of their unique circumstances or to certain types of investors (such as dealers in securities, insurance companies, financial institutions, foreign corporations, partnerships, trusts, nonresident individuals, and tax-exempt entities) who may be subject to special treatment under federal income tax laws.

INDEBTEDNESS

    The Old Notes and the New Notes should be treated as indebtedness of the Company. In the unlikely event the Old Notes or the New Notes were treated as equity, the amount treated as a distribution on any such Old Note or New Note would first be taxable to the holder as dividend income to the extent of the Company's current and accumulated earnings and profits, and would next be treated as a return of capital to the extent of the holder's tax basis in the Old Notes or New Notes, with any remaining amount treated as a gain from the sale of an Old Note or a New Note. In addition, in the event of equity treatment, amounts received in retirement of an Old Note or a New Note might in certain circumstances be treated as a dividend, and the Company could not deduct amounts paid as interest on such Old Notes or New Notes. The remainder of this discussion assumes that the Old Notes and the New Notes will constitute indebtedness.

EXCHANGE OFFER

    The exchange of the Old Notes for New Notes pursuant to the Exchange Offer should not be treated as an "exchange." This is because the New Notes should not be considered to differ materially in kind or extent from the Old Notes and the New Notes are being issued in accordance with the terms of the Old Notes and the Registration Rights Agreement entered into in conjunction therewith. Accordingly, the New Notes received by a holder of the Old Notes should be treated as a continuation of the Old Notes in the hands of such holder. As a result, there should be no federal income tax consequences to holders exchanging the Old Notes for the New Notes pursuant to the Exchange Offer, and the holding period of New Notes in the hands of a holder should include the holding period of the Old Notes exchanged into such New Notes.

INTEREST

    A holder of an Old Note or a New Note will be required to report stated interest on the Old Note and the New Note as interest income in accordance with the holder's method of accounting for tax purposes. Because the Old Notes were issued at par there is no original issue discount pursuant to the de minimis exception to the "original issue discount" rules.

TAX BASIS IN OLD NOTES AND NEW NOTES

    A holder's tax basis in an Old Note will generally be the holder's purchase price for the Old Note. If a holder of an Old Note exchanges the Old Note for a New Note pursuant to the Exchange Offer, the tax basis of the New Note immediately after such exchange should equal the holder's tax basis in the Old
Note immediately prior to the Exchange.

DISPOSITION OF OLD NOTES OR NEW NOTES

    The sale, exchange, redemption or other disposition of an Old Note or a New Note, except in the case of an exchange pursuant to the Exchange Offer (see the above discussion), generally will be a taxable event. A holder generally will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of any property received upon such sale, exchange, redemption or other taxable disposition of the Old Note or the New Note (except to the extent attributable to accrued interest) and (ii) the holder's adjusted tax basis in such debt instrument. Such gain or loss will be capital gain or loss, and will be long term if the Old Notes or the New Notes have been held for more than one year at the time of the sale or other disposition.

PURCHASERS OF OLD NOTES AT OTHER THAN ORIGINAL ISSUANCE PRICE

    The foregoing does not discuss special rules which may affect the treatment of purchasers that acquired Old Notes other than at par, including those provisions of the Internal Revenue Code relating to the treatment of "market discount," and "amortizable bond premium." Any such purchaser should consult its tax advisor as to the consequences to him of the acquisition, ownership, and disposition of Old Notes.

BACKUP WITHHOLDING


    Unless a holder provides its correct taxpayer identification number (employer identification number or social security number) to the Company and certifies that such number is correct, generally under the federal income tax backup withholding rules, 31% of (1) the interest paid on the Old Notes and the New Notes, and (2) proceeds of sale of the Old Notes and the New Notes, must be withheld and remitted to the United States Treasury. Therefore, each holder should complete and sign the Substitute Form W-9 included so as to provide the information and certification necessary to avoid backup withholding. However, certain holders (including, among others, certain foreign individuals) are not subject to these backup withholding and reporting requirements. For a foreign individual holder to qualify as an exempt foreign recipient, that holder must submit a statement, signed under penalties of perjury, attesting to that individual's exempt foreign status. Such statements can be obtained from the Company. For further information concerning backup withholding and instructions for completing the Substitute Form W-9 (including how to obtain a taxpayer identification number if you do not have one and how to complete the Substitute Form W-9 if the Old Notes are held in more than one name), contact the Company's Assistant Secretary, 600 N. Pearl Street, Suite 2160, Dallas, Texas 75201 or telephone number (214) 855-0322.


    Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS.

                         BOOK-ENTRY; DELIVERY AND FORM

    The New Notes (and the related guarantees) initially will be represented by a single permanent global certificate in definitive, fully registered form (the "Global Note"). The Global Note will be deposited on the Issue Date with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC.

    THE GLOBAL NOTE. The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Note, DTC or its custodian will credit, on its internal system, the principal amount of Notes of the individual beneficial interests represented by such global securities to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Note will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the Initial Purchaser and ownership of beneficial interests in the Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. QIBs may hold their interests in the Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

    So long as DTC, or its nominee, is the registered owner or holder of the Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture. No beneficial owner of an interest in any of the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the Notes.

    Payments of the principal of, premium (if any) and interest (including Additional Interest) on the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

    The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest (including Additional Interest) in respect of the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

    Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Notes to persons in states which require physical delivery of the Notes, or to pledge such securities, such holder must transfer its interest in the Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

    DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Note are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Note for Certificated Securities, which it will distribute to its participants and which will be legended as set forth under the heading "Transfer Restrictions."

    DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

    Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    CERTIFICATED SECURITIES. If DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Company within 90 days, Certificated Securities will be issued in exchange for the Global Note.

                              PLAN OF DISTRIBUTION

    Based on interpretations by the Staff set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Notes directly form the Company or (iii) Broker-Dealers who acquired Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such New Notes; provided that Broker-Dealers ("Participating Broker-Dealers") receiving New Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of such New Notes. To date, the Staff has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the Exchange Offer (other than a resale of an unsold allotment from the sale of the Old Notes to the Initial Purchasers) with the Prospectus, contained in the Exchange Offer Registration Statement. Pursuant to the Registration Rights Agreement, the Company has agreed to permit Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such New Notes. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, and any amendment or supplement to this Prospectus, available to any Broker-Dealer that requests such documents in the Letter of Transmittal.

    Each holder of the Old Notes who wishes to exchange its Old Notes for New Notes in the Exchange Offer will be required to make certain representations to the Company as set forth in "The Exchange Offer -- Terms and Conditions of the Letter of Transmittal." In addition, each holder who is a Broker-Dealer and who receives New Notes for its own account in exchange for Old Notes that were acquired by it as a result of market-making activities or other trading activities, will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such New Notes.

    The Company will not receive any proceeds from any sale of New Notes by Broker-Dealers. New Notes received by Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Broker-Dealer and/or the purchasers of any such New Notes. Any Broker-Dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    The Company has agreed to pay all expenses incidental to the Exchange Offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the Old Notes (including any Broker-Dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the Registration Rights Agreement.

    The Purchase Agreement provides that the Company and the Guarantors, jointly and severally, will indemnify the Initial Purchaser against certain liabilities, including liabilities under the Securities Act, and will contribute to payments that the Initial Purchaser may be required to make in respect thereof.

    Prior to the Initial Offering, there had been no active market for the Old Notes. Prior to this Exchange Offer, there has been no active market in the New Notes. The Company does not intend to apply for listing of the Notes on any securities exchange.

    BT Commercial Corporation, an affiliate of the Initial Purchaser, is a lender and agent under the New Credit Facility. See "Description of the New Credit Facility." In addition, the Alco Refinancing Debt provided by Bankers Trust Company on April 5, 1996, in the original principal amount of approximately $8.5 million, was repaid with the proceeds of the Initial Offering.

                                 LEGAL MATTERS

    The validity of the issuance of the Notes offered by the Company hereby will be passed upon for the Company by Crouch & Hallett, L.L.P., Dallas, Texas. Timothy R. Vaughan, a partner of Crouch & Hallett, L.L.P., held $8,699.66 principal amount of the Affiliate Notes, which were retired with a portion of the proceeds from the Offering, and was a Minority Stockholder.

                                    EXPERTS


    The consolidated financial statements and schedules of Spinnaker Industries, Inc. as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as stated in their report thereon appearing herein which, as to the year 1995, is based in part on the report of Deloitte & Touche LLP, independent auditors. The financial statements of Central Products Company, a wholly-owned subsidiary of the Company, as of December 31, 1995 and September 30, 1995 and 1994 and for the three month period ended December 31, 1995, and for each of the three years in the period ended September 30, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein. The financial statements and schedules referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                             AVAILABLE INFORMATION


    The Company files periodic reporting and other information requirements of the Exchange Act. Periodic reports and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. Electronic registration statements filed by the Company through the Electronic Data Gathering Analysis and Retrieval ("EDGAR") system are publically available through the Commission's web site at http:/www.sec.gov. All amendments thereto and periodic reports required to be filed under the Exchange Act have been and will be filed through EDGAR. In addition, such material can be inspected at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


    The Company has filed with the Commission a Registration Statement (of which this Prospectus is a part) under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in the Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                           SPINNAKER INDUSTRIES, INC.

Report of Independent Auditors.......................................................        F-2

Consolidated Balance Sheets at December 31, 1994 and 1995 and September 30, 1996
 (unaudited).........................................................................        F-3

Consolidated Statements of Operations for the years ended December 31, 1993, 1994, and 1995 and for the nine month periods ended September 30, 1995 and 1996
 (unaudited).........................................................................        F-4

Consolidated Statements of changes in Shareholders' Equity for the years ended
 December 31, 1993, 1994 and 1995 and for the nine month period ended September 30,
 1996 (unaudited)....................................................................        F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994 and
 1995 and for the nine month periods ended September 30, 1995 and 1996 (unaudited)...        F-6

Notes to Consolidated Financial Statements...........................................        F-7

                                    CENTRAL PRODUCTS COMPANY

Report of Independent Auditors.......................................................       F-28

Balance Sheet of Central Products at December 31, 1995...............................       F-29

Statement of Operations and Shareholder's Equity of Central Products for the three
 month period ended December 31, 1995................................................       F-30

Statement of Cash Flows of Central Products for the three month period ended December
 31, 1995............................................................................       F-31

Notes to Financial Statements of Central Products....................................       F-32

Report of Independent Auditors.......................................................       F-38

Combined Balance Sheets of Central Products at September 30, 1995 and 1994...........       F-39

Combined Statements of Operations and Business Unit Equity of Central Products for
 the years ended September 30, 1995, 1994, and 1993..................................       F-40

Combined Statements of Cash Flows of Central Products for the years ended September
 30, 1995, 1994, and 1993............................................................       F-41

Notes to Combined Financial Statements of Central Products...........................       F-42

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Spinnaker Industries, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Spinnaker Industries, Inc. and subsidiaries (formerly Safety Railway Service Corporation) as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. Our audits also included the financial statement schedules listed in the Index at Item 21(b). These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits. We did not audit the financial statements of Central Products Company, a wholly-owned subsidiary, which statements reflect total assets of $94,492,000 as of December 31, 1995 and total revenues of $30,581,000 for the three month period ended December 31, 1995. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Central Products Company, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated February 29, 1996, which report contained an explanatory paragraph regarding the Company's ability to continue as a going concern, the Company, as discussed in Note 4, has completed a debt financing arrangement to refinance the $25 million subordinated notes on a long-term basis. Therefore, the conditions that raised substantial doubt about whether the Company will continue as a going concern no longer exist.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Spinnaker Industries, Inc. and subsidiaries at December 31, 1995 and December 31, 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, in 1994 the Company changed its method of accounting for short-term investments.

                                                    ERNST & YOUNG LLP

Dallas, Texas
February 29, 1996,
except for Note 4, as to which the date is April 8, 1996

                  SPINNAKER INDUSTRIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                  DECEMBER 31,
                                                                              --------------------  SEPTEMBER 30,
                                                                                1995       1994         1996
                                                                              ---------  ---------  -------------
                                                                                                     (UNAUDITED)
                                                                                  (IN THOUSANDS, EXCEPT SHARE
                                                                                           AMOUNTS)
Assets

Current assets:
  Cash and cash equivalents.................................................  $   3,048  $     484   $     3,163
  Short-term investments....................................................         --          4            --
  Accounts receivable, less allowance for doubtful accounts and cash discounts of $1,234 in 1995, $378 in 1994, and $1,138 at September 30,
   1996.....................................................................     24,789     12,510        26,471
  Inventories...............................................................     27,041     14,572        34,183
  Income taxes due from Parent..............................................         --         70            --
  Prepaid expenses and other................................................      2,248         97         2,614
  Deferred income taxes.....................................................      1,234        589         1,234
                                                                              ---------  ---------  -------------
Total current assets........................................................     58,360     28,326        67,665
Property, plant and equipment:
  Land......................................................................        583        420           583
  Buildings and improvements................................................      9,632      4,943        12,208
  Machinery and equipment...................................................     45,372     10,059        50,803
  Accumulated depreciation..................................................     (4,639)    (2,927)       (7,766)
                                                                              ---------  ---------  -------------
                                                                                 50,948     12,495        55,828
Goodwill, net...............................................................     25,793         --        25,501
Other assets................................................................      2,483        508         3,507
                                                                              ---------  ---------  -------------
Total assets................................................................  $ 137,584  $  41,329   $   152,501
                                                                              ---------  ---------  -------------
                                                                              ---------  ---------  -------------
Liabilities and shareholders' equity
Current liabilities:
  Accounts payable..........................................................  $  12,699  $   5,003   $    15,320
  Accrued liabilities.......................................................      6,534      2,857         7,334
  Current portion of long-term debt.........................................      3,666      2,217        10,559
  Working capital revolver..................................................     27,149     13,180        36,041
  Other current liabilities.................................................        394        422           536
                                                                              ---------  ---------  -------------
Total current liabilities...................................................     50,442     23,679        69,790
Long-term debt, less current portion........................................     69,642      7,797        57,905
Notes payable to related parties............................................      1,583      1,352         1,737
Deferred income taxes.......................................................      7,164        589         7,164
Minority interest...........................................................      1,691      1,411         1,990
Shareholders' equity:
  Class A Common Stock, no par or stated value, authorized 10,000,000 shares; issued 2,811,026 shares in 1995 and 1994, 3,074,598 at September
   30, 1996 and Common Stock, no par or stated value, authorized 15,000,000
   shares; issued 3,074,598 at September 30, 1996 (at designated value).....      3,124      3,124         3,124
  Additional paid-in capital................................................      3,709      3,709        10,209
  Retained earnings (accumulated deficit)...................................        341       (220)          694
  Less cost of common stock in treasury, 95,332 shares in 1995, 1994, and at
   September 30, 1996.......................................................       (112)      (112)         (112)
                                                                              ---------  ---------  -------------
Total shareholders' equity..................................................      7,062      6,501        13,915
                                                                              ---------  ---------  -------------
Total liabilities and shareholders' equity..................................  $ 137,584  $  41,329   $   152,501
                                                                              ---------  ---------  -------------
                                                                              ---------  ---------  -------------

     See accompanying notes, which are an integral part of these financial statements.

                  SPINNAKER INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                              NINE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                                                       ----------------------------------  -----------------------
                                                          1995         1994       1993        1996         1995
                                                       -----------  ----------  ---------  -----------  ----------
                                                                                                 (UNAUDITED)
                                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales............................................  $   135,289  $   33,632  $   6,371  $   184,358  $   77,716
Cost of sales........................................     (117,737)    (28,506)    (4,393)    (159,163)    (67,740)
                                                       -----------  ----------  ---------  -----------  ----------
Gross profit.........................................       17,552       5,126      1,978       25,195       9,976
Selling, general and administrative expenses.........      (11,763)     (4,404)    (1,922)     (16,643)     (7,473)
                                                       -----------  ----------  ---------  -----------  ----------
Operating profit.....................................        5,789         722         56        8,552       2,503
Interest expense.....................................       (4,468)       (768)      (104)      (7,020)     (1,942)
Guarantee fee to parent..............................         (375)         --         --         (375)         --
Other income (expense) -- net........................            7         124        167          (52)         13
                                                       -----------  ----------  ---------  -----------  ----------
Income before income taxes and minority interest.....          953          78        119        1,050         574
Income taxes.........................................         (112)        (70)        --         (453)         43
Minority interest....................................         (280)        (98)        --         (299)       (146)
                                                       -----------  ----------  ---------  -----------  ----------
Net income (loss)....................................  $       561  $      (90) $     119  $       353  $      471
                                                       -----------  ----------  ---------  -----------  ----------
                                                       -----------  ----------  ---------  -----------  ----------
Weighted average common and common equivalent shares
 outstanding.........................................        6,702       5,626      5,432        6,959       6,761
Income (loss) per share..............................  $      0.08  $    (0.02) $    0.02  $      0.05  $     0.07

     See accompanying notes, which are an integral part of these financial statements.

                  SPINNAKER INDUSTRIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                           RETAINED
                                                   COMMON                  ADDITIONAL      EARNINGS
                                                    STOCK       COMMON       PAID-IN     (ACCUMULATED     TREASURY
                                                 OUTSTANDING     STOCK       CAPITAL       DEFICIT)         STOCK       TOTAL
                                                 -----------  -----------  -----------  ---------------  -----------  ---------
                                                                         (DOLLAR AMOUNTS IN THOUSANDS)
Balance at January 1, 1993.....................   2,715,694    $   3,124    $   3,709      $    (249)     $    (112)  $   6,472
  Net income...................................          --           --           --            119             --         119
                                                 -----------  -----------  -----------         -----          -----   ---------
Balance at December 31, 1993...................   2,715,694        3,124        3,709           (130)          (112)      6,591
  Net loss.....................................          --           --           --            (90)            --         (90)
                                                 -----------  -----------  -----------         -----          -----   ---------
Balance at December 31, 1994...................   2,715,694        3,124        3,709           (220)          (112)      6,501
  Net income...................................          --           --           --            561             --         561
                                                 -----------  -----------  -----------         -----          -----   ---------
Balance at December 31, 1995...................   2,715,694        3,124        3,709            341           (112)      7,062
  Net income...................................          --           --           --            353             --         353
  Issuance of common stock.....................     358,904           --        6,500             --             --       6,500
  Stock dividend...............................   3,074,598           --           --             --             --          --
                                                 -----------  -----------  -----------         -----          -----   ---------
Balance at September 30, 1996 (unaudited)......   6,149,196    $   3,124    $  10,209      $     694      $    (112)  $  13,915
                                                 -----------  -----------  -----------         -----          -----   ---------
                                                 -----------  -----------  -----------         -----          -----   ---------

     See accompanying notes, which are an integral part of these financial statements.

                  SPINNAKER INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                NINE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                            ---------------------------------  --------------------
                                                               1995        1994       1993       1996       1995
                                                            ----------  ----------  ---------  ---------  ---------
                                                                                (IN THOUSANDS)     (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss).........................................  $      561  $      (90) $     119  $     353  $     471
Adjustments to reconcile net/income (loss) to net cash
 provided by (used in) operating activities:
  Depreciation............................................       1,745         395        131      3,165        715
  Amortization of goodwill................................         279          --         --        779         --
  Provision for losses on accounts receivable.............         627         317          1         --         --
  Realized investment security gains......................          --          --        (11)        --         --
  Sales of short term investments, net....................           4       1,988         --         --          4
  Amortization of deferred financing costs................         127          16         --        287         54
  Minority interest.......................................         280          98         --        299        146
  Deferred income taxes...................................        (312)         --         --         --         --
  Accrued interest on notes payable to related parties....         231          67         --        154        187
  Changes in operating assets and liabilities:
    Accounts receivable...................................        (386)     (1,392)        99     (1,682)    (1,348)
    Inventories...........................................       2,959         178         (3)    (7,142)    (1,932)
    Income taxes due from Parent..........................          70          --         (8)        --         --
    Prepaid expenses and other assets.....................        (989)        102        (19)      (366)    (1,087)
    Accounts payable and accrued liabilities..............       3,996         824        (44)     3,563      3,636
                                                            ----------  ----------  ---------  ---------  ---------
Net cash provided by (used in) operating activities.......       9,192       2,503        265       (590)       846
INVESTING ACTIVITIES
  Acquisition of Brown-Bridge.............................          --     (29,073)        --         --         --
  Acquisition of Central Products Company, net of cash
   acquired...............................................     (79,550)         --         --         --     (2,000)
  Purchases of property, plant, and equipment.............      (1,620)       (450)       (91)    (7,260)    (1,038)
  Net purchases of short-term investments.................          --          --     (1,446)        --         --
  Additions to other assets...............................        (643)         --         --         56         --
                                                            ----------  ----------  ---------  ---------  ---------
Net cash used in investing activities.....................     (81,813)    (29,523)    (1,537)    (7,204)    (3,038)
FINANCING ACTIVITIES
  Proceeds (payments) from working capital revolvers,
   net....................................................      (2,015)     13,180         --      8,892      2,651
  Proceeds from long-term debt............................      81,984       9,000         --      8,500         28
  Principal payments on long-term debt....................      (2,706)        (19)       (16)    (8,252)      (898)
  Deferred financing costs................................      (2,078)         --         --     (1,731)       (17)
  Proceeds from notes payable to related parties..........          --       1,285         --         --         --
  Issuance of common stock................................          --          --         --        500         --
  Sale (purchase) of minority interest....................          --       1,313         --         --        (45)
                                                            ----------  ----------  ---------  ---------  ---------
Net cash provided by (used in) financing activities.......      75,185      24,759        (16)     7,909      1,719

Increase (decrease) in cash and cash equivalents..........       2,564      (2,261)    (1,288)       115       (473)
Cash and cash equivalents at beginning of period..........         484       2,745      4,033      3,048        484
                                                            ----------  ----------  ---------  ---------  ---------
Cash and cash equivalents at end of period................  $    3,048  $      484  $   2,745  $   3,163  $      11
                                                            ----------  ----------  ---------  ---------  ---------
                                                            ----------  ----------  ---------  ---------  ---------

     See accompanying notes, which are an integral part of these financial statements.

                  SPINNAKER INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    OWNERSHIP

    Spinnaker Industries, Inc., (formerly Safety Railway Service Corporation) ("Spinnaker") is an 83% owned subsidiary of Lynch Manufacturing Corporation, which is a wholly-owned subsidiary of Lynch Corporation ("Parent").

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Spinnaker, its wholly-owned subsidiary, Entoleter, Inc. ("Entoleter"), its wholly-owned subsidiary, Central Products Company ("CPC"), and its majority-owned (80.1%) subsidiary, Brown-Bridge Industries, Inc. ("Brown-Bridge") (collectively referred to hereinafter as the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

    NATURE OF OPERATIONS

    Spinnaker's operations consist of the following: CPC manufactures and sells water-activated and pressure-sensitive carton sealing tapes; Brown-Bridge develops, manufactures, and markets a broad line of adhesive coated materials, which are further converted by printers and industrial users into a variety of products for marking, labeling, promoting, decorating, and identifying applications; and Entoleter designs, manufactures, and sells industrial processing, and air pollution equipment. The Company's operations are primarily in the U.S., however, $10.4 million, $3.9 million, and $806,000 of the Company's sales were export sales for the years ended December 31, 1995, 1994, and 1993, respectively.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    EARNINGS PER SHARE

    Earnings per share is based on the weighted average number of common and dilutive common equivalent shares outstanding during each year, after giving effect to the three-for-two stock splits and a stock dividend on August 16, 1996 of one share for each share outstanding. Common equivalent shares are comprised of options and warrants to acquire common stock. Fully diluted earnings per share did not differ significantly from primary earnings per share in any year presented.

    CASH EQUIVALENTS

    Cash equivalents consist of highly liquid investments with a maturity of less than three months when purchased.

    SHORT-TERM INVESTMENTS

    On January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. Under Statement 115, the accounting for investments depends on the classification of such securities as either held-to-maturity, available-for-sale, or trading. Marketable equity securities which are held for resale in anticipation of short-term market movements are classified as trading securities and unrealized gains and losses are included in the results of operations. All of the Company's short-term investments are classified as trading. The effect of this adoption was not significant to 1994 earnings.

                  SPINNAKER INDUSTRIES, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    At December 31, 1994, short-term investments were invested in United States Treasury money market funds for which an affiliate of the Parent served as investment manager to the respective funds.

    Proceeds from sales of marketable securities were $359,000 for the year ended December 31, 1993. The cost of marketable securities sold is determined on the specific identification method.

    ACCOUNTS RECEIVABLE

    Accounts receivable of Brown-Bridge consist principally of amounts due from companies who convert the adhesive coated materials into end products and comprise 46% of total accounts receivable. Accounts receivable of CPC comprise the remaining 49% of total accounts receivable and consist principally of amounts due from paper distributors. Accounts receivable of Entoleter, which comprise 5% of total accounts receivable consist principally of amounts due from foreign and domestic food processing companies. Credit is extended based on an evaluation of the customer's financial condition and collateral is not generally required. The Company considers concentrations of credit risk to be minimal due to the Company's diverse customer base. In relation to export sales, the Company requires letters of credit supporting a significant portion of the sales price prior to production to limit exposure to credit risk. The Company maintains an allowance for doubtful accounts at a level that management believes is sufficient to cover potential credit losses.

    INVENTORIES

    All inventory is stated at the lower of cost or market. Brown-Bridge's inventory, which comprises 47% of total inventory is valued using the specific identification method. CPC's inventory, which comprises 48% of total inventory is valued using the last-in, first-out (LIFO) method. Entoleter's inventory, which comprises 5% of total inventory is valued using the first-in, first-out
(FIFO) method. The FIFO cost and LIFO cost of CPC's inventory were the same at December 31, 1995.

    During the fourth quarter of 1994, Entoleter wrote off $200,000 of inventory in response to management's change in product focus. The write-off is included in cost of sales in the consolidated statement of operations.

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is stated on the basis of cost. Depreciation is computed on the straight-line or declining balance method over the estimated service lives of the related assets, which range from five to thirty-five years for buildings and improvements and three to twenty years for machinery and equipment.

    GOODWILL

    Goodwill represents the excess of cost over the fair value of the net assets acquired and is amortized on a straight-line basis over 25 years. Accumulated amortization at December 31, 1995 totaled $279,000. The carrying value of goodwill is reviewed if the facts and circumstances suggest it may be impaired. If this review indicates that goodwill may not be recoverable, as determined based on the estimated future undiscounted cash flows of the entity acquired, the Company's carrying value of the goodwill is reduced.

    REVENUE RECOGNITION

    The Company recognizes revenues at the time of shipment.

    INCOME TAXES

    The accounts of the Company are included in the consolidated federal and certain state income tax returns filed by its Parent. Under the terms of an agreement for the allocation of tax liabilities among the

                  SPINNAKER INDUSTRIES, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Parent and its operating units, the Company provides amounts in lieu of income taxes for financial reporting purposes on a separate return basis. Amounts in lieu of income taxes currently payable or receivable are due to or from the Parent.

    The Company utilizes the liability method to account for income taxes as required by Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES. The income tax provision differs from amounts currently payable or receivable because certain items of income and expense are reported for income tax purposes in periods different from those in which they are reported in the financial statements. The tax effects of these temporary differences are recorded as deferred income taxes.

    RESEARCH AND DEVELOPMENT

    Research and development expenses were $603,000, $259,000, and $90,000 in 1995, 1994, and 1993, respectively.

    SHAREHOLDERS' EQUITY

    On February 1, 1996, the Company's board of directors adopted a resolution to amend the articles of incorporation to increase the authorized number of common shares to 10,000,000.

    On November 14, 1995, the Directors of the Company declared a three-for-two stock split of the Company's common shares, paid on December 29, 1995 to shareholders of record as of the close of business on December 15, 1995. All presentations of shares outstanding and amounts per share have been restated to reflect the stock split.

    On November 17, 1994, the Directors of the Company declared a three-for-two stock split of the Company's common shares, paid on December 30, 1994 to shareholders of record as of the close of business on December 16, 1994. All presentations of shares outstanding and amounts per share have been restated to reflect the stock split.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    Cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, and short-term borrowings are carried at cost which approximates fair value due to the short-term maturity of these instruments. The fair value of the Company's long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for similar debt of the same maturities. The carrying value of the Company's long-term debt approximates its fair value at December 31, 1995 and 1994.

    STOCK BASED COMPENSATION

    The Company accounts for its stock compensation arrangements under the provisions of APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK BASED COMPENSATION, was issued in October 1995 and is effective for years beginning after December 15, 1995. The Statement establishes financial accounting and reporting standards for stock based compensation plans. Companies may elect to account for such plans under the fair value method or to continue previous accounting and disclose pro forma net earnings and earnings per share as if the fair value method was applied. The Company has not yet determined the potential financial statement impact of this Statement, nor has it decided how it will initially adopt this Statement.

    LONG-LIVED ASSETS

    In March 1995, the Financial Accounting Standards Board issued Statement No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, which requires impairment

                  SPINNAKER INDUSTRIES, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company will adopt Statement 121 in the first quarter of 1996 and, based on current circumstances, does not believe the effect of adoption will be material.

    RECLASSIFICATIONS

    Certain reclassifications have been made to the prior year financial statements to conform with the current year's presentation.

    FOURTH QUARTER ADJUSTMENTS

    Certain adjustments were recorded at Brown-Bridge in the fourth quarter. The adjustments related to the capitalization of certain costs previously expensed, recognition of additional depreciation, and a reduction in the estimated performance plan accrual. The net effect of these adjustments was a $390,000 increase in fourth quarter income before income taxes and minority interest.

2.  ACQUISITIONS

    ACQUISITION OF BROWN-BRIDGE

    On September 19, 1994, Spinnaker purchased 80.1% of Brown-Bridge Industries, Inc., an entity formed to acquire Kimberly Clark's Brown-Bridge operation ("Brown-Bridge"), which manufacturers adhesive-coated products for labels and related applications. The total cost of the transaction was approximately $36 million, which included the assumption of approximately $7 million of liabilities.

    The acquisition was accounted for as a purchase with the purchase price allocated to the assets acquired and the liabilities assumed as follows (in thousands):

Current assets.............................................  $  24,016
Property, plant and equipment..............................     11,655
Other assets...............................................        275
Current liabilities........................................     (6,873)
                                                             ---------
                                                             $  29,073
                                                             ---------
                                                             ---------

    In 1995 Brown-Bridge increased the inventory reserve and allowance for doubtful accounts by $479,000 to properly reflect the value of inventory and receivables acquired in September 1994. These adjustments were accounted for as a reallocation of the purchase price, resulting in a corresponding increase to the acquired value of property, plant, and equipment.

    At December 31, 1995, Brown-Bridge had a receivable from the seller totaling $459,000 representing amounts paid by Brown-Bridge during 1995 for product warranty liabilities that were in excess of the liability recorded on the balance sheet on the acquisition date. Such amount is recoverable from the seller pursuant to the purchase agreement and has been collected subsequent to December 31, 1995.

    Pursuant to the terms of the purchase and sales agreement, the Seller retained substantially all corporate obligations, including employee-related expenses (such as pension, health and other benefit plans), and substantially all environmental and other contingent liabilities of Brown-Bridge relating to periods prior to the acquisition date.

                  SPINNAKER INDUSTRIES, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

2.  ACQUISITIONS (CONTINUED)
    ACQUISITION OF CENTRAL PRODUCTS

    Effective October 4, 1995, Central Products Acquisition Corporation entered into a Stock and Asset Purchase Agreement with Unisource Worldwide, Inc. and Alco Standard Corporation ("Alco"), which is Unisource's parent. Central Products Acquisition Corporation is a wholly-owned subsidiary of Spinnaker Industries, Inc. and was formed to acquire Central Products Company ("CPC"), which manufactures and sells water-activated and pressure-sensitive carton sealing tapes. The purchase price under the agreement was approximately $80 million.

    The acquisition was accounted for as a purchase with the purchase price (subject to adjustment upon finalization of certain acquisition costs) allocated to the assets acquired and the liabilities assumed as follows (in thousands):

Current assets.............................................  $  30,109
Property, plant and equipment..............................     37,212
Goodwill...................................................     26,072
Other assets...............................................      2,182
Current liabilities........................................    (15,575)
                                                             ---------
                                                             $  80,000
                                                             ---------
                                                             ---------

    Goodwill arising from the CPC acquisition is amortized using the straight line method over a period of 25 years.

    PRO FORMA INFORMATION

    Brown Bridge's and CPC's results are included in the consolidated statements of operations from their respective acquisition dates. The following unaudited combined pro forma information shows the results of the Company's operations as though both acquisitions had occurred at the beginning of 1994.

                                                                                   YEAR ENDED DECEMBER
                                                                                           31,
                                                                                  ----------------------
                                                                                     1995        1994
                                                                                  ----------  ----------
                                                                                      (IN THOUSANDS
                                                                                  EXCEPT PER SHARE DATA)
Net sales.......................................................................  $  226,558  $  206,944
Net income (loss)...............................................................         512         (28)
Net income (loss) per share.....................................................         .15        (.01)
Number of shares used in per share computation..................................       3,351       2,813

3.  INVENTORIES

    Inventories are comprised of the following:

                                                                                        DECEMBER 31,
                                                                                    --------------------
                                                                                      1995       1994
                                                                                    ---------  ---------
                                                                                       (IN THOUSANDS)
Finished goods....................................................................  $   9,291  $   1,920
Work-in-process...................................................................      9,459      7,208
Raw materials and supplies........................................................      8,291      5,444
                                                                                    ---------  ---------
                                                                                    $  27,041  $  14,572
                                                                                    ---------  ---------
                                                                                    ---------  ---------

                  SPINNAKER INDUSTRIES, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

3.  INVENTORIES (CONTINUED)
    At December 31, 1995 and 1994, work-in-process includes $7.4 and $6.7 million, respectively, relating to Brown-Bridge, which is generally completed and shipped within two to four weeks of going into production.

4.  LONG-TERM DEBT AND WORKING CAPITAL REVOLVERS

    In conjunction with the acquisition of CPC, on September 29, 1995, CPC entered into a Loan and Security Agreement (the "Loan Agreement"), which provides for two term loans designated as Term Loan A ($20 million) and Term Loan B ($16 million). In addition, the Loan Agreement provides for a revolving line of credit of up to $24 million of which $14.1 million was outstanding at an interest rate of 9.5% at December 31, 1995. CPC has pledged all of its capital stock to secure CPC's obligations under the agreement as well as granted a security interest and lien on substantially all of CPC's assets and granted mortgages on certain of its properties. The term loans bear interest at a variable rate that is related to the Federal Reserve's "Bank Prime Loan" rate and CPC's ratio of debt to cash flow. Interest on both loans is payable quarterly beginning January 1996. At December 31, 1995, the variable interest rate was 9.5% for Term Loan A and 10.5% for Term Loan B. Principal payments on Term Loan A in amounts ranging from $375,000 to $1.5 million are due quarterly, beginning December 31, 1995 through September 29, 2002. Principal payments on Term Loan B in the amount of $2 million each are due quarterly, beginning December 31, 2000 through September 29, 2002. CPC is required to comply with various covenants, including interest and fixed charge coverage, minimum earnings before interest, taxes, depreciation and amortization, and restrictions on capital expenditures and incurrence of additional indebtedness.

    As part of the Spinnaker acquisition of CPC from Alco Standard Corporation on October 4, 1995 (see note 2) Spinnaker and CPC issued subordinated notes to Alco in the amounts of $25 million and $5 million, respectively. The $25 million subordinated note is comprised of a $15 million subordinated convertible note and a $10 million subordinated note. Alco also received the right to sell the $25 million subordinated notes to Spinnaker and demand payment (the "Put Agreements"). Lynch Corporation agreed to guarantee the notes and provide funds for the Put Agreements. Lynch charged the Company a guarantee fee of .5% per month of the $25 million principal amount of the subordinated notes ($375,000 in 1995).

    The $15 million subordinated convertible note issued by Spinnaker bears interest at the rate of 8%. Interest on the note is payable semi-annually on each March 31 and September 30. The entire principal amount and all accrued and unpaid interest is due on March 31, 2003. The note is convertible into Spinnaker common stock at a price equal to the weighted average of all sales prices for Spinnaker common stock on NASDAQ for the period from September 18, 1995 through September 29, 1995 plus 10%; provided, that the conversion price is not less than $33 per share or greater than $40 per share.

    The $10 million subordinated note issued by Spinnaker bears interest at the rate of 11% and is payable quarterly. The note requires principal payments of $2.5 million each on September 30, 2002, 2003, 2004, and 2005.

    The $5 million subordinated note is interest free through September 30, 1996 and thereafter interest is charged at a rate of 8%. Interest is payable semi-annually, beginning March 31, 1997. The first principal payment of $1 million is due on December 31, 1998 with the balance due December 31, 1999 or on December 31, 2000 if any debt that is senior to this note remains unpaid at December 31, 1999.

    As of January 2, 1996, Alco exercised its rights under the Put Agreements to sell the subordinated notes back to Spinnaker and in connection therewith, as described below, the Company entered into a new financing agreement with the seller and a third party to make a partial principal payment on the note and

                  SPINNAKER INDUSTRIES, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

4. LONG-TERM DEBT AND WORKING CAPITAL REVOLVERS (CONTINUED) replace the balance with a new financing arrangement. In addition, the new financing agreement includes funds for the purchase of a warehouse facility in Denver, Colorado from the seller in the amount of $1.75 million.

    On April 5, 1996, Spinnaker entered into an agreement with a third party for an $8.5 million bridge loan. The bridge loan is due on December 30, 1996 and if not paid will convert to a 5 year term loan. The Company has agreed, if the bridge loan is converted into a term loan, each quarter the term loan is outstanding, the lender will be entitled to receive a warrant to purchase 2.5% of the common equity of Spinnaker up to 20% of its common equity on a fully diluted basis. The bridge loan bears interest at the greater of the LIBOR reference rate plus 5% or the Treasury rate plus 5% for the first 90 days, then incrementally increasing by .25% for every subsequent 90 day period. On April 5, 1996 the rate in effect was 10.4%. Spinnaker may also fix the rate at 18% if the floating rate increases to or above that rate. Interest is payable on the bridge loan in arrears on July 15, 1996, October 15, 1996, January 15, 1997, and upon any prepayment of the bridge loan. Interest is payable on the term loan (if the bridge loan is converted) in arrears on April 15, July 15, October 15, and January 15 of each year. The bridge loan and term loan include a payment in kind ("PIK") feature that allows the Company to pay any interest in excess of 16% (the maximum cash interest) by issuing additional bridge notes. Also on April 5, 1996, an entity affiliated with Richard J. Boyle and Ned N. Fleming III ("BF"), the Company's Chairman and Chief Executive Officer and President, respectively, exercised warrants to purchase 187,476 shares of Spinnaker's common stock resulting in proceeds of $500,000 which will be used by the Company to make scheduled interest payments on the bridge and term loans. The loan agreement requires BF to continue to exercise its warrants to provide funds to satisfy the outstanding interest that will be due on the bridge and term loans. All funds that the Company receives from BF for the exercise of the warrants is required to be immediately deposited into an escrow account. The escrow agent will withdraw funds on deposit in the escrow account on each date on which a payment of interest is required to be made on the bridge or term loans.

    Concurrently with the closing of the bridge loan, the Company paid Alco $7.5 million of which $5.5 million was a principal payment on the $25 million subordinated notes, approximately $1 million related to accrued interest, and $1 million was applied toward the purchase price of the warehouse facility. The unpaid balance of the $25 million subordinated notes, together with the balance due on the warehouse facility was restructured into a series of new convertible subordinated notes consisting of the following:

        A 7%, $6 million convertible subordinated note that automatically converts including accrued interest, into Spinnaker common stock 30 days after the execution of the note at a conversion price per share of $35 unless Alco reasonably objects. After conversion, Alco is entitled to sell the shares and Spinnaker has agreed to bear the cost of engaging an investment banking firm to assist Alco in the sale. If a sale cannot be effected on or before June 30, 1996, Spinnaker is obligated to register the shares to enable Alco to sell the shares in the public market. If the proceeds of this sale are less than $6 million, the Company is required to pay the difference between $6 million and the sales proceeds to Alco either in cash or an equivalent number of common shares.

        A 7%, $7 million convertible subordinated note due the earlier of April 5, 1997 or if the bridge loan is converted into a term loan, then six months after the maturity date of the term loan. Interest is due in arrears on each September 30 and March 31 during the term of the note beginning September 30, 1996. The note contains a PIK feature that allows the Company, at its option, to satisfy the interest payments

                  SPINNAKER INDUSTRIES, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

4. LONG-TERM DEBT AND WORKING CAPITAL REVOLVERS (CONTINUED) by increasing the principal amount of the note. However, if the Company elects the PIK option, the interest rate on the note is 9%. All or any part of this note can be converted at Alco's option into shares of the Company's stock after April 1, 1997 at the then market price.

        A 7%, $7.25 million convertible subordinated note due the earlier of April 5, 1998 or the first anniversary after the payment date of the $7 million subordinated note discussed in the preceding paragraph. Interest is due in arrears on each September 30 and March 31 during the term of the debt beginning September 30, 1996. The note contains a PIK feature that allows the Company, at its option, to satisfy the interest payments by increasing the principal amount of the note. However, if the Company elects the PIK option, the interest rate on the note is 9%. All or any part of this note can be converted at Alco's option into shares of the Company's stock after April 1, 1998 at the then market price.

    The Company's Parent has pledged its shares of Spinnaker stock to secure the new convertible subordinated notes and bridge loan. Richard J. Boyle and Ned N. Fleming III agreed to guarantee personally the obligations of BF to the holder of the bridge loan. BF has pledged its warrant, all of the shares of common stock owned by it, and any shares of common stock subsequently acquired by it, to secure the bridge loan.

    Based on the terms of the bridge loan and the restructured subordinated notes with Alco, the Company has classified the $25 million subordinated notes to Alco as long-term.

    On September 19, 1994, Brown-Bridge entered into a Loan and Security Agreement (the "Loan Agreement"), which provides for a term loan of $9 million. The loan is due in various installments over a five year period, including monthly payments beginning in July 1995 and certain mandatory prepayments. Interest is payable monthly at 1.25% over the lender's base rate, as defined. At December 31, 1995 the lender's base rate was 8.5%. Brown-Bridge is required to comply with various covenants, including interest and fixed charge coverage and minimum levels of operating earnings, as well as restrictions on the payment of dividends to Spinnaker. All assets of Brown-Bridge have been pledged as security under the Loan Agreement.

    In 1988, Entoleter borrowed $1.1 million from a bank, under the terms of a mortgage agreement. Terms of the mortgage note required monthly payments of $10,000, which included interest at 10%, through July 1994. In July 1994, the interest rate was adjusted to 9 1/4%. The entire outstanding balance at July 1, 1997 becomes due and payable on demand.

    The terms of the mortgage include covenants that provide, among other things, a limitation on the amount of annual dividends payable by Entoleter. At December 31, 1995, under the most restrictive covenant, there were no retained earnings available for the payment of dividends from Entoleter to Spinnaker. At December 31, 1995, certain real property of Entoleter (net carrying value of $420,000) is pledged as collateral to secure the mortgage.

                  SPINNAKER INDUSTRIES, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

4.  LONG-TERM DEBT AND WORKING CAPITAL REVOLVERS (CONTINUED)
    The following is a summary of the Company's long-term debt at December 31, 1995 and 1994:

                                                                                      1995       1994
                                                                                    ---------  ---------
                                                                                       (IN THOUSANDS)
Spinnaker Subordinated notes......................................................  $  25,000  $      --
CPC Term loan A...................................................................     19,625         --
CPC Term loan B...................................................................     16,000         --
CPC Subordinated note.............................................................      5,000         --
Brown-Bridge term loan............................................................      6,691      9,000
Entoleter mortgage note payable...................................................        992      1,014
                                                                                    ---------  ---------
                                                                                       73,308     10,014
Current maturities................................................................     (3,666)    (2,217)
                                                                                    ---------  ---------
                                                                                    $  69,642  $   7,797
                                                                                    ---------  ---------
                                                                                    ---------  ---------

    Scheduled principal payments on the term loans and long-term debt over the next five years are as follows (in thousands):

1996.......................................................  $   3,666
1997.......................................................     12,255
1998.......................................................     13,536
1999.......................................................     11,851
2000.......................................................      6,500
Thereafter.................................................     25,500
                                                             ---------
                                                             $  73,308
                                                             ---------
                                                             ---------

    The Company also maintains short-term lines of credit with banks for working capital needs at each subsidiary that aggregate $45.5 million. The Company had cash advances of approximately $27 million outstanding under the lines of credit as of December 31, 1995. Interest on all outstanding borrowings bear interest at variable rates related to the prime interest rate or the lender's base rate. At December 31, 1995, the interest rates in effect ranged from 8.5% to 11%. At December 31, 1994, the interest rate in effect on the Company's short-term lines of credit was 8.5%. Credit availability under the lines of credit are subject to certain variables, such as the amount of inventory and receivables eligible to be included in the borrowing base. These lines are secured by the operating assets of the Company's subsidiaries.

    The Company is required to comply with various covenants including a limitation on capital expenditures, interest and fixed charge coverage, and minimum levels of operating earnings, as well as various other financial covenants. Certain of the lines of credit allow for the issuance of letters of credit and require the payment of a fee based upon the face amount of each letter of credit issued. The line of credit agreements expire in 1997 for Entoleter, 2000 for CPC, and 1999 for Brown-Bridge.

    Certain agreements with its lenders impose restrictions on the ability of the Company or the Company's subsidiaries to pay dividends. At December 31, 1995 and 1994, there were no amounts available for the payment of dividends to Spinnaker or Spinnaker's shareholders. On April 5, 1996, the Brown-Bridge and CPC loan agreements were amended to allow for the payment of dividends to Spinnaker if certain conditions were met.

                  SPINNAKER INDUSTRIES, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

4.  LONG-TERM DEBT AND WORKING CAPITAL REVOLVERS (CONTINUED)
    Financing costs were incurred by Brown-Bridge and CPC in conjunction with their respective acquisitions and the related debt that was incurred. These financing costs are deferred and amortized over the term of the related debt. Unamortized financing costs of $2,200,000 and $259,000 at December 31, 1995 and 1994, respectively, are included in other assets.

    Interest paid in 1995, 1994, and 1993 on all outstanding borrowings amounted to approximately $3.6 million, $520,000, and $100,000, respectively.

5.  NOTES PAYABLE TO RELATED PARTIES

    Notes payable to related parties comprise two promissory notes, the first in the amount of $964,950 is payable to the Parent and the second in the amount of $321,650 is payable to an entity affiliated with Richard J. Boyle and Ned N. Fleming III ("BF"), the Company's Chairman and Chief Executive Officer and President, respectively. The notes payable to the Parent and BF bear interest computed at 18% per annum. The amount of accrued interest for both notes at December 31, 1995 and 1994 amounted to $231,000 and $67,000, respectively. These notes, including interest, are due and payable on September 16, 1997.

6.  ACCRUED EXPENSES

    Accrued expenses consist of the following at December 31:

                                                                                         1995       1994
                                                                                       ---------  ---------
                                                                                          (IN THOUSANDS)
Vacation.............................................................................  $   1,651  $     783
Salaries, wages, and bonus...........................................................        192        219
Accrued interest on subordinated note payable........................................        575         --
Commissions..........................................................................        532        123
Worker's compensation and health insurance...........................................        591         --
Guarantee fee payable to parent......................................................        375         --
Real estate, property, and state income taxes payable................................        697         70
Other................................................................................      1,921      1,662
                                                                                       ---------  ---------
                                                                                       $   6,534  $   2,857
                                                                                       ---------  ---------
                                                                                       ---------  ---------

7.  EMPLOYEE BENEFIT PLANS

    ENTOLETER

    Entoleter has two defined-benefit pension plans, one for all salaried employees and one for all full-time hourly employees. The benefits for both the salaried plan and the hourly plan are based on compensation and years of service with Entoleter. Entoleter's funding policy for both plans is to contribute funds necessary to meet future benefit obligations.

                  SPINNAKER INDUSTRIES, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

7.  EMPLOYEE BENEFIT PLANS (CONTINUED)
    The following table sets forth the salaried and hourly plans' funded status as of December 31, 1995 and 1994:

                                                                                       DECEMBER 31,
                                                                    --------------------------------------------------
                                                                              1995                      1994
                                                                    ------------------------  ------------------------
                                                                     SALARIED      HOURLY      SALARIED      HOURLY
                                                                    -----------  -----------  -----------  -----------
                                                                                      (IN THOUSANDS)
Actuarial present value of accumulated benefit obligation,
 including vested benefits of $842 and $98 in 1995 and $804 and
 $67 in 1994......................................................   $    (845)   $    (128)   $    (806)   $     (80)
                                                                    -----------       -----   -----------       -----
                                                                    -----------       -----   -----------       -----
Projected benefit obligation for service rendered to date.........        (876)        (146)        (893)        (120)
Plan assets at fair value.........................................       1,116           61        1,039           61
                                                                    -----------       -----   -----------       -----
Plan assets in excess of (less than) projected benefit
 obligation.......................................................         240          (85)         146          (59)
Unrecognized net actuarial (gain) loss............................         (40)          28           43           26
Unrecognized net (asset) obligation...............................         (49)          --         (189)          33
Unrecognized prior service cost...................................          --           --           --           --
Adjustment to recognize minimum liability.........................          --          (10)          --           --
                                                                    -----------       -----   -----------       -----
Net pension asset (liability) included in other assets............   $     151    $     (67)   $      --    $      --
                                                                    -----------       -----   -----------       -----
                                                                    -----------       -----   -----------       -----

    At December 31, 1995 and 1994, assets for both the salaried and hourly plans consist primarily of bank money market funds, guaranteed investment contracts, and government securities.

    Net pension cost included the following components:

                                                                           YEAR ENDED DECEMBER 31,
                                                                       -------------------------------
                                                                         1995       1994       1993
                                                                       ---------  ---------  ---------
                                                                               (IN THOUSANDS)
Service cost -- benefits earned during the period....................  $      40  $      32  $      23
Interest cost on projected benefit obligation........................         70         67         63
Actual return on plan assets.........................................       (112)        11        (58)
Net amortization and deferral........................................         17       (110)       (28)
                                                                       ---------  ---------  ---------
Net periodic pension cost............................................  $      15  $      --  $      --
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------

    The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation for the salaried plan were 7.25% and 4.0%, at December 31, 1995 and 7.25% and 5.5% at December 31, 1994. The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation for the hourly plan were 7.25% and 4.0% at December 31, 1995 and 7.25% and 5.0% at December 31, 1994. The expected long-term rate of return on plan assets for both plans was 8% in 1995, 1994, and 1993.

    CENTRAL PRODUCTS COMPANY

    Pursuant to the CPC acquisition agreement, CPC assumed sponsorship of a defined benefit pension plan for union employees per their collective bargaining agreement and also agreed to establish a new defined benefit plan for non-union employees hired by CPC. The seller retained the defined benefit pension obligation for non-union retirees as of September 30, 1995 and any non-union employees not hired by CPC.

                  SPINNAKER INDUSTRIES, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

7.  EMPLOYEE BENEFIT PLANS (CONTINUED)
    The acquisition agreement requires the seller to transfer assets to the CPC plans equal to the present value of accrued benefits as of September 30, 1995 as defined in the agreement plus a defined rate of interest to the transfer date. Accordingly, CPC has not recorded the unfunded projected benefit obligation as a liability when recording the purchase accounting entries.

    CPC had not established a plan for the non-union employees as of December 31, 1995. CPC intends to establish a plan early in 1996 with the same benefits provided by the seller's plan. Pursuant to the acquisition agreement, CPC will grant credit to the employees for all service with the seller through September 30, 1995, plus the benefits they accrue under the new plan from October 1, 1995 through their retirement or termination. The benefit obligation and the net periodic pension cost information as of and for the three months ended December 31, 1995 have been calculated assuming the new plan had been established on October 1, 1995.

    The following table sets forth the salaried and hourly plans' funded status as of December 31, 1995:

                                                                             UNION     NON-UNION     TOTAL
                                                                           ---------  -----------  ---------
                                                                                    (IN THOUSANDS)
Actuarial present value of projected benefit obligation, including vested
 benefits of $3,974 and $1,835...........................................  $   4,479   $   3,185   $   7,664
Plan assets at fair value................................................      4,498       2,705       7,203
                                                                           ---------  -----------  ---------
Plan assets less than projected benefit obligation.......................        (19)        480         461
Unrecognized net loss....................................................        (52)        (15)        (67)
                                                                           ---------  -----------  ---------
Unrecorded pension liability.............................................  $     (71)  $     465   $     394
                                                                           ---------  -----------  ---------
                                                                           ---------  -----------  ---------

    The fair value of assets for the union plan is based on the actual plan assets as of December 31, 1995. The fair value of the plan assets for the non-union plan as of December 31, 1995 is based on a calculation of assets to be transferred per the acquisition agreement.

    The net periodic pension cost for the three months ended December 31, 1995 included the following components:

                                                                                 UNION       NON-UNION      TOTAL
                                                                              -----------  -------------  ---------
                                                                                         (IN THOUSANDS)
Service cost -- benefits earned during the period...........................   $      35     $      93    $     128
Interest cost on projected benefit obligation...............................          85            59          144
Actual return on plan assets................................................         (34)          (35)         (69)
Net amortization and deferral...............................................         (55)          (19)         (74)
                                                                                   -----         -----    ---------
Net periodic pension cost...................................................   $      31     $      98    $     129
                                                                                   -----         -----    ---------
                                                                                   -----         -----    ---------

    The weighted average discount rate and rate of increase in future compensation levels for both plans were 7.75% and 4%, respectively, at December 31, 1995. The expected long-term rate of return on plan assets for both plans was 8% in 1995.

    CPC assumed sponsorship of a 401(k) plan for union employees. This plan does not require any contributions from CPC. CPC intends to establish a defined contribution plan for non-union employees in 1996.

                  SPINNAKER INDUSTRIES, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

7.  EMPLOYEE BENEFIT PLANS (CONTINUED)
    BROWN-BRIDGE

    Brown-Bridge has a defined contribution plan that covers substantially all of its employees. Under the plan, Brown-Bridge can match, at its discretion, a portion of employee contributions not exceeding 8% of the employee's compensation. Amounts contributed to the plan by Brown-Bridge are 20% vested each year for five years. On the acquisition date, employees of Brown-Bridge who were previously employed by Kimberly-Clark Corporation received vesting rights based on the years of credited service with Kimberly-Clark Corporation. Brown-Bridge recorded expense for its contributions under the plan of $417,000 and $111,000, in 1995 and 1994, respectively.

8.  INCOME TAXES

    The Company is included in the consolidated income tax return filed by its Parent. The Company has a payable to the Parent for federal income taxes of $277,000 at December 31, 1995 and a receivable from the Parent for federal income taxes of $70,000 at December 31, 1994. Under the terms of a tax sharing agreement with its Parent, Spinnaker can only utilize its net operating loss carryforwards to the extent it has taxable income. Accordingly, a valuation allowance was recorded in conjunction with the adoption of Statement 109 as of January 1, 1993 to offset the deferred tax asset. In 1995, the Company eliminated the $279,000 valuation allowance related to the deferred tax asset because it generated sufficient taxable income to utilize the deductible temporary differences. During 1994 the Company utilized approximately $257,000 of tax operating loss carryforwards.

    Deferred income taxes are provided for the temporary differences between the financial statement and tax basis of the Company's assets and liabilities. Temporary differences consist primarily of differences in tax and book depreciation methods and lives and the timing of the deductibility of certain expenses. Cumulative differences at December 31, 1995 and 1994 are as follows:

                                                                             DEFERRED TAX
                                                            ----------------------------------------------
                                                                     1995                    1994
                                                            ----------------------  ----------------------
                                                              ASSET     LIABILITY     ASSET     LIABILITY
                                                            ---------  -----------  ---------  -----------
                                                                            (IN THOUSANDS)
Inventory reserve.........................................  $     195   $      --   $     101   $      --
Tax over book depreciation................................         --       7,164          --         589
Compensation accruals.....................................        579          --         309          --
Liabilities not deducted for tax purposes.................        174          --         200          --
Other reserves and accruals...............................        286          --         258          --
                                                            ---------  -----------  ---------       -----
                                                                1,234       7,164         868         589
Valuation allowance.......................................         --          --        (279)         --
                                                            ---------  -----------  ---------       -----
Total deferred income taxes...............................  $   1,234   $   7,164   $     589   $     589
                                                            ---------  -----------  ---------       -----
                                                            ---------  -----------  ---------       -----

                  SPINNAKER INDUSTRIES, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

8.  INCOME TAXES (CONTINUED)
    Significant components of the provision for income taxes are as follows:

                                                                             YEAR ENDED DECEMBER 31,
                                                                         -------------------------------
                                                                           1995       1994       1993
                                                                         ---------  ---------  ---------
                                                                                 (IN THOUSANDS)
Current:
  Federal..............................................................  $     347  $      --  $      --
  State................................................................         77         70         --
                                                                         ---------  ---------  ---------
Total current..........................................................        424         70         --
Deferred:
  Federal..............................................................       (312)        --         --
                                                                         ---------  ---------  ---------
                                                                         $     112  $      70  $      --
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

    Reconciliation of the statutory federal income tax rate to the effective income tax rate follows:

                                                                             YEAR ENDED DECEMBER 31,
                                                                         -------------------------------
                                                                           1995       1994       1993
                                                                         ---------  ---------  ---------
Statutory federal rate.................................................       34.0%      34.0%      34.0%
Increase (decrease) resulting from:
  Change in valuation allowance........................................      (29.3)        --      (34.0)
  State income taxes (net of federal tax benefit)......................        5.3       59.2         --
  Other................................................................        1.7       (3.5)        --
                                                                         ---------  ---------  ---------
Effective income tax rate..............................................       11.7%      89.7%        --%
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

    Cash paid for income taxes was $703,000 and $23,000 in 1995 and 1994, respectively. No income taxes were paid in 1993.

9.  RELATED PARTY TRANSACTIONS

    Lynch Corporation provides the Company with certain management services, which include executive, financial and accounting, planning, budgeting, tax, legal, and insurance services. In connection therewith, the Company incurred management service costs of $100,000 per year for 1995, 1994, and 1993.

    On June 13, 1994, the Company and BF entered into a Management Agreement (the Management Agreement) pursuant to which BF agreed to provide management services to the Company. The Management Agreement has an initial term of one year, and is automatically renewable for a term of one additional year unless either party gives notice of termination. The Management Agreement is terminable on 90 days notice by either party. BF received management fees of $200,000 and $112,000 in 1995 and 1994, respectively, plus reimbursement of expenses. Effective January 1, 1996, the management fee has been increased to $400,000 per year. The Company and BF also entered into a Warrant Purchase Agreement in 1994, pursuant to which BF received warrants to purchase 678,945 shares of Common Stock at any time on or before June 10, 1999, subject to certain restrictions and the continuation of the Management Agreement, at $2.67 per share (adjusted for the 3 for 2 stock split effective December 29, 1995 and December 30, 1994). In connection therewith, the Company received the right to 25% of any future fee income earned by BF and the right to participate in 25% of any future transaction entered into by BF. The Company also has the right to repurchase the warrants if certain events occur. BF may also, on the occurrence of an equity offering by the Company, receive warrants to acquire additional shares of the Company.

                  SPINNAKER INDUSTRIES, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

9.  RELATED PARTY TRANSACTIONS (CONTINUED)
    During 1994, Brown-Bridge granted certain of its key executives options to purchase up to 71,065 shares of Brown-Bridge's common stock at various prices between $7.16 and $14.69 per share. Brown-Bridge currently has 1 million shares of common stock outstanding. The options become exercisable (i) in cumulative installments of one-fifth each year if certain levels of profitability, as defined in the plan, are met, or (ii) 7 years from the date of grant. The options were issued at not less than 100% of the fair market value of the common stock at the date of grant. At December 31, 1995 14,213 options were exercisable. None of the options were exercisable at December 31, 1994.

    The minority shareholders of Brown-Bridge which consist of Parent, officers and employees of Brown-Bridge, officers of Spinnaker and individuals affiliated with the officers of Spinnaker, other than the Parent, are parties to agreements whereby they can require Brown-Bridge or Spinnaker to repurchase their Brown-Bridge stock or, at the Company's option, exchange their shares for Spinnaker shares at any time between September 1998 and September 2000. The per share price to be paid or exchange value shall be an amount equal to 75% of the then fair market value of the shares, as mutually agreed by the shareholder and Brown-Bridge plus a $.10 per share received premium if the shares are exchanged.

    Certain employee/shareholders of Brown-Bridge also are parties to an agreement whereby, under certain circumstances, they can require Brown-Bridge to repurchase their stock, or Brown-Bridge can require that their stock be sold to Brown-Bridge, at various times through September 1997. The per share price to be paid by Brown-Bridge is equal to a range from $6.60 to $8.50 per share plus an amount equal to simple interest on the shareholder's cost basis at the prime rate from the date the shares were acquired by the shareholder to the date of repurchase.

    Brown-Bridge has retained the services of a consulting firm to assist in improving its operations and manufacturing processes. The fees for such services totaled $872,000 and $387,000 in 1995 and 1994. The consulting firm is owned by a 1% shareholder of Brown-Bridge.

10. OTHER INCOME -- NET

    Other income -- net consists of:

                                                                             YEAR ENDED DECEMBER 31,
                                                                         -------------------------------
                                                                           1995       1994       1993
                                                                         ---------  ---------  ---------
                                                                                 (IN THOUSANDS)
Interest income........................................................  $      16  $     114  $     142
Dividends..............................................................          1         29         14
Realized gains (losses) -- net.........................................         30        (19)        11
Other -- net...........................................................        (40)        --         --
                                                                         ---------  ---------  ---------
Total other income, net................................................  $       7  $     124  $     167
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

11. SEGMENT INFORMATION

    The Company competes in two business segments, adhesive coated materials and industrial processing equipment. In 1995, 1994, and 1993, no customer exceeded 10% of the Company's net sales.

                  SPINNAKER INDUSTRIES, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

11. SEGMENT INFORMATION (CONTINUED)
    Operating profit (loss) is revenues less operating expenses, excluding unallocated general corporate expenses, interest and income taxes. Identifiable assets of each industry segment are the assets used by the segment in its operations, excluding general corporate assets. General corporate assets are principally cash and cash equivalents and land held for investment.

                                                                             YEAR ENDED DECEMBER 31,
                                                                         --------------------------------
                                                                            1995       1994       1993
                                                                         ----------  ---------  ---------
                                                                                  (IN THOUSANDS)
REVENUES
  Adhesive coated materials............................................  $  127,754  $  26,849  $      --
  Industrial processing equipment......................................       7,535      6,783      6,371
                                                                         ----------  ---------  ---------
                                                                         $  135,289  $  33,632  $   6,371
                                                                         ----------  ---------  ---------
                                                                         ----------  ---------  ---------
OPERATING PROFIT (LOSSES)
  Adhesive coated materials............................................  $    6,364  $   1,408  $      --
  Industrial processing equipment......................................         509        (13)       258
  Unallocated corporate expenses.......................................      (1,084)      (673)      (202)
                                                                         ----------  ---------  ---------
                                                                         $    5,789  $     722  $      56
                                                                         ----------  ---------  ---------
                                                                         ----------  ---------  ---------
CAPITAL EXPENDITURES
  Adhesive coated materials............................................  $    1,411  $     264  $      --
  Industrial processing equipment......................................         143        186         91
  General corporate....................................................          66         --         --
                                                                         ----------  ---------  ---------
                                                                         $    1,620  $     450  $      91
                                                                         ----------  ---------  ---------
                                                                         ----------  ---------  ---------
DEPRECIATION/AMORTIZATION
  Adhesive coated materials............................................  $    1,993  $     250  $      --
  Industrial processing equipment......................................         151        161        131
  General corporate....................................................           7         --         --
                                                                         ----------  ---------  ---------
                                                                         $    2,151  $     411  $     131
                                                                         ----------  ---------  ---------
                                                                         ----------  ---------  ---------
ASSETS
  Adhesive coated materials............................................  $  132,026  $  37,496  $      --
  Industrial processing equipment......................................       3,676      3,264      4,723
  General corporate....................................................       1,882        569      3,486
                                                                         ----------  ---------  ---------
                                                                         $  137,584  $  41,329  $   8,209
                                                                         ----------  ---------  ---------
                                                                         ----------  ---------  ---------

                  SPINNAKER INDUSTRIES, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

12. LEASES

    Future minimum rental payments under long-term non cancelable operating leases are as follows at December 31, 1995 (in thousands):

1996........................................................  $     967
1997........................................................        974
1998........................................................        862
1999........................................................        595
2000........................................................        595
Thereafter..................................................      4,710
                                                              ---------
                                                              $   8,703
                                                              ---------
                                                              ---------

    Rental payments under operating leases were $419,000, $31,000, and $0 for the years ended December 31, 1995, 1994, and 1993.

13. CONTINGENCIES

    During 1994, Entoleter settled a class action suit, brought by a group of former employees, relating to post-employment benefits. The settlement resulted in a $125,000 charge in 1994.

    Entoleter has identified possible environmental issues related to portions of its land in Hamden, Connecticut. The appropriate regulatory agencies have been notified, but to date no action has been required by any regulatory agency.

    The Company is involved in various claims, including those related to environmental matters and litigation arising in the normal course of business. In the opinion of management, the resolution of these claims will not have a material adverse effect on the liquidity, financial position, or results of operations of the Company.

                  SPINNAKER INDUSTRIES, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                               SEPTEMBER 30, 1996

1.  BASIS OF PRESENTATION

    The accompanying condensed consolidated financial statements include Spinnaker Industries, Inc. and its operating subsidiaries, Central Products Company (100% owned), Brown-Bridge Industries, Inc. (80.1% owned) and Entoleter, Inc. (100.0% owned) (collectively the "Company"). Effective October 4, 1995, Central Products Acquisition Corporation acquired from Unisource Worldwide, Inc. and Alco Standard Corporation (Alco), which is Unisource's parent, the assets and stock of Central Products Company (CPC). The purchase price under the agreement was approximately $80 million. Central Products Company manufactures and sells water-activated and pressure-sensitive carton sealing tapes.

    The acquisition was accounted for as a purchase with the purchase price (subject to adjustment upon finalization of certain acquisition costs) allocated to the assets acquired and the liabilities assumed.

    The operating results of CPC are included in the consolidated statements of operations for the nine month period ended September 30, 1996. The following pro forma information, which is based on information currently available to the Company, shows the results of the Company's operations presented as though the purchase of CPC had been made at the beginning of 1995.

                                                                  NINE MONTHS ENDED
                                                                  SEPTEMBER 30, 1995
                                                                  ------------------
Net Sales.......................................................   $    168,985,000
Net Income......................................................   $        201,000
Net Income Per Share............................................   $           0.03

    Certain reclassifications have been made to conform prior year data to the current year's presentation.

2.  UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the period ended September 30, 1996, are not necessarily indicative of the results that may be expected for the year ended December 31, 1996. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1995.

3.  INVENTORIES

    Of inventory values at September 30, 1996, and December 31, 1995, 48% are valued using the last in, first out method (LIFO), 47% are valued using a specific identification method with the remaining inventories valued using the first-in, first-out method (FIFO). Inventories consist of the following at September 30, 1996, and December 31, 1995:

                                                                               1996           1995
                                                                           -------------  -------------
Finished goods...........................................................  $  20,597,000  $  14,476,000
Work-in-process..........................................................      2,984,000      2,865,000
Raw materials............................................................     10,602,000      9,700,000
                                                                           -------------  -------------
                                                                           $  34,183,000  $  27,041,000
                                                                           -------------  -------------
                                                                           -------------  -------------

                  SPINNAKER INDUSTRIES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1996

4.  LONG-TERM DEBT AND WORKING CAPITAL REVOLVERS

    The Company, as fully described in Note 5 of the Notes to the Consolidated Financial Statements (Unaudited), issued $115 million of 10 3/4 percent senior-secured debt subsequent to September 30, 1996. The proceeds from the debt offering were primarily used to extinguish outstanding term and revolver debt obligations described below, and satisfy debt issue costs.

    At September 30, 1996, the Company maintained short-term lines of credit with banks for working capital needs at each subsidiary that aggregate $45.5 million. The Company had cash advances of approximately $36.0 million outstanding under the lines of credit as of September 30, 1996. Credit availability under these lines of credit at September 30, 1996 was $6.4 million. At September 30, 1996, the interest rates in effect ranged from 9.00% to 10.75%. Credit availability under these lines of credit is subject to certain variables, such as the amount of inventory and receivables eligible to be included in the borrowing base.

    Following is a summary of long term debt of Company at September 30, 1996, and December 31, 1995:

                                                                               1996           1995
                                                                           -------------  -------------
Spinnaker bridge loan due December 30, 1996, if not paid, will convert to a five year term loan.Bears interest at the greater of LIBOR plus 5% or treasury plus 5% for 90 days, incrementally increasing .25% for each 90 day period thereafter. Interest is payable in arrears July 15 and
 October 15, 1996, and January 15, 1997..................................  $   8,500,000  $          --

Spinnaker convertible subordinated 7% note due the earlier of April 5,
 1997, or, if the bridge loan is converted, six months after the maturity of the converted bridge loan. Interest is payable in arrears each
 September 30 and March 31 during the term of the note...................      7,000,000             --

Spinnaker convertible subordinated 7% note due the earlier of April 5,
 1998, or the first anniversary after the payment of the $7 million subordinated note. Interest is payable in arrears each September 30 and
 March 31 during the term of the note....................................      7,250,000             --

Spinnaker promissory note due to Alco, interest free to September 1996, and at an interest rate of 8% thereafter, principal payment of
 $1,000,000 due December 1998 and $4,000,000 due December 1999 (unless
 senior debt is still outstanding, then $4,000,000 due December 2000)....      5,000,000             --

Brown-Bridge Term Loan -- secured by the assets of Brown-Bridge at an interest rate of prime plus 1.25%, payable over five years maturing in
 1999....................................................................      5,121,000      6,691,000

Entoleter mortgage note -- payable on demand in 1997 and secured by
 certain real property of Entoleter......................................        974,000        992,000

Central Products Term Loan A -- held by Central Products at an interest rate 9.5%, principal payable quarterly ranging from $375,000 to
 $1,500,000 maturing in September 2000...................................     18,500,000     19,625,000

                  SPINNAKER INDUSTRIES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1996

4.  LONG-TERM DEBT AND WORKING CAPITAL REVOLVERS (CONTINUED)

                                                                               1996           1995
                                                                           -------------  -------------
Central Products Term Loan B -- held at an interest rate of 10%, principal payable in quarterly installments of $2,000,000 from December
 2000 to September 2002..................................................     16,000,000     16,000,000

Spinnaker subordinated note is comprised of a $15 million subordinated convertible note and a $10 million subordinated convertible note, both due to Alco. ($15 million note is carried at an 8% interest rate, $10
 million note carried at an 11% interest rate)...........................             --     25,000,000

Central Products subordinated promissory note due to Alco, interest free to September 1996, and at an interest rate of 8% thereafter, principal payment of $1,000,000 due December 1998 and $4,000,000 due December 1999
 (unless senior debt is still outstanding, then $4,000,000 due December
 2000)...................................................................             --      5,000,000
                                                                           -------------  -------------

                                                                              68,345,000     73,308,000

Less: Current Maturities.................................................     10,559,000      3,666,000
                                                                           -------------  -------------

Total Long Term Debt.....................................................     58,487,000     69,642,000

Long Term Capital Lease Relating to Brown Bridge.........................        119,000             --
                                                                           -------------  -------------

Total Long Term Debt and Capital Lease...................................  $  57,905,000  $  69,642,000
                                                                           -------------  -------------
                                                                           -------------  -------------

    On April 5, 1996, the Company refinanced the $25 million and $5 million subordinated notes and in connection with this transaction borrowed $8,500,000 (Bridge Loan) from a bank. Concurrently with the closing of the Bridge Loan, the Company paid Alco $7.5 million. The unpaid balance of the original $25 million subordinated notes, together with a $750,000 balance due on a warehouse facility newly acquired from Alco was restructured into a series of new convertible subordinated notes aggregating $20.25 million (Convertible Notes). In May 1996, $6 million of the Convertible Notes was converted into common stock of the Company at a conversion price of approximately $35 per share.

5.  ISSUANCE OF DEBT

    On October 23, 1996, the Company completed the issuance of $115 million of 10 3/4 percent senior-secured debt ("the Notes") due 2006. The Notes were issued in a private placement under Rule 144A and have not been registered under the Securities Act of 1933. The debt proceeds were primarily used to recapitalize the Company and extinguish previously existing credit facilities. In addition, The Company established a $40 million asset-backed senior-secured revolving credit facility.

    The extinguishment of debt will result in an extraordinary charge to the fourth quarter earnings of approximately $1.6 million, on an after tax basis.

6.  SHAREHOLDER'S EQUITY AND EARNINGS PER SHARE

    The Directors of the Company declared a 3-for-2 stock split of the Company's common shares, effective as of December 29, 1995. The Directors of the Company declared a stock dividend effective August 16, 1996 which was paid through the issuance of one share of common stock no par value (now referred to as "Common Stock") for each outstanding share of its existing common stock (now referred to as "Class A

                  SPINNAKER INDUSTRIES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1996

6.  SHAREHOLDER'S EQUITY AND EARNINGS PER SHARE (CONTINUED)
Common Stock"). The newly issued Common Stock has 1/10th vote per share, compared to one vote per share for Class A Common Stock. Approximately 3,075,000 shares of each class of stock were outstanding after the split, for a total of approximately 6,150,000 shares. All presentations of shares outstanding and amounts per share have been restated to reflect the stock splits.

    Earnings per share is based on the weighted average number of common and common equivalent shares outstanding during each period, after giving effect to the stock splits. Fully diluted earnings per share did not differ significantly from primary earnings per share in any period presented.

    In April 1996, the Company issued approximately 187,000 shares of Class A Common Stock upon the exercise of Class A Warrants held by Richard J. Boyle and Ned N. Fleming, III, the Company's Chairman and Chief Executive Officer and President, respectively.

7.  CONTINGENCIES

    The Company has identified possible environmental issues related to portions of its land in Hamden, Connecticut. The appropriate regulatory agencies have been notified, but to date no action has been required by any regulatory agency.

8.  ACQUISITION OF BROWN-BRIDGE MINORITY INTEREST

    On October 23, 1996, concurrent with the issuance of the $115 million notes, the Registrant acquired the approximately 19.9% minority interest in its Brown-Bridge Industries subsidiary. The terms of the acquisition involved a cash payment of approximately $2.3 million and the issuance of approximately 9,606 shares of the Company's Common Stock. In addition, as part of the consideration for the shares of capital stock of Brown-Bridge, the minority shareholders received the right to a contingent payment, which is exercisable at any time during the period beginning October 1, 1998 and ending September 30, 2000. The value of the contingent payment is equal to the percentage of the capital stock of the former Brown-Bridge entity owned by such stockholder at the time of merger multiplied by 75% of the fair value of the capital stock of Brown-Bridge, as determined in accordance with certain economic assumptions, as of the date such right is exercised, less the consideration received at closing.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Spinnaker Industries, Inc.:

    We have audited the accompanying balance sheet of the Central Products Company (a wholly-owned subsidiary of Spinnaker Industries, Inc.) as of December 31, 1995 and the related statements of operations and shareholder's equity and cash flows for the three months ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of the Central Products Company as of December 31, 1995 and the results of its operations and its cash flows for the three months ended December 31, 1995 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Milwaukee, Wisconsin
February 26, 1996

                            CENTRAL PRODUCTS COMPANY

                                 BALANCE SHEET

                               DECEMBER 31, 1995

                             (DOLLARS IN THOUSANDS)

                                     ASSETS

CURRENT ASSETS:
  Cash.............................................................................  $   2,043
  Accounts receivable, net of allowance for doubtful accounts of $996..............     12,344
  Deferred income taxes (Note 7)...................................................        111
  Inventories (Note 3).............................................................     13,080
  Prepaid expenses and other assets................................................      1,881
                                                                                     ---------
    Total current assets...........................................................     29,459
PROPERTY, PLANT AND EQUIPMENT -- Net (Notes 4 and 5)...............................     37,129
OTHER ASSETS:
  Goodwill -- Net..................................................................     25,793
  Deferred financing costs -- Net..................................................      2,008
  Other............................................................................        103
                                                                                     ---------
    Total other assets.............................................................     27,904
                                                                                     ---------
TOTAL ASSETS (Note 5)..............................................................  $  94,492
                                                                                     ---------
                                                                                     ---------

                                    LIABILITIES AND EQUITY

CURRENT LIABILITIES:
  Revolving line of credit (Note 5)................................................  $  14,126
  Accounts payable.................................................................      4,829
  Accrued compensation and benefits................................................      1,589
  Other current liabilities........................................................      1,424
  Current portion of long-term debt (Note 5).......................................      1,750
  Accrued interest payable.........................................................         69
  Income taxes (Note 7)............................................................        320
                                                                                     ---------
    Total current liabilities......................................................     24,107
LONG-TERM DEBT, Less current portion (Note 5)......................................     38,875
DEFERRED INCOME TAXES (Note 7).....................................................      6,242
                                                                                     ---------
    Total liabilities..............................................................     69,224

COMMITMENTS AND CONTINGENCIES (Note 8)

SHAREHOLDER'S EQUITY (Note 5)
  Common stock -- 1,000 shares $1 par value authorized, issued and outstanding.....          1
  Additional paid-in capital.......................................................     24,999
  Retained earnings................................................................        268
                                                                                     ---------
    Total shareholder's equity.....................................................     25,268
                                                                                     ---------
TOTAL LIABILITIES & EQUITY.........................................................  $  94,492
                                                                                     ---------
                                                                                     ---------

                       See notes to financial statements.

                            CENTRAL PRODUCTS COMPANY

                STATEMENT OF OPERATIONS AND SHAREHOLDER'S EQUITY

                  FOR THE THREE MONTHS ENDED DECEMBER 31, 1995

                             (DOLLARS IN THOUSANDS)

NET SALES..........................................................................  $  30,581
COST OF GOODS SOLD.................................................................     26,187
                                                                                     ---------
GROSS PROFIT.......................................................................      4,394
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.......................................      2,591
                                                                                     ---------
OPERATING INCOME...................................................................      1,803
INTEREST EXPENSE...................................................................      1,326
                                                                                     ---------
INCOME BEFORE INCOME TAXES.........................................................        477
INCOME TAXES (Note 7)..............................................................        209
                                                                                     ---------
NET INCOME.........................................................................        268
SHAREHOLDER'S EQUITY, October 1, 1995..............................................     25,000
                                                                                     ---------
SHAREHOLDER'S EQUITY, December 31, 1995............................................  $  25,268
                                                                                     ---------
                                                                                     ---------

                       See notes to financial statements.

                            CENTRAL PRODUCTS COMPANY

                            STATEMENT OF CASH FLOWS

                  FOR THE THREE MONTHS ENDED DECEMBER 31, 1995

                             (DOLLARS IN THOUSANDS)

OPERATING ACTIVITIES:
  Net income.......................................................................  $     268
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation...................................................................        665
    Amortization...................................................................        350
    Provision for income taxes.....................................................        209
    Changes in current assets and liabilities:
      Accounts receivable..........................................................        203
      Inventories..................................................................      2,800
      Prepaid expenses and other assets............................................       (649)
      Accounts payable.............................................................        500
      Other current liabilities....................................................         62
                                                                                     ---------
        Cash provided by operating activities......................................      4,408
                                                                                     ---------
INVESTING ACTIVITIES -- Purchases of property, plant and equipment.................       (582)
                                                                                     ---------
FINANCING ACTIVITIES:
  Net cash borrowed (repaid) on revolving line of credit...........................     (1,858)
  Principal payments on term loan..................................................       (375)
                                                                                     ---------
        Cash used in financing activities..........................................     (2,233)
                                                                                     ---------
NET INCREASE IN CASH...............................................................      1,593
CASH, October 1, 1995..............................................................        450
                                                                                     ---------
CASH, December 31, 1995............................................................  $   2,043
                                                                                     ---------
                                                                                     ---------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest.......................................................................  $   1,257
    Income taxes...................................................................         --

                       See notes to financial statements.

                            CENTRAL PRODUCTS COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                  FOR THE THREE MONTHS ENDED DECEMBER 31, 1995

                             (DOLLARS IN THOUSANDS)

1.  DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION

    Effective September 30, 1995, Central Products Acquisition Corp., ("CPAC"), entered into a stock and asset purchase agreement (the "Agreement") with Unisource Worldwide, Inc. ("Unisource"), and Alco Standard Corporation, Unisource's parent ("Alco"). CPAC is a newly formed, wholly-owned subsidiary of Spinnaker Industries, Inc. ("Spinnaker"). Spinnaker is an 83% owned subsidiary of Lynch Manufacturing Corporation, which is a wholly-owned subsidiary of Lynch Corporation ("Parent"). Under the sales agreement, CPAC purchased from Unisource for $80,000,000 all the outstanding capital stock of Central Products Company ("CPC"), and all the assets and certain liabilities in Unisource's Central Products Division ("Division") (together the "Business Unit"). The Business Unit manufactures and sells water-activated and pressure-sensitive carton sealing tapes.

    In February 1996, CPC was merged into CPAC and CPAC changed its name to Central Products Company (the "Company").

    Spinnaker has accounted for the business combination as a purchase and "pushed-down" the purchase accounting to the Company.

    Purchase accounting requires that the Company's financial statements reflect the effects of the acquisition, and thus the Company's financial statements are based upon the estimated fair value of the assets acquired and liabilities assumed. These requirements resulted in, among other things, the write-up on the Company's financial statements of property, plant and equipment, inventory, and the recording of goodwill, and the subsequent amortization and depreciation based on such written-up values. The "push-down" method of accounting also requires that certain long-term debt that is a legal liability of the Company is included in the financial statements.

2.  ACCOUNTING POLICIES

    INVENTORIES -- Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method for substantially all inventories.

    PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets which range from 2 to 40 years.

    GOODWILL -- Goodwill is amortized on a straight-line basis over 25 years. Accumulated amortization was $279 as of December 31, 1995.

    DEFERRED FINANCING COSTS -- Deferred financing costs represent legal and other direct costs incurred in obtaining debt financing and are being amortized over the terms of the debt agreements. Accumulated amortization was $71 as of December 31, 1995.

    REVENUE RECOGNITION -- Revenues and costs of products are recognized as the related products are shipped.

    INCOME TAXES -- The accounts of the Company are included in the consolidated federal and certain state income tax returns filed by its Parent. Under the terms of an agreement for the allocation of tax liabilities among the Parent and its operating units, the Company provides amounts in lieu of income taxes for financial reporting purposes on a separate return basis. Amounts in lieu of income taxes currently payable or receivable are due to or from the Parent. The income tax provision differs from amounts currently payable or

                            CENTRAL PRODUCTS COMPANY

                  FOR THE THREE MONTHS ENDED DECEMBER 31, 1995

                             (DOLLARS IN THOUSANDS)

2.  ACCOUNTING POLICIES (CONTINUED)
receivable because certain items of income and expense are reported for income tax purposes in periods different from those in which they are reported in the financial statements. The tax effects of these temporary differences are recorded as deferred income taxes.

    USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    FAIR VALUE OF FINANCIAL INSTRUMENTS -- Cash, accounts receivable, short-term borrowings, accounts payable and accrued liabilities are carried at cost which approximates fair value due to the short-term maturity of these instruments. The fair value of the Company's long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for similar debt of the same maturities. The carrying value of the Company's long-term debt approximates its fair value at December 31, 1995.

3.  INVENTORIES

    Inventories at December 31, 1995 consist of the following:

Raw materials..............................................  $   5,329
Work-in-progress...........................................      1,477
Finished goods.............................................      6,274
                                                             ---------
                                                             $  13,080
                                                             ---------
                                                             ---------

    Inventory was stated at its estimated fair value as of October 1, 1995 in accordance the purchase accounting.

4.  PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment at December 31, 1995 consist of the following:

Land.......................................................  $     135
Buildings and improvements.................................      4,300
Machinery and equipment....................................     33,359
                                                             ---------
                                                                37,794
Less accumulated depreciation..............................       (665)
                                                             ---------
                                                             $  37,129
                                                             ---------
                                                             ---------

                            CENTRAL PRODUCTS COMPANY

                  FOR THE THREE MONTHS ENDED DECEMBER 31, 1995

                             (DOLLARS IN THOUSANDS)

5.  DEBT

    Debt at December 31, 1995 consists of (all interest rates are at December 31, 1995):

Revolving line of credit at interest rate 9.5%, expiring in
 2000......................................................  $  14,126

Term loan at interest rate 9.5%, principal payable in
 quarterly installments ranging from $375 in March, 1996 to
 $1,500 in September, 2000.................................     19,625

Term loan at interest rate 10%, principal payable in
 quarterly installments of $2,000 from December, 2000 to
 September 2002............................................     16,000

Subordinated promissory note due to Alco, interest free to
 September, 1996 and at interest rate 8% thereafter,
 principal payment of $1,000 due December, 1998 and $4,000
 due December, 1999 (unless senior debt is still
 outstanding, then $4,000 due December, 2000)..............      5,000
                                                             ---------

                                                                54,751

Less:

  Revolving line of credit.................................    (14,126)

  Current maturities of notes..............................     (1,750)
                                                             ---------

Long-term debt.............................................  $  38,875
                                                             ---------
                                                             ---------

    All capital stock and real and personal property of the Company is pledged as collateral for the revolving line of credit and term loans. The credit agreement for the revolving line of credit and term loans include various covenants including fixed charge and interest coverage ratios, minimum earnings before interest, taxes, depreciation and amortization, and restrictions on capital expenditures and incurrence of additional indebtedness.

    Interest expense for the three months ended December 31, 1995 was $1,326.

    Scheduled principal payments at December 31, 1995 are as follows:

YEAR ENDING DECEMBER 31,
-------------------------------------------------------------------------
1996.....................................................................  $   1,750
1997.....................................................................      3,000
1998.....................................................................      5,750
1999.....................................................................      9,625
2000.....................................................................      6,500
Thereafter...............................................................     14,000
                                                                           ---------
                                                                           $  40,625
                                                                           ---------
                                                                           ---------

6.  RETIREMENT

    Pursuant to the Agreement, the Company assumed sponsorship of a defined benefit pension plan for union employees per their collective bargaining agreement. The Company also agreed to establish a new

                            CENTRAL PRODUCTS COMPANY

                  FOR THE THREE MONTHS ENDED DECEMBER 31, 1995

                             (DOLLARS IN THOUSANDS)

6.  RETIREMENT (CONTINUED)
defined benefit plan for non-union employees hired by the Company. Alco retained the defined benefit pension obligation for non-union retirees as of September 30, 1995 and any non-union employees not hired by the Company.

    The Agreement requires Alco to transfer assets to Company plans equal to the present value of accrued benefits as of September 30, 1995, as defined in the Agreement, plus a defined rate of interest to the transfer date. Accordingly, the Company has not recorded the unfunded projected benefit obligation as a liability when recording the purchase accounting entries.

    The Company had not established a plan for the nonunion employees as of December 31, 1995. The Company intends to establish a plan early in 1996 with the same benefits provided by the Alco plan. Pursuant to the Agreement, the Company will grant credit to the employees for all service with Alco through September 30, 1995, plus the benefits they accrue under the new plan from October 1, 1995 through their retirement or termination. The net periodic pension cost and benefit obligation information as of and for the three months ended December 31, 1995 have been calculated assuming the new plan had been established on October 1, 1995.

    The net periodic pension cost for the three months ended December 31, 1995 is:

                                                                                       NONUNION
                                                                         UNION PLAN      PLAN        TOTAL
                                                                         -----------  -----------  ---------
Service cost...........................................................   $      35    $      93   $     128
Interest cost..........................................................          85           59         144
Actual return on assets................................................         (34)         (35)        (69)
Net amortization and deferral..........................................         (55)         (19)        (74)
                                                                              -----        -----   ---------
Net periodic pension cost..............................................   $      31    $      98   $     129
                                                                              -----        -----   ---------
                                                                              -----        -----   ---------

    The following table sets forth the funded status of the plans as of December 31, 1995:

                                                                       UNION     NONUNION
                                                                       PLAN        PLAN        TOTAL
                                                                     ---------  -----------  ---------
Accumulated benefit obligation:
  Vested...........................................................  $   3,974   $   1,835   $   5,809
  Nonvested........................................................        505         215         720
                                                                     ---------  -----------  ---------
    Total..........................................................      4,479       2,050       6,529
Additional benefits based on estimated future salary levels........         --       1,135       1,135
                                                                     ---------  -----------  ---------
Projected benefit obligation.......................................      4,479       3,185       7,664
Fair value of assets...............................................      4,498       2,705       7,203
                                                                     ---------  -----------  ---------
Unfunded projected benefit obligation..............................        (19)        480         461
Unrecognized net loss..............................................        (52)        (15)        (67)
                                                                     ---------  -----------  ---------
Unrecorded pension liability (asset)...............................  $     (71)  $     465   $     394
                                                                     ---------  -----------  ---------
                                                                     ---------  -----------  ---------

    The fair value of assets for the union plan is based on the actual plan assets as of December 31, 1995. The fair value of the plan assets for the nonunion plan as of December 31, 1995 is based on a calculation of assets to be transferred per the Agreement.

                            CENTRAL PRODUCTS COMPANY

                  FOR THE THREE MONTHS ENDED DECEMBER 31, 1995

                             (DOLLARS IN THOUSANDS)

6.  RETIREMENT (CONTINUED)
    The weighted average discount rate used in calculating the projected benefit obligation was 7.75%, the expected return on plan assets was 8% and the rate of compensation increase for the nonunion plan was 4%.

    The Company assumed sponsorship of a 401(k) plan for union employees. This plan does not require any contributions from the Company. The Company intends to establish a defined contribution plan for nonunion employees in 1996.

7.  INCOME TAXES

    Income tax expense (benefit) (calculated in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes") consists of the following:

Currently payable:
  Federal....................................................  $     268
  State......................................................         52
                                                               ---------
                                                                     320
                                                               ---------
Deferred:
  Federal....................................................        (79)
  State......................................................        (32)
                                                               ---------
                                                                    (111)
                                                               ---------
                                                               $     209
                                                               ---------
                                                               ---------

    A reconciliation of the statutory United States Federal income tax rate to the Company's effective income tax rate follows:

Statutory rate............................................       34.0%
Nondeductible goodwill amortization.......................        4.1
State income taxes, net of Federal benefit................        4.1
Other -- net..............................................        1.6
                                                                  ---
                                                                 43.8%
                                                                  ---
                                                                  ---

    Deferred income taxes relate primarily to temporary differences in the recording and tax deductibility of the, excess of book basis of property, plant and equipment over tax basis, allowance for doubtful accounts, compensation and other employee benefits, accruals, and excess tax over book depreciation.

    The totals of all deferred tax assets and liabilities at December 31, 1995 were as follows:

Total deferred tax assets................................  $     111
Total deferred tax liabilities...........................     (6,242)
                                                           ---------
Net deferred income tax liability........................  $  (6,131)
                                                           ---------
                                                           ---------

                            CENTRAL PRODUCTS COMPANY

                  FOR THE THREE MONTHS ENDED DECEMBER 31, 1995

                             (DOLLARS IN THOUSANDS)

8.  COMMITMENTS AND CONTINGENCIES

    Future minimum rental payments under long-term operating leases are as follows at December 31, 1995:

YEAR ENDED DECEMBER 31,
------------------------------------------------------------
1996........................................................  $     967
1997........................................................        974
1998........................................................        862
1999........................................................        595
2000........................................................        595
Thereafter..................................................      4,710
                                                              ---------
                                                              $   8,703
                                                              ---------
                                                              ---------

    Rental payments under operating leases were $385 for the three months ended December 31, 1995.

    In connection with and contemporaneously with the Agreement, the Company entered into an agreement to purchase a warehouse facility in Denver, Colorado for $1,750 from Unisource. This transaction is expected to close in April, 1996. At closing, the Company will pay $1,000 in cash and issue Unisource a promissory note in the amount of $750. There is no formal lease agreement between the Company and Unisource and the Company was not required to make any rent payments for the three months ended December 31, 1995.

    The Company is involved in various claims, including those related to environmental matters and litigation arising in the normal course of business. As provided in the purchase agreement, Alco has retained any liabilities incurred on or before September 30, 1995. In the opinion of management, the resolution of these claims will not have a material adverse effect on the financial statements of the Company.

                                  * * * * * *

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Spinnaker Industries, Inc.:

    We have audited the accompanying combined balance sheets of the Central Products Company, a Business Unit ('Business Unit') of Unisource Worldwide, Inc. (a wholly-owned subsidiary of Alco Standard Corporation) as of September 30, 1995 and 1994 and the related combined statements of operations and division equity and cash flows for each of the three years ended in the period September 30, 1995. These financial statements are the responsibility of the Business Unit's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    The accompanying combined financial statements have been prepared from the separate records maintained by the Business Unit and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Business Unit had been operated as an independent company. Portions of certain expenses represent allocations made by Unisource Worldwide, Inc. of items applicable to the company as a whole.

    In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of the Central Products Company, a Business Unit of Unisource Worldwide, Inc. as of September 30, 1995 and 1994 and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1995 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Milwaukee, Wisconsin
December 8, 1995

                           CENTRAL PRODUCTS COMPANY,
                  A BUSINESS UNIT OF UNISOURCE WORLDWIDE, INC.

                            COMBINED BALANCE SHEETS

                          SEPTEMBER 30, 1995 AND 1994

                                     ASSETS

                                                                                                1995       1994
                                                                                              ---------  ---------
                                                                                                  (DOLLARS IN
                                                                                                   THOUSANDS)
CURRENT ASSETS:
  Cash (overdraft)..........................................................................  $     450  $     (59)
  Accounts receivable, net of allowance for doubtful accounts of $1,160 in 1995 and $507 in
   1994.....................................................................................     11,265     14,014
  Receivables from related parties (Note 5).................................................        346      1,224
  Inventories (Note 3)......................................................................     13,876      9,863
  Prepaid expenses and other assets.........................................................      1,232      1,299
                                                                                              ---------  ---------
    Total current assets....................................................................     27,169     26,341
PROPERTY, PLANT AND EQUIPMENT -- net (Note 4)...............................................     21,659     24,702
OTHER ASSETS................................................................................        213        733
                                                                                              ---------  ---------
TOTAL ASSETS................................................................................  $  49,041  $  51,776
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                                       LIABILITIES AND BUSINESS UNIT EQUITY

CURRENT LIABILITIES:
  Accounts payable..........................................................................  $   5,829  $   5,000
  Accrued compensation and benefits.........................................................      1,075      1,500
  Other current liabilities.................................................................      1,239      1,071
  Current portion of long-term debt.........................................................         --         80
                                                                                              ---------  ---------
    Total current liabilities...............................................................      8,143      7,651
LONG-TERM DEBT, less current portion........................................................         --        405
                                                                                              ---------  ---------
TOTAL LIABILITIES...........................................................................      8,143      8,056

COMMITMENTS AND CONTINGENCIES (Note 7)

BUSINESS UNIT EQUITY (Notes 6 and 7)........................................................     40,898     43,720
                                                                                              ---------  ---------
TOTAL LIABILITIES & BUSINESS UNIT EQUITY....................................................  $  49,041  $  51,776
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                  See notes to combined financial statements.

                           CENTRAL PRODUCTS COMPANY,
                  A BUSINESS UNIT OF UNISOURCE WORLDWIDE, INC.

           COMBINED STATEMENTS OF OPERATIONS AND BUSINESS UNIT EQUITY

             FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993
                             (DOLLARS IN THOUSANDS)

                                                                                  1995        1994        1993
                                                                               ----------  ----------  ----------
NET SALES (Note 5)...........................................................  $  120,219  $  108,842  $  105,631
COST OF GOODS SOLD...........................................................     (99,129)    (90,239)    (86,376)
                                                                               ----------  ----------  ----------
GROSS PROFIT.................................................................      21,090      18,603      19,255
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.................................     (13,823)    (11,608)    (11,853)
ROYALTY AND MANAGEMENT FEES PAID TO PARENT (NOTE 5)..........................      (1,677)     (2,251)     (2,464)
                                                                               ----------  ----------  ----------
OPERATING INCOME.............................................................       5,590       4,744       4,938
OTHER INCOME (EXPENSE) -- Net................................................         (20)        (65)         26
                                                                               ----------  ----------  ----------
INCOME BEFORE INCOME TAXES...................................................       5,570       4,679       4,964
INCOME TAXES.................................................................      (2,204)     (1,825)     (1,902)
                                                                               ----------  ----------  ----------
NET INCOME...................................................................       3,366       2,854       3,062
BUSINESS UNIT EQUITY, Beginning of year......................................      43,720      44,941      47,106
NET CASH TRANSFERRED TO ALCO.................................................      (5,231)     (4,075)     (5,227)
NET ASSETS RETAINED BY ALCO..................................................        (957)         --          --
                                                                               ----------  ----------  ----------
BUSINESS UNIT EQUITY, End of year............................................  $   40,898  $   43,720  $   44,941
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

                  See notes to combined financial statements.

                           CENTRAL PRODUCTS COMPANY,
                  A BUSINESS UNIT OF UNISOURCE WORLDWIDE, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

             FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993
                             (DOLLARS IN THOUSANDS)

                                                                                      1995       1994       1993
                                                                                    ---------  ---------  ---------
OPERATING ACTIVITIES:
  Net income......................................................................  $   3,366  $   2,854  $   3,062
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation..................................................................      2,980      3,248      3,318
    Loss (gain) on sale of fixed assets...........................................         71        (24)        11
  Changes in current assets and liabilities:
    Accounts receivable...........................................................      2,749     (1,676)     1,036
    Inventories...................................................................     (4,173)     1,218      2,501
    Prepaid expenses and other assets.............................................         21         29        (20)
    Accounts payable..............................................................        829      1,082     (2,867)
    Accrued compensation and benefits.............................................        243         (7)      (405)
    Other current liabilities.....................................................        168        348       (180)
                                                                                    ---------  ---------  ---------
      Cash provided by operating activities.......................................      6,254      7,072      6,456
INVESTING ACTIVITIES:
  Purchases of property, plant and equipment......................................     (1,339)    (2,104)    (2,296)
  Proceeds from sale of property, plant and equipment.............................         27         35          8
  Net (increase) decrease in receivable from related parties......................        878       (897)       292
                                                                                    ---------  ---------  ---------
      Cash used in investing activities...........................................       (434)    (2,966)    (1,996)
FINANCING ACTIVITIES:
  Net cash transferred to Alco....................................................     (5,231)    (4,075)    (5,227)
  Principal payments on note payable..............................................        (80)      (115)        --
                                                                                    ---------  ---------  ---------
      Cash used in financing activities...........................................     (5,311)    (4,190)    (5,227)
NET INCREASE (DECREASE) IN CASH...................................................        509        (84)      (767)
CASH, Beginning of year...........................................................        (59)        25        792
                                                                                    ---------  ---------  ---------
CASH, End of year.................................................................  $     450  $     (59) $      25
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
NONCASH INVESTING AND FINANCING ACTIVITIES:
  Assets (liabilities) retained by Alco:
    Inventory.....................................................................  $     160
    Prepaid expenses..............................................................         36
    Property, plant and equipment, net............................................      1,304
    Patent........................................................................        530
    Note payable..................................................................       (405)
    Pension liability.............................................................       (668)
                                                                                    ---------
                                                                                    $     957
                                                                                    ---------
                                                                                    ---------
NOTE PAYABLE ISSUED FOR PATENT....................................................             $     600
                                                                                               ---------
                                                                                               ---------

                  See notes to combined financial statements.

                           CENTRAL PRODUCTS COMPANY,
                  A BUSINESS UNIT OF UNISOURCE WORLDWIDE, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

             FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993

                             (DOLLARS IN THOUSANDS)

1.  DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION

    Effective September 30, 1995, Central Products Acquisition Corp., ("CPAC"), entered into a stock and asset purchase agreement with Unisource Worldwide, Inc. ("Unisource"), and Alco Standard Corporation, Unisource's parent ("Alco"). CPAC is a newly formed, wholly-owned subsidiary of Spinnaker Industries, Inc. ("Spinnaker"). Under the sales agreement, CPAC purchased from Unisource all the outstanding capital stock of Central Products Company ("CPC"), and all the assets and certain liabilities in Unisource's Central Products Division ("Division") (together the "Business Unit"). The Business Unit manufactures and sells water-activated and pressure-sensitive carton sealing tapes.

    The accompanying combined financial statements reflect the financial position, results of operations and cash flows of the Business Unit prior to its acquisition by Spinnaker. The assets, liabilities and results of operations specifically related to the Business Unit have been included in the financial statements. Transactions between CPC and Division have been eliminated in the combined financial statements. Certain corporate, general and administrative expenses of Unisource have been allocated to the Business Unit. Such expenses are not necessarily indicative of, and it is not practicable for management to estimate the level of expenses which might have been incurred had the Business Unit been operated as an independent company.

2.  ACCOUNTING POLICIES

    INVENTORIES -- Substantially all inventories are stated at the lower of cost (last in, first out method) or market.

    PROPERTY, PLANT AND EQUIPMENT -- Property, plant an equipment is stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets which range from 2 to 40 years.

    INCOME TAXES -- For federal and state income tax purposes, taxable income of the Business Unit was included in the consolidated tax returns of Alco. Income taxes have been provided in the statement of operations on a separate return basis. Because the tax attributes associated with the Operations of the Business Unit were retained by Alco, the liability for current and deferred taxes has been recognized as a component of business unit equity in the balance sheet. The effective income tax rate differs from the federal statutory rate as a result of state income taxes.

3.  INVENTORIES

    Inventories at September 30, 1995 and 1994 consist of the following:

                                                                                1995       1994
                                                                              ---------  ---------
Raw materials...............................................................  $   4,512  $   4,097
Work-in-progress............................................................      2,685      2,550
Finished goods..............................................................      8,622      4,589
                                                                              ---------  ---------
                                                                                 15,819     11,236
Less LIFO reserve...........................................................     (1,943)    (1,373)
                                                                              ---------  ---------
                                                                              $  13,876  $   9,863
                                                                              ---------  ---------
                                                                              ---------  ---------

                           CENTRAL PRODUCTS COMPANY,
                  A BUSINESS UNIT OF UNISOURCE WORLDWIDE, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

             FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993

                             (DOLLARS IN THOUSANDS)

4.  PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment at September 30, 1995 and 1994 consists of the following:

                                                                                1995       1994
                                                                              ---------  ---------
Land........................................................................  $     182  $     182
Buildings and improvements..................................................      6,818      6,853
Machinery and equipment.....................................................     39,271     46,538
                                                                              ---------  ---------
                                                                                 46,271     53,573
Less accumulated depreciation...............................................     24,612     28,871
                                                                              ---------  ---------
                                                                              $  21,659  $  24,702
                                                                              ---------  ---------
                                                                              ---------  ---------

5.  RELATED PARTY TRANSACTIONS

    Management fees allocated by Alco to the Business Unit were $1,140, $1,764 and $1,764 for the years ended September 30, 1995, 1994 and 1993, respectively. Royalty expense allocated to the Business Unit by Alco was $537, $487 and $700 for the years ended September 30, 1995, 1994 and 1993, respectively. No allocation of interest income (expense) on the receivable from or payable to Alco has been recorded in the accompanying financial statements.

    Sales to other units of Alco were $10,878, $11,139 and $7,835 for the years ended September 30, 1995, 1994 and 1993, respectively. Purchases from other units of Alco were not significant in any of the three years.

6.  RETIREMENT

    Employees of the Business Unit participated in one of three defined benefit pension plans, depending on their location and employee status (hourly or salary), sponsored by Alco. Pension expense under these plans allocated to the Business Unit was $663, $593 and $402 for the years ended September 30, 1995, 1994 and 1993, respectively. The Business Unit also participated in two defined contribution plans which collectively covered substantially all employees of the Business Unit. Contributions to the plans were based on matching employee contributions. Plan expense allocated to the Business Unit was $471, $353 and $331 for the years ended September 30, 1995, 1994 and 1993, respectively.

    The liabilities for these obligations have been retained by Alco as of the acquisition date and accordingly, are not included in the balance sheet as of September 30, 1995.

7.  COMMITMENTS AND CONTINGENCIES

    Future minimum rental payments under long-term operating leases are as follows at September 30, 1995:

YEAR ENDED SEPTEMBER 30,
------------------------------------------------------------------------
1996....................................................................  $     967
1997....................................................................        967
1998....................................................................        784
1999....................................................................        595
2000....................................................................        595
Thereafter..............................................................      4,710
                                                                          ---------
                                                                          $   8,618
                                                                          ---------
                                                                          ---------

                           CENTRAL PRODUCTS COMPANY,
                  A BUSINESS UNIT OF UNISOURCE WORLDWIDE, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

             FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993

                             (DOLLARS IN THOUSANDS)

7.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Rental payments under operating leases were $1,703, $1,814 and $1,632 for the years ended September 30, 1995, 1994 and 1993, respectively.

    The Business Unit is involved in various claims, including those related to environmental matters and litigation arising in the normal course of business. As provided in the purchase agreement, the liabilities, if any, related to these obligations as of September 30, 1995 have been retained by Alco.

                                  * * * * * *

------------------------------------------------
                                ------------------------------------------------
------------------------------------------------
                                ------------------------------------------------

    NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                           --------------------------

                               TABLE OF CONTENTS


                                                     PAGE
                                                     -----
Prospectus Summary..............................           1
Risk Factors....................................          14
Recapitalization Plan...........................          20
Use of Proceeds of the New Notes................          21
The Exchange Offer..............................          22
Capitalization..................................          29
Unaudited Pro Forma Financial Data..............          30
Selected Historical Financial Data..............          38
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations.....................................          39
Industry........................................          44
Business........................................          46
Management......................................          53
Security Ownership of Management................          59
Principal Stockholders..........................          60
Description of the New Credit Facility..........          61
Description of the Notes........................          62
Old Notes Registration Rights...................          84
Certain United States Federal Income Tax
 Consequences...................................          86
Book-Entry; Delivery and Form...................          88
Plan of Distribution............................          89
Legal Matters...................................          90
Experts.........................................          90
Available Information...........................          91
Index to Consolidated Financial Statements......         F-1


                     --------------------------------------
                                   PROSPECTUS
                         -----------------------------

                                     [LOGO]

                           SPINNAKER INDUSTRIES, INC.


                             OFFER TO EXCHANGE ITS
                          10 3/4% SENIOR SECURED NOTES
                               DUE 2006, SERIES B
                           WHICH HAVE BEEN REGISTERED
                          UNDER THE SECURITIES ACT FOR
                         ANY AND ALL OF ITS OUTSTANDING
                          10 3/4% SENIOR SECURED NOTES
                               DUE 2006, SERIES A



                               FEBRUARY 10, 1997


------------------------------------------------
                                ------------------------------------------------
------------------------------------------------
                                ------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


    Section 145 of the General Corporation Law of the State of Delaware provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise and to purchase indemnity insurance on behalf of its directors and officers.


    The Company's Certificate of Incorporation, as amended, eliminates to the fullest extent permissible under the General Corporation Law of Delaware the liability of directors to the Company and the stockholders for monetary damages for breach of fiduciary duty as a director. This provision states that it does not eliminate liability of a director (a) for any breach of a director's duty of loyalty to the Company or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) in connection with payment of any illegal dividend or illegal stock repurchase; or (d) for any transaction from which the director derives an improper personal benefit.

    The Bylaws of the Company provide that indemnification of directors and officers shall be provided to the fullest extent permitted under Delaware law and the Company's Certificate of Incorporation. Lynch, the Company's controlling stockholder, has obtained an insurance policy insuring the directors and officers of the Company against certain liabilities, if any, that arise in connection with the performance of their duties on behalf of the Company and its subsidiaries.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (A) EXHIBITS

  3.1 Certificate of Incorporation of the Registrant, as amended (filed as Exhibit 3(i) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994).

  3.2  Bylaws of the Registrant (filed as Exhibit 3(ii) to the Registrant's
         Annual Report on Form 10-K for the fiscal year ended December 31, 1994).

  4.1  Purchase Agreement dated October 18, 1996, among the Registrant,
         Brown-Bridge Industries, Inc., Central Products Company, and Entoleter,
         Inc., and BT Securities Corporation (filed as Exhibit 4.1 to the
         Registrant's Current Report on Form 8-K dated November 7, 1996).

  4.2  Registration Rights Agreement dated October 18, 1996, among the
         Registrant, Brown-Bridge Industries, Inc., Central Products Company, and
         Entoleter, Inc., and BT Securities Corporation (filed as Exhibit 4.2 to the Registrant's Current Report on Form 8-K dated November 7, 1996).

  4.3  Indenture dated October 23, 1996, among the Registrant, Brown-Bridge
         Industries, Inc., Central Products Company, and Entoleter, Inc., and The
         Chase Manhattan Bank, as Trustee (filed as Exhibit 4.3 to the
         Registrant's Current Report on Form 8-K dated November 7, 1996).

  4.4  A Warrant, dated as of June 10, 1994, executed by Safety Railway Service
         Corporation (filed as Exhibit 7.4 to the Registrant's Current Report on
         Form 8-K dated June 13, 1994).

  5.1  Opinion of Crouch & Hallett, L.L.P. regarding the legality of the New
         Notes.

  8.1  Opinion of Crouch & Hallett, L.L.P. regarding certain tax matters.

 10.1  Commercial Loan Open End Mortgage Deed and Security Agreement and
         Commercial Mortgage Note dated July 1, 1988 in the amount of $1,100,000 to Centerbank (formerly Connecticut Savings Bank)(filed as Exhibit 10.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended
         December 31, 1994).

 10.2  Loan Agreement dated as of September 16, 1994, between Transamerica
         Business Credit Corporation and Brown-Bridge Industries, Inc. (filed as
         Exhibit 10.(A) to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1994).

 10.3  Management Agreement, dated June 10, 1994, by and among Boyle, Fleming
         George & Co., Inc. and Safety Railway Service Corporation (filed as
         Exhibit 7.1 to the Registrant's Current Report on Form 8-K dated June
         13, 1994).

 10.4  Voting Agreement, dated as of June 10, 1994, by and among Safety Railway
         Service Corporation, Lynch Manufacturing Corporation, and Boyle,
         Fleming, George & Co., Inc. (filed as Exhibit 7.2 to the Registrant's
         Current Report on Form 8-K dated June 13, 1994).

 10.5  Warrant Purchase Agreement, dated as of June 10, 1994, by and among Boyle,
         Fleming, George & Co., Inc. and Safety Railway Service Corporation
         (filed as Exhibit 7.3 to the Registrant's Current Report on Form 8-K dated June 13, 1994).

 10.6  Assets Purchase Agreement, dated June 15, 1994, between Brown-Bridge
         Acquisition Corporation and Kimberly-Clark Corporation as amended (filed as Exhibit 10(B) to the Registrant's Quarterly Report on Form 10-Q/A(1) for the fiscal quarter ended June 30, 1994).

 10.7  Amendment No. 1, dated August 31, 1994, Amendment No. 2, dated September
         13, 1994, and Amendment No. 3, dated September 16, 1994, to the Assets
         Purchase Agreement (filed as Exhibits 7.1, 7.2 and 7.3, respectively, to the Registrant's Current Report on Form 8-K dated September 19, 1994).

 10.8  Subordinated Promissory Notes, dated September 16, 1994, of Safety Railway
         Service Corporation (filed as Exhibit 10.8 to the Registrant's Annual
         Report on Form 10-K for the fiscal year ended December 31, 1994).

 10.9  Shareholders' and Voting Agreement, dated September 16, 1994, among Safety
         Railway Service Corporation, Brown-Bridge Industries, Inc. and the other stockholders of Brown-Bridge (filed as Exhibit 10.9 to the Registrant's
         Annual Report on Form 10-K for the fiscal year ended December 31, 1994).

 10.10 Agreement for the Allocation of Income Tax Liability between Lynch
         Corporation and its Consolidated Subsidiaries, dated December 18, 1988, between Lynch Corporation and Safety Railway Service Corporation (filed as Exhibit 10.10 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994).

 10.11 Management Agreement, dated June 10, 1994, between Lynch Corporation and
         Safety Railway Service Corporation (filed as Exhibit 10.11 to the
         Registrant's Annual Report on Form 10-K for the fiscal year ended
         December 31, 1994).

 10.12 Put Option Agreement, dated September 61, 1994, by and among Brown-Bridge
         Industries, Inc., Safety Railway Service Corporation, and Management
         Group Shareholders (filed as Exhibit 10.1 to the Registrant's Quarterly
         Report on Form 10-Q for the fiscal quarter ended March 31, 1995).

 10.13 Put Option Agreement, dated September 16, 1994, by and among Brown-Bridge
         Industries, Inc., Safety Railway Service Corporation, and Investor Group
         Shareholders (filed as Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1995).

 10.14 Stock and Asset Purchase Agreement, dated as of September 27, 1995, by and among Central Products Acquisition Corp., Unisource Worldwide, Inc. and
         Alco Standard Corporation (filed as Exhibit 7.1 to the Registrant's
         Current Report on Form 8-K dated October 18, 1995).

 10.15 Credit Agreement, dated as of September 29, 1995, by and among Central
         Products Acquisition Corp., as Borrower, Spinnaker Industries, Inc., as
         Pledgor, and Heller Financial, Inc., as Agent and a Lender (filed as
         Exhibit 7.2 to the Registrant's Current Report on Form 8-K dated October
         18, 1995).

 10.16 Term Note A, dated October 4, 1995, from Central Products Acquisition
         Corp. payable to the order of Heller Financial, Inc. in the original principal amount of $20 million (filed as Exhibit 7.3 to the Registrant's Current Report on Form 8-K dated October 18, 1995).

 10.17 Term Note B, dated October 4, 1995, from Central Products Acquisition
         Corp. payable to the order of Heller Financial, Inc. in the original principal amount of $16 million (filed as Exhibit 7.4 to the Registrant's Current Report on Form 8-K dated October 18, 1995).

 10.18 Revolving Note, dated September 29, 1995, from Central Products
         Acquisition Corp. payable to the order of Heller Financial, Inc. in the maximum principal amount of $24 million (filed as Exhibit 7.5 to the Registrant's Current Report on Form 8-K dated October 18, 1995).

 10.19 Subordinated Promissory Note, dated September 29, 1995, from Spinnaker
         Industries, Inc. payable to Alco Standard Corporation in the original principal amount of $25 million (filed as Exhibit 7.6 to the Registrant's Current Report on Form 8-K dated October 18, 1995).

 10.20 Subordinated Promissory Note, dated September 29, 1995, from Central
         Products Acquisition Corp. payable to Alco Standard Corporation in the original principal amount of $5 million (filed as Exhibit 7.7 to the Registrant's Current Report on Form 8-K dated October 18, 1995).

 10.21 Agreement, dated October 3, 1995, between Spinnaker Industries, Inc. and
         Lynch Corporation (filed as Exhibit 7.8 to the Registrant's Current
         Report on Form 8-K dated October 18, 1995).

 10.22 Credit Agreement among Central Products Company, Brown-Bridge Industries,
         Inc. and Entoleter, Inc. as Borrowers, the Registrant, as Guarantor, each of the financial institutions listed on Schedule 1 thereto, BT
         Commercial Corporation, as Agent, Transamerica Business Credit
         Corporation, as Collateral Agent, and Bankers Trust Company, as Issuing
         Bank (filed as Exhibit 99.1 to the Registrant's Current Report on Form
         8-K dated November 7, 1996).

 10.23 Agreement and Plan of Merger (Brown-Bridge Minority Interest), by and among the Registrant, BB Merger Corp., Brown-Bridge Industries, Inc., and the stockholders of Brown-Bridge Industries, Inc. listed on Exhibit
         A thereto (filed as Exhibit 99.2 to the Registrant's Current Report on
         Form 8-K dated November 7, 1996).

 11.1* Computation of Per Share Earnings.

 21.1* Subsidiaries of the Registrant.

 23.1  Consent of Ernst & Young LLP.

 23.2  Consent of Deloitte & Touche LLP.

 23.3  Consent of Crouch & Hallett, L.L.P. (included in Exhibit 5.1).

 24.1* Power of Attorney.

 25.1  Statement of Eligibility and Qualification on Form T-1 under the Trust
         Indenture Act of 1939 of The Chase Manhattan Bank, as Trustee of the
         Indenture relating to the 10 3/4% Senior Secured Notes due 2006, Series
         B.

 99.1  Form of Letter of Transmittal.

 99.2  Form of Notice of Guaranteed Delivery.

 99.3  Form of Letter to Brokers.

 99.4  Form of Letter to Clients.

 99.5 Instruction to Registered Holder and/or Book-Entry Transfer Participant from Beneficial Owner.

 99.6 Guidelines for Certification of Taxpayer Identification Number on substitute Form W-9.


------------------------


* Previously Filed

    (B) FINANCIAL STATEMENT SCHEDULES

Schedule I   -- Condensed Financial Information of Registrant
Schedule II  -- Valuation and Qualifying Accounts

    All other schedules are omitted as the required information is inapplicable or the information is presented in the financial statements, related notes or other schedules.

ITEM 22. UNDERTAKINGS.

    (a) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (d) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 in this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas and State of Texas on the 7th day of February, 1997.



                                SPINNAKER INDUSTRIES, INC.

                                By:           /s/ NED N. FLEMING, III
                                     -----------------------------------------
                                           Ned N. Fleming, III, PRESIDENT




    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on the 7th day of February, 1997.



                         NAME                                                  TITLE
------------------------------------------------------  ---------------------------------------------------

                                     *
     -------------------------------------------        Chairman of the Board and Chief Executive Officer
                   Richard J. Boyle                       (Principal Executive Officer)

                    /s/ NED N. FLEMING, III
     -------------------------------------------                      President and Director
                 Ned N. Fleming, III

                                     *
     -------------------------------------------        Controller and Assistant Secretary (Principal
                    James W. Toman                        Financial and Accounting Officer)

                                     *
     -------------------------------------------                             Director
                  Philip Wm. Colburn

     -------------------------------------------                             Director
                   Robert E. Dolan

     -------------------------------------------                             Director
                  Frank E. Grzelecki

     -------------------------------------------                             Director
                   Joseph P. Rhein

                         NAME                                                  TITLE
------------------------------------------------------  ---------------------------------------------------

                                     *
     -------------------------------------------                             Director
                Anthonie C. van Ekris

         *By:         /s/ NED N. FLEMING, III
                --------------------------------------
                 Ned N. Fleming, III
                   ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas and State of Texas on the 7th day of February, 1997.



                                BROWN-BRIDGE INDUSTRIES, INC.

                                By:           /s/ NED N. FLEMING, III
                                     -----------------------------------------
                                                Ned N. Fleming, III
                                                   VICE PRESIDENT




    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on the 7th day of February, 1997.



                         NAME                                                  TITLE
------------------------------------------------------  ---------------------------------------------------

                                     *                  Chairman of the Board,
     -------------------------------------------          Chief Executive Officer and President
                   K.C. Caldabaugh                        (Principal Executive Officer)

                                     *                  Executive Vice President and Chief Financial
     -------------------------------------------          Officer (Principal Financial and Accounting
                    Richard T. Ray                        Officer)

                                     *
     -------------------------------------------        Vice President and Director
                 Ned N. Fleming, III

                                     *
     -------------------------------------------        Director
                   Richard J. Boyle

         *By:         /s/ NED N. FLEMING, III
                --------------------------------------
                 Ned N. Fleming, III
                   ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas and State of Texas on the 7th day of February, 1997.



                                CENTRAL PRODUCTS COMPANY

                                By:           /s/ NED N. FLEMING, III
                                     -----------------------------------------
                                                Ned N. Fleming, III
                                              CHIEF OPERATING OFFICER




    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on the 7th day of February, 1997.



                         NAME                                                  TITLE
------------------------------------------------------  ---------------------------------------------------

                                     *
     -------------------------------------------        Chairman of the Board
                   Richard J. Boyle

                                     *
     -------------------------------------------        Chief Operating Officer and Director
                 Ned N. Fleming, III

                                     *
     -------------------------------------------        President (Principal Executive Officer)
                    John R. Powers

                                     *
     -------------------------------------------        Vice President, Secretary and Treasurer (Principal
                   Alan G. Johnson                        Financial and Accounting Officer)

         *By:         /s/ NED N. FLEMING, III
               ---------------------------------------
                 Ned N. Fleming, III
                   ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas and State of Texas on the 7th day of February, 1997.



                                ENTOLETER, INC.

                                By:             /s/ MARK R. MATTESON
                                     -----------------------------------------
                                          Mark R. Matteson, VICE PRESIDENT




    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on the 7th day of February, 1997.



                         NAME                                                  TITLE
------------------------------------------------------  ---------------------------------------------------

                                     *
     -------------------------------------------        President (Principal Executive Officer and
                  Robert P. Wentzel                       Director)

                                     *
     -------------------------------------------        Vice President and Director
                   Mark R. Matteson

                                     *
     -------------------------------------------        Director
                 Ned N. Fleming, III

                                     *
     -------------------------------------------        Controller and Secretary (Principal Financial and
                    Robert Hladick                        Accounting Officer)

         *By:         /s/ NED N. FLEMING, III
                --------------------------------------
                 Ned N. Fleming, III
                   ATTORNEY-IN-FACT

          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                           SPINNAKER INDUSTRIES, INC.
                                (PARENT COMPANY)
                            CONDENSED BALANCE SHEETS

                                                           DECEMBER 31,
                                                    --------------------------
                                                        1995          1994
                                                    ------------  ------------
                                                          (IN THOUSANDS)
                                    ASSETS

CURRENT ASSETS
  Cash and Cash Equivalents.......................  $        722  $          3
  Accounts Receivable.............................            11            --
  Short Term Investments..........................            --             4
  Note Receivable from Related Party..............           920            --
  Other Current Assets............................           309           310
                                                    ------------        ------
    Total Current Assets..........................         1,962           317
OFFICE EQUIPMENT (Net of Depreciation)............            62             3
LAND HELD FOR INVESTMENT..........................           249           249
OTHER ASSETS (Principally Investments in and
  Advances to Subsidiaries........................        33,927         7,312
                                                    ------------        ------
    TOTAL ASSETS..................................  $     36,200  $      7,881
                                                    ------------        ------
                                                    ------------        ------

                     LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES...............................  $      2,555  $         28
NOTES PAYABLE, CURRENT............................        25,000            --
NOTES PAYABLE TO RELATED PARTIES..................         1,583         1,352
TOTAL SHAREHOLDERS' EQUITY........................         7,062         6,501
                                                    ------------        ------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY....  $     36,200  $      7,881
                                                    ------------        ------
                                                    ------------        ------

          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                           SPINNAKER INDUSTRIES, INC.
                                (PARENT COMPANY)
                       CONDENSED STATEMENTS OF OPERATIONS

                                                                                  YEAR ENDED DECEMBER 31,
                                                                              -------------------------------
                                                                                1995       1994       1993
                                                                              ---------  ---------  ---------
                                                                                      (IN THOUSANDS)
Interest, Dividends & Gain on Sales of Marketable Securities................  $      47  $      90  $     120
Net Interest, Dividend & Other Income from Subsidiaries.....................        101        227        190
                                                                              ---------  ---------  ---------
    TOTAL INCOME............................................................        148        317        310
Cost and Expenses:
  Guarantee fee to parent...................................................        375
  Unallocated Corporate Administrative Expense..............................      1,100        673        202
  Interest Expense..........................................................        810         64         --
                                                                              ---------  ---------  ---------
    TOTAL COST AND EXPENSES.................................................      2,285        737        202
                                                                              ---------  ---------  ---------
INCOME (LOSS) BEFORE INCOME TAXES, AND EQUITY IN NET INCOME OF
 SUBSIDIARIES...............................................................     (2,137)      (420)       108
Income Tax Benefit..........................................................      1,083        291         --
Equity in net income of subsidiaries........................................      1,615         39         11
                                                                              ---------  ---------  ---------
NET (LOSS) INCOME...........................................................  $     561  $     (90) $     119
                                                                              ---------  ---------  ---------
                                                                              ---------  ---------  ---------

          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                           SPINNAKER INDUSTRIES, INC.
                                (PARENT COMPANY)
                       CONDENSED STATEMENTS OF CASH FLOWS

                                                             YEAR ENDED DECEMBER 31
                                                    ----------------------------------------
                                                        1995          1994          1993
                                                    ------------  ------------  ------------
                                                                 (IN THOUSANDS)
Cash provided from (used in) operating
  activities......................................  $        778  $      2,134  $        (98)
                                                    ------------  ------------  ------------
INVESTING ACTIVITIES:
  Investment in Central Products Company..........       (25,000)           --            --
  Investment in Brown-Bridge Industries, Inc......            --        (5,287)           --
  Purchases of Office Equipment                              (59)           --            --
  Purchases of marketable securities-net..........            --            --        (1,020)
                                                    ------------  ------------  ------------
NET CASH USED IN INVESTING ACTIVITIES.............       (25,059)       (5,287)       (1,020)
                                                    ------------  ------------  ------------
FINANCING ACTIVITIES:
  Proceeds from notes payable to related
   parties........................................            --         1,352            --
  Proceeds from notes payable.....................        25,000            --            --
                                                    ------------  ------------  ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES.........        25,000         1,352            --
                                                    ------------  ------------  ------------
TOTAL INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.....................................           719        (1,801)       (1,118)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR....             3         1,804         2,922
                                                    ------------  ------------  ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR..........  $        722  $          3  $      1,804
                                                    ------------  ------------  ------------
                                                    ------------  ------------  ------------

          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                           SPINNAKER INDUSTRIES, INC.
                                (PARENT COMPANY)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE A -- BASIS OF PRESENTATION

    In the parent company-only financial statements, the Company's investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since the date of acquisition. The Company's share of net income of its unconsolidated subsidiaries is included in consolidated income using the equity method. The parent company-only financial statements should be read in conjunction with the Company's consolidated financial statements.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                  SPINNAKER INDUSTRIES, INC. AND SUBSIDIARIES
                                (PARENT COMPANY)
                               DECEMBER 31, 1995

                                                                                              YEAR ENDED DECEMBER 31
                                                                                          -------------------------------
                                                                                            1995       1994       1993
                                                                                          ---------  ---------  ---------
                                                                                                  (IN THOUSANDS)
Allowance for doubtful accounts/cash discounts:
  Balance at beginning of period........................................................  $     378  $      61  $      60
  Additions charged to expense..........................................................        627        385         23
  Additions due to acquisitions (a).....................................................      1,187        197         --
  Deductions, net of recoveries (b).....................................................       (958)      (265)       (22)
                                                                                          ---------  ---------        ---
  Balance at end of period..............................................................  $   1,234  $     378  $      61
                                                                                          ---------  ---------        ---
                                                                                          ---------  ---------        ---

------------------------

(a) Includes Brown-Bridge beginning balance (9-19-94) of $197,000 and the Central Products beginning balance (10-1-95) of $1,160,000. Also includes a $27,000 purchase price adjustment relating to Brown Bridge in 1995.

(b)
    Accounts written-off

                               INDEX TO EXHIBITS


EXHIBIT
 NO.                                  DESCRIPTION
------ --------------------------------------------------------------------------
  3.1  Certificate of Incorporation of the Registrant, as amended (filed as
         Exhibit 3(i) to the Registrant's Annual Report on Form 10-K for the
         fiscal year ended December 31, 1994).

  3.2  Bylaws of the Registrant (filed as Exhibit 3(ii) to the Registrant's
         Annual Report on Form 10-K for the fiscal year ended December 31, 1994).

  4.1  Purchase Agreement dated October 18, 1996, among the Registrant,
         Brown-Bridge Industries, Inc., Central Products Company, and Entoleter,
         Inc., and BT Securities Corporation (filed as Exhibit 4.1 to the
         Registrant's Current Report on Form 8-K dated November 7, 1996).

  4.2  Registration Rights Agreement dated October 18, 1996, among the
         Registrant, Brown-Bridge Industries, Inc., Central Products Company, and
         Entoleter, Inc., and BT Securities Corporation (filed as Exhibit 4.2 to the Registrant's Current Report on Form 8-K dated November 7, 1996).

  4.3  Indenture dated October 23, 1996, among the Registrant, Brown-Bridge
         Industries, Inc., Central Products Company, and Entoleter, Inc., and The
         Chase Manhattan Bank, as Trustee (filed as Exhibit 4.3 to the
         Registrant's Current Report on Form 8-K dated November 7, 1996).

  4.4  A Warrant, dated as of June 10, 1994, executed by Safety Railway Service
         Corporation (filed as Exhibit 7.4 to the Registrant's Current Report on
         Form 8-K dated June 13, 1994).

  5.1  Opinion of Crouch & Hallett, L.L.P. regarding the legality of the New
         Notes.

  8.1  Opinion of Crouch & Hallett, L.L.P. regarding certain tax matters.

 10.1  Commercial Loan Open End Mortgage Deed and Security Agreement and
         Commercial Mortgage Note dated July 1, 1988 in the amount of $1,100,000 to Centerbank (formerly Connecticut Savings Bank)(filed as Exhibit 10.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended
         December 31, 1994).

 10.2  Loan Agreement dated as of September 16, 1994, between Transamerica
         Business Credit Corporation and Brown-Bridge Industries, Inc. (filed as
         Exhibit 10.(A) to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1994).

 10.3  Management Agreement, dated June 10, 1994, by and among Boyle, Fleming
         George & Co., Inc. and Safety Railway Service Corporation (filed as
         Exhibit 7.1 to the Registrant's Current Report on Form 8-K dated June
         13, 1994).

 10.4  Voting Agreement, dated as of June 10, 1994, by and among Safety Railway
         Service Corporation, Lynch Manufacturing Corporation, and Boyle,
         Fleming, George & Co., Inc. (filed as Exhibit 7.2 to the Registrant's
         Current Report on Form 8-K dated June 13, 1994).

 10.5  Warrant Purchase Agreement, dated as of June 10, 1994, by and among Boyle,
         Fleming, George & Co., Inc. and Safety Railway Service Corporation
         (filed as Exhibit 7.3 to the Registrant's Current Report on Form 8-K dated June 13, 1994).

 10.6  Assets Purchase Agreement, dated June 15, 1994, between Brown-Bridge
         Acquisition Corporation and Kimberly-Clark Corporation as amended (filed as Exhibit 10(B) to the Registrant's Quarterly Report on Form 10-Q/A(1) for the fiscal quarter ended June 30, 1994).

EXHIBIT
 NO.                                  DESCRIPTION
------ --------------------------------------------------------------------------
 10.7  Amendment No. 1, dated August 31, 1994, Amendment No. 2, dated September
         13, 1994, and Amendment No. 3, dated September 16, 1994, to the Assets
         Purchase Agreement (filed as Exhibits 7.1, 7.2 and 7.3, respectively, to the Registrant's Current Report on Form 8-K dated September 19, 1994).

 10.8  Subordinated Promissory Notes, dated September 16, 1994, of Safety Railway
         Service Corporation (filed as Exhibit 10.8 to the Registrant's Annual
         Report on Form 10-K for the fiscal year ended December 31, 1994).

 10.9  Shareholders' and Voting Agreement, dated September 16, 1994, among Safety
         Railway Service Corporation, Brown-Bridge Industries, Inc. and the other stockholders of Brown-Bridge (filed as Exhibit 10.9 to the Registrant's
         Annual Report on Form 10-K for the fiscal year ended December 31, 1994).

 10.10 Agreement for the Allocation of Income Tax Liability between Lynch
         Corporation and its Consolidated Subsidiaries, dated December 18, 1988, between Lynch Corporation and Safety Railway Service Corporation (filed as Exhibit 10.10 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994).

 10.11 Management Agreement, dated June 10, 1994, between Lynch Corporation and
         Safety Railway Service Corporation (filed as Exhibit 10.11 to the
         Registrant's Annual Report on Form 10-K for the fiscal year ended
         December 31, 1994).

 10.12 Put Option Agreement, dated September 61, 1994, by and among Brown-Bridge
         Industries, Inc., Safety Railway Service Corporation, and Management
         Group Shareholders (filed as Exhibit 10.1 to the Registrant's Quarterly
         Report on Form 10-Q for the fiscal quarter ended March 31, 1995).

 10.13 Put Option Agreement, dated September 16, 1994, by and among Brown-Bridge
         Industries, Inc., Safety Railway Service Corporation, and Investor Group
         Shareholders (filed as Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1995).

 10.14 Stock and Asset Purchase Agreement, dated as of September 27, 1995, by and among Central Products Acquisition Corp., Unisource Worldwide, Inc. and
         Alco Standard Corporation (filed as Exhibit 7.1 to the Registrant's
         Current Report on Form 8-K dated October 18, 1995).

 10.15 Credit Agreement, dated as of September 29, 1995, by and among Central
         Products Acquisition Corp., as Borrower, Spinnaker Industries, Inc., as
         Pledgor, and Heller Financial, Inc., as Agent and a Lender (filed as
         Exhibit 7.2 to the Registrant's Current Report on Form 8-K dated October
         18, 1995).

 10.16 Term Note A, dated October 4, 1995, from Central Products Acquisition
         Corp. payable to the order of Heller Financial, Inc. in the original principal amount of $20 million (filed as Exhibit 7.3 to the Registrant's Current Report on Form 8-K dated October 18, 1995).

 10.17 Term Note B, dated October 4, 1995, from Central Products Acquisition
         Corp. payable to the order of Heller Financial, Inc. in the original principal amount of $16 million (filed as Exhibit 7.4 to the Registrant's Current Report on Form 8-K dated October 18, 1995).

 10.18 Revolving Note, dated September 29, 1995, from Central Products
         Acquisition Corp. payable to the order of Heller Financial, Inc. in the maximum principal amount of $24 million (filed as Exhibit 7.5 to the Registrant's Current Report on Form 8-K dated October 18, 1995).

EXHIBIT
 NO.                                  DESCRIPTION
------ --------------------------------------------------------------------------
 10.19 Subordinated Promissory Note, dated September 29, 1995, from Spinnaker
         Industries, Inc. payable to Alco Standard Corporation in the original principal amount of $25 million (filed as Exhibit 7.6 to the
         Registrant's Current Report on Form 8-K dated October 18, 1995).

 10.20 Subordinated Promissory Note, dated September 29, 1995, from Central
         Products Acquisition Corp. payable to Alco Standard Corporation in the original principal amount of $5 million (filed as Exhibit 7.7 to the Registrant's Current Report on Form 8-K dated October 18, 1995).

 10.21 Agreement, dated October 3, 1995, between Spinnaker Industries, Inc. and
         Lynch Corporation (filed as Exhibit 7.8 to the Registrant's Current
         Report on Form 8-K dated October 18, 1995).

 10.22 Credit Agreement among Central Products Company, Brown-Bridge Industries,
         Inc. and Entoleter, Inc. as Borrowers, the Registrant, as Guarantor, each of the financial institutions listed on Schedule 1 thereto, BT
         Commercial Corporation, as Agent, Transamerica Business Credit
         Corporation, as Collateral Agent, and Bankers Trust Company, as Issuing
         Bank (filed as Exhibit 99.1 to the Registrant's Current Report on Form
         8-K dated November 7, 1996).

 10.23 Agreement and Plan of Merger (Brown-Bridge Minority Interest), by and among the Registrant, BB Merger Corp., Brown-Bridge Industries, Inc., and the stockholders of Brown-Bridge Industries, Inc. listed on Exhibit
         A thereto (filed as Exhibit 99.2 to the Registrant's Current Report on
         Form 8-K dated November 7, 1996).

 11.1* Computation of Per Share Earnings.

 21.1* Subsidiaries of the Registrant.

 23.1  Consent of Ernst & Young LLP.

 23.2  Consent of Deloitte & Touche LLP.

 23.3  Consent of Crouch & Hallett, L.L.P. (included in Exhibit 5.1).

 24.1* Power of Attorney

 25.1  Statement of Eligibility and Qualification on Form T-1 under the Trust
         Indenture Act of 1939 of The Chase Manhattan Bank, as Trustee of the
         Indenture relating to the 10 3/4% Senior Secured Notes due 2006, Series
         B.

 99.1  Form of Letter of Transmittal.

 99.2  Form of Notice of Guaranteed Delivery.

 99.3  Form of Letter to Brokers.

 99.4  Form of Letter to Clients.

 99.5 Instruction to Registered Holder and/or Book-Entry Transfer Participant from Beneficial Owner.

 99.6 Guidelines for Certification of Taxpayer Identification Number on substitute Form W-9.


------------------------


* Previously Filed